Exhibit (c)(ii)

Report on State Finances

2010-11

New South Wales

About this Report

The 2010-11 New South Wales Report on State Finances includes:

•	the audited Consolidated Financial Statements of the General Government and Total State Sectors and

•

the Outcomes Report on Government Finances for the general government, public non-financial corporation, public financial corporation and the non-financial public sectors, prepared in accordance with the Uniform Presentation Framework adopted by all Australian governments.

The Consolidated Financial Statements of the General Government and Total State Sectors show the financial position and the result of operations of the State in comparison to the previous year. It also includes a full set of note disclosures required by Australian Accounting Standards. Included in this report are budget estimates and variance information.

The Outcomes Report allows readers to compare the financial results for New South Wales with other States.

These reports and associated commentary provide a comprehensive review of the State’s financial position and achievements against the fiscal principles outlined in the Fiscal Responsibility Act 2005.

On 8 October 2010 the Public Accounts Committee of Parliament published recommendations to improve the quality and timeliness of financial reporting. The Government is implementing a series of reforms to achieve this important outcome.

Table of Contents

Page

Highlights	1 - 1

Review of Financial Performance	2 - 1

Budget Result	2 - 1

Total State Sector Statement of Comprehensive Income	2 - 3

Total State Sector Statement of Financial Position	2 - 6

Fiscal Targets and Principles	2 - 10

Scope of Reporting	3 - 1

Developments in Financial Reporting	4 - 1

Total State Sector Accounts: Audited Consolidated Financial Statements of the NSW General Government and Total State Sectors	5 - 1

Statement of Compliance	5 - 3

Independent Auditor’s Report Total State Sector Accounts	5 - 4

Statements of Comprehensive Income	5 - 6

Statements of Changes in Equity	5 - 8

Statements of Financial Position	5 - 9

Statements of Cash Flows	5 - 10

Notes to the Financial Statements – Table of Contents	5 - 11

Uniform Presentation Framework: Outcomes Report	6 - 1

Statements of Financial Position	6 - 4

Sector Reports

General Government Sector	6 - 6

Public Non-Financial Corporations Sector	6 - 20

Non-Financial Public Sector	6 - 26

Public Financial Corporations Sector	6 - 32

Loan Council Allocation	6 - 37

Highlights

General Government Sector

•

A Budget surplus for 2010-11 of $1,340 million or $567 million better than the original Budget estimate and a $76 million improvement on the estimate contained in the 2011-12 Budget. A surplus of $240 million after removing Australian Government economic stimulus. On a cash basis the 2010-11 result was a deficit of $1,035 million.

•	Total expenses were $55,804 million or $1,092 million lower than the original Budget estimate. This reflected:

•	a budgeted payment of $350 million for South West Rail Link works being brought forward and paid in 2009-10

•

a reduction in outstanding workers compensation and public liability claims following a revision to actuarial assumptions of $192 million, as well as changes in accounting policies for land transfers reducing expenses by $89 million and

•	underspending on a range of government programs.

•	Total revenues were $57,144 million or $525 million lower than the original budget estimate. This reflected:

•	lower Commonwealth grants of $1,125 million

•	higher taxation revenues of $201 million and

•	higher dividends and tax equivalent payments of $277 million.

•

General Government Sector net debt fell to $7,952 million or 1.8 per cent of GSP in June 2011. The reduction in net debt reflects the impact of the proceeds from the sale of the electricity retail businesses.

•	General Government Sector capital expenditure for 2010-11 was $7,047 million.

Total State Sector

•

Net worth of the Total State Sector grew by $10,395 million to $163,287 million for the year ended June 2011. This was driven by an operating surplus of $4,733 million and asset revaluations of $4,989 million.

•

During the year the State entered into Generation Trading Agreements with Origin and TRUenergy (referred to as Gentraders) to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations The Gentraders paid a total of $1,321 million in deposits to the State towards future agreed charges. The State also sold its electricity retail businesses to Origin Energy and TRUenergy for $3,780 million. The transactions resulted in an accounting gain of $3,249 million.

•

The State sold Waste Recycling and Processing Corporation trading as WSN Environmental Solutions (WSN) to SembSita Australia Pty Ltd for $234 million. The result from the sale was an accounting loss of $20 million in 2010-11.

•

Despite a cash deficit of $4,543 million, Total State Sector net debt fell by $918 million to $32,428 million reflecting the impact of the electricity transactions. As a share of GSP net debt fell from 8.2 percent in June 2010 to 7.5 percent in June 2011.

•

Total State Sector net financial liabilities grew marginally to $89,547 million reflecting higher employee benefits and insurance liabilities, partly offset by lower net debt and superannuation obligations.

Report on State Finances 2010-11	1 - 1

Highlights

1 - 2	Report on State Finances 2010-11

Highlights

Key Financial Indicators

		2009-10	2010-11
General Government Sector
Budget Result	$m	989	1,340
Cash Result	$m	(1,987)	(1,035)

Net Lending	$m	(2,728)	(2,910)

		June 2010	June 2011
Net Debt	$m	9,160	7,952
Net Debt as a % of GSP	%	2.3	1.8
Net Unfunded Superannuation Liability	$m	32,722	32,333
Net Financial Liabilities (NFL)	$m	52,169	52,089
NFL as a % of GSP	%	12.8	12.0

		2009-10	2010-11
Total State Sector
Net Operating Balance	$m	3,908	1,249
Operating Result	$m	2,897	4,733
Cash Result	$m	(3,912)	(4,543)

Net Lending	$m	(6,009)	(6,346)

		June 2010	June 2011
Net Debt	$m	33,346	32,428
Net Debt as a % of GSP	%	8.2	7.5
Net Unfunded Superannuation Liability	$m	34,530	34,054
Net Financial Liabilities (NFL)	$m	89,298	89,547
NFL as a % of GSP	%	21.9	20.7
Total Assets	$m	277,212	293,132
Total Liabilities	$m	124,320	129,845

Net Worth	$m	152,892	163,287

Throughout this Report NSW Treasury has estimated 2010-11 Gross State Product (GSP). The Australian Bureau of Statistics has yet to publish its 2010-11 estimate of GSP.

Report on State Finances 2010-11	1 - 3

Review of Financial Performance

Budget Result

The Budget Result refers to the Net Operating Balance for the General Government Sector. The Budget Result for 2010-11 is a surplus of $1,340 million.

	Budget $m	Actual $m	Variation $m
Total Revenues	57,669	57,144	(525)
Total Expenses	56,896	55,804	(1,092)

Budget Result	773	1,340	567

The Budget Result for 2010-11 compares to the original estimate of $773 million (see General Government Sector Statement Operating Statement pages 5-6 and 5-153). The outcome also represents an improvement of $76 million on the estimate for 2010-11 contained in the 2011-12 Budget Papers. A summary of the result compared to the Budget (as presented in the 2010-11 Budget Papers) is outlined below and in Note 38 to the audited Consolidated Financial Statements.

Revenues

Revenues were $525 million or 0.9 per cent below budget.

•

Commonwealth grants were $1,125 million less than budget. GST revenue grants were $881 million lower than expected due to weaker spending by consumers. Funding for Commonwealth national agreements and national partnerships was $198 million below budget due to delays in payments from the Commonwealth and timing adjustments associated with various programs.

•

Taxation revenues were above budget by $201 million primarily due to higher motor vehicle weight tax funding the Metropolitan Transport Blueprint ($53 million), higher payroll tax reflecting slightly greater employment growth ($68 million) and higher contributions to Electricity Tariff Equalisation Fund associated with lower wholesale electricity prices ($177 million). These increases were partly offset by lower Government Guarantee Fees ($100 million) reflecting a change in methodology.

•

Dividends and tax equivalent payments were above budget by $277 million largely due to higher profitability in the energy sector along with an increase in income tax equivalent payments driven by gains on sale of the retail arms of the electricity distribution businesses.

•	Investment revenue exceeded budget by $143 million, largely due to higher cash balances associated with the proceeds from the electricity transaction.

2 - 1	Report on State Finances 2010-11

Review of Financial Performance

Expenses

Total expenses in 2010-11 were $1,092 million or 1.9 per cent below budget.

•	A budgeted payment of $350 million for South West Rail Link works in 2010-11 was brought forward and paid in 2009-10

•

Outstanding claims liabilities were revised down following changes in actuarial assumptions for workers compensation ($135 million) and favourable claims experience on public liability ($57 million) and the Home Warranty Insurance Schemes ($19 million). This is offset by increased workers compensation claims in NSW Police as the flow on effect of the NSW Police Death and Disability Scheme ($49 million)

•	Costs associated with the privatisation of government assets were lower than expected ($44 million)

•

The uptake of the Energy Rebate Scheme was lower than expected ($45 million) and funding was carried forward to future years for various programs by the Department of Trade and Investment, Regional Infrastructure and Services - the Country Towns Water Supply and Sewerage Program ($25 million) and the Major Investment Attraction Scheme ($19 million)

•	Land transfers to other government bodies were accounted for as an equity transfer rather than expenses ($89 million)

•

Savings in NSW Health employee related costs, depreciation expense and telecommunication costs partly offset by increased costs for electricity, Visiting Medical Officers, grants and cross-border flows ($71 million)

•

Expenditure on the Comprehensive Housing Supply and Priority Infrastructure Fund was less than expected due to grants being withheld from local government, pending the Independent Pricing and Regulatory Tribunal’s determination ($36 million).

Further Budgetary Information

A detailed analysis of variances between the Budget Result and the estimate in the 2010-11 Budget Papers is also included in Note 38 of the audited Consolidated Financial Statements (Page 5-153).

Report on State Finances 2010-11	2 - 2

Review of Financial Performance

Total State Sector Statement of Comprehensive Income

The 2010-11 Total State Sector Statement of Comprehensive Income is prepared in accordance with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The statement reports several key aggregates:

•	Net Operating Balance

•	Operating Result

•	Comprehensive Result

•	Net Lending/Borrowing

The statement of comprehensive income is located at Pages 5-6 and 5-7 of the Consolidated Financial Statements.

Note 37 to the report includes information on the convergence differences between the AASB 1049 aggregates and the GFS equivalents.

The following analysis is for the Total State Sector. It compares actual results for 2010-11 and 2009-10.

Net Operating Balance

The Net Operating Balance for the Total State Sector was a surplus of $1,249 million compared to a $3,908 million surplus in 2009-10. The Net Operating Balance is also referred to as the net result from transactions (total revenues less total expenses).

Revenue

Total revenues for 2010-11 were $68,644 million, an increase of 4.4 per cent over 2009-10.

Revenues include commonwealth grants, taxes, fines, fees, sales of goods and services and interest and dividends.

Note 2 to the Consolidated Financial Statements details the revenues by class and their components.

The following revenue areas had significant movement in 2010-11 compared with 2009-10:

•	Taxation - up $1,290 million

•	Sale of goods and services - up $2,153 million and

•	National Agreements and National Partnership Payments - down $1,824 million.

The rise in taxation includes an increase of $181 million in stamp duty on property transfers mainly from large commercial transactions. Payroll tax rose by $243 million reflecting employment growth and rise in average wages.

2 - 3	Report on State Finances 2010-11

Review of Financial Performance

The presentation of revenues from sale of goods and services has been affected by the sale of the retail electricity operations (reported as discontinuing operations), which occurred four months before reporting date. After adjusting for this transaction, sale of goods and services grew by $628 million or 3.1 per cent as follows:

Sale of goods and services	2010-11 $m	2009-10 $m	Movement $m
From continuing operations	17,809	15,656	2,153
From discontinuing operations	2,925	4,450	(1,525)

Total	20,734	20,106	628

In December 2008, the Commonwealth and all States and Territories (the States) signed the Intergovernmental Agreement on Federal Financial Relations (IGA) establishing a new framework for Federal financial relations. The IGA sets out a framework for Commonwealth payments to the States. There are three types of payments: general purpose payments (mainly GST); National Agreements (NAs) and National Partnership (NP) payments.

Total Commonwealth grants revenue fell by 5.1 per cent compared to 2009-10. GST revenue provided to New South Wales increased by $481 million, offset by lower NP payments.

Specific purpose payments under the NAs increased by $306 million in 2010-11 for areas including Healthcare, Education, Skills and Workforce Development, Disability, Affordable Housing and Home and Community Care. Commonwealth National Partnership payments to NSW were $2,130 million lower in 2010-11. The decrease principally reflects the winding down of the Economic Stimulus funding.

Report on State Finances 2010-11	2 - 4

Review of Financial Performance

Expenses

Total State Sector expenses grew by $4,923 million or 7.8 per cent in 2010-11.

Employee expenses (excluding superannuation) grew by 5.5 per cent during 2010-11 to $28,142 million. The growth in employee expenses is a function of increases in wage rates, employee numbers and workforce pay-grade creep.

Depreciation expense rose by $378 million or 6.8 per cent during 2010-11 due to the expansion in the capital stock associated with high levels of capital expenditure and asset revaluations.

The presentation of other operating expenses has also been affected by the sale of the retail electricity operations (reported as discontinuing operations), which occurred four months before reporting date. After adjusting for this transaction, other operating expenses grew by $715 million or 3.6 per cent as follows:

Other operating expenses	2010-11 $m	2009-10 $m	Movement $m
From continuing operations	17,894	16,001	1,893
From discontinuing operations	2,575	3,753	(1,178)

Total	20,469	19,754	715

Grants and subsidies rose overall by $561 million or 7.3 per cent in 2010-11. This includes the transfer of properties valued at $946 million (2009-10 nil) to community housing providers partly offset by $435 million lower First Home Buyer grants in 2010-11.

Operating Result

The Operating Result comprises the Net Operating Balance adjusted for ‘Other Economic Flows included in the Operating Result’. Note 4 to the Consolidated Financial Statements details the impact of other economic flows on the result.

The Operating Result for 2010-11 is a surplus of $4,733 million. It mainly comprises the net operating surplus of $1,249 million (explained above) adjusted for the net gain of $3,311 million resulting from the sale of the retail electricity operations and WSN.

Comprehensive Result

The Comprehensive result comprises the operating result adjusted for other economic flows direct to equity. The 2010-11 comprehensive result was a surplus of $10,395 million. It mainly comprises the $4,733 million operating surplus, $4,989 million increment from asset revaluations and $425 million actuarial gain from superannuation. Explanations of the superannuation gain and asset increments can be found in the Total State Sector Accounts in Note 24 ‘Superannuation Provisions’ and Note 15 ‘Property Plant, and Equipment’.

Net Lending/(Borrowing)

The net lending result represents the financing requirement of the government, calculated taking into account both recurrent and capital transactions.

In 2010-11 the net borrowing result was $6,346 million, reflecting the impact of the $14,868 million state capital program.

2 - 5	Report on State Finances 2010-11

Review of Financial Performance

Total State Sector Statement of Financial Position

Total State Sector Net Worth was $163,287 million in June 2011, an increase of $10,395 million or 6.8 per cent on the previous year.

The increase in Net Worth is mainly due to the growth in non-financial assets of $10,644 million.

The General Government Net Worth of $163,287 million is the same as the Total State Sector because the general government sector records an equity investment in the net assets of the Public Non-financial Corporation (PNFC) and Public Financial Corporation (PFC) sectors.

Non-Financial Assets

Non-financial assets are the physical assets of the State such as public schools, hospitals, roads, bridges, transport, public housing and sporting facilities, as well as the infrastructure of the State’s commercial authorities such as electricity power stations and distribution assets, dams and water pipelines, and ports infrastructure.

The State’s non-financial assets were valued at $252,834 million at 30 June 2011, an increase of $10,644 million on the previous year. This included an increase in investments in property and infrastructure of $10,212 million, an increase in intangibles of $333 million and an increase in the valuation of forests of $90 million.

Capital expenditure on property and infrastructure in 2010-11 included investments in:

• educational facilities	$1,905 million

• hospitals and equipment	$816 million

• roads	$2,573 million

• public housing	$1,214 million

• public transport	$2,138 million

• energy infrastructure	$3,363 million

• water infrastructure	$1,054 million

Several agencies performed cyclical revaluations of their property, plant and equipment during the financial year. As a result, the value of these assets increased by $5 billion. Refer to Note 15 ‘Property, Plant and Equipment’ and Note 16 ‘Intangibles’ for further information on the annual movements in these asset classes.

Net Financial Liabilities

Net Financial Liabilities (NFL) reflect the financial obligations of the Government. They comprise net debt, unfunded superannuation and other employee provisions, insurance obligations and other liabilities, net of receivables and other financial assets.

Total State Sector NFL as a share of gross state product (GSP) fell to 20.7 per cent in June 2011 from 21.9 per cent in June 2010. (Refer Figure 6). In dollar terms, NFL remained stable at around $89 billion.

Report on State Finances 2010-11	2 - 6

Review of Financial Performance

Net Financial Liabilities (NFL) comprise:

	June 2011	June 2010
	$m	$m
Net Debt	32,428	33,346
Superannuation Liabilities	34,054	34,530
Employee Provisions	13,737	12,944
Insurance Obligations	6,833	6,281
Other Net Liabilities	2,495	2,197

Net Financial Liabilities	89,547	89,298

Net Debt

Net Debt comprises borrowings, advances received and deposits held, less cash and cash equivalent assets, financial assets and advances paid.

Total State Sector Net Debt fell by $918 million to $32,428 million for the year ended 30 June 2011.

During 2010-11, gross debt increased by $4,332 million and cash and investments increased by $5,250 million.

The Net Debt of the State as a percentage of GSP fell from 8.2 per cent in June 2010 to 7.5 per cent June 2011 (Refer Figure 7).

2 - 7	Report on State Finances 2010-11

Review of Financial Performance

Superannuation Liabilities

Superannuation liabilities represent the actuarially assessed obligations for past and present employees less the net market value of scheme assets set aside to meet these obligations. During 2010-11, net unfunded superannuation liabilities decreased by $476 million to $34,054 million. This reduction in unfunded liabilities over the twelve months to 30 June 2011 is largely explained by the effect of several factors:

•	an increase in the liability discount rate from 5.17 per cent to 5.28 per cent and

•	higher than expected fund earnings for State Super of 8.7 per cent and EISS of 11.1 per cent.

Employer and employee assets in the defined benefits schemes were $31,870 million at 30 June 2011.

Other Employee Provisions

Other employee provisions include annual and long service leave and self funded obligations for workers compensation.

The liabilities grew by 6.1 per cent to $13,737 million in June 2011.

Insurance Obligations

These liabilities primarily comprise obligations of the Treasury Managed Fund (excluding workers compensation), liabilities for dust disease claims, for lifetime care and support for victims with catastrophic injuries from motor vehicle accidents and closed insurance schemes such as the Transport Accident Compensation Fund (old third party scheme).

Insurance liabilities grew by 8.8 per cent to $6,833 million in June 2011. The growth has been affected by the impact of emerging claims in the relatively new Lifetime Care and Support Scheme. These liabilities are backed by similar levels of cash and investments which have been collected through motor vehicle CTP premiums.

Report on State Finances 2010-11	2 - 8

Review of Financial Performance

Other Net Liabilities

Other net liabilities increased during 2009-10 by $298 million to $2,495 million.

Net Worth

The movement in various financial and non-financial assets and liabilities, outlined above, resulted in an increase in Net Worth during 2010-11 of $10,395 million to $163,287 million.

The increase in net worth is also reported in the 2010-11 statement of comprehensive income as a bottom line aggregate titled ‘comprehensive result’.

Future Developments

Carbon Tax Impact

On 10 July 2011, the Australian Government announced the Clean Energy Future scheme which, if legislated, will effectively put a price on carbon emissions. A carbon pricing scheme may have a significant impact on the valuation and estimated useful lives of State assets, and the profitability of State businesses. Current modelling indicates that if a carbon pricing mechanism is introduced the carrying value of the State’s power generation infrastructure could reduce significantly. Generator profitability and dividends are also modelled to fall significantly.

The introduction of a carbon pricing scheme will also result in possible increases in the asset value of State owned carbon sinks such as Forests NSW.

At the date of this report, the State can not reliably measure the potential impact arising from the Clean Energy Future Scheme.

Rail

In December 2006 RailCorp entered into a public private partnership contract with the Reliance Rail Consortium to finance, design, manufacture, commission and provide 78 eight-car trains. The consortium providing the trains has experienced financial difficulties and in December 2010, both Moody’s and Standard and Poor’s downgraded Reliance Rail’s senior debt ratings to below investment grade. The Government is acting to maintain delivery of trains, but risks have increased. At this time no contingent liability exists.

2 - 9	Report on State Finances 2010-11

Review of Financial Performance

Fiscal Targets and Principles

The Fiscal Responsibility Act 2005 sets out a number of fiscal principles and targets for the General Government sector. In accordance with the Act, a review was tabled in Parliament in June 2011. The review found that many targets and principles were not met. The Government’s fiscal consolidation strategy will be reflected in an updated Act to be tabled in Parliament later in 2011-12.

The following commentary reviews the Government’s achievement during the year against the fiscal targets and principles identified in that Act:

Fiscal Targets

The Government’s medium-term fiscal targets are:

•	To reduce the level of General Government sector net financial liabilities as a proportion of gross state product to 7.5 per cent or less by 30 June 2010; and

•

To maintain underlying General Government sector net debt as a proportion of gross state product at or below its level as at 30 June 2005, unless an increase is required in net debt to reduce one or more components of General Government net financial liabilities.

The Government’s long-term fiscal targets are:

•	To reduce the level of General Government sector net financial liabilities as a proportion of gross state product to 6 per cent or less by 30 June 2015;

•

To maintain underlying General Government sector net debt as a proportion of gross state product at or below its level as at 30 June 2005, unless an increase is required in net debt to reduce one or more components of General Government net financial liabilities; and

•	To eliminate Total State sector unfunded superannuation liabilities by 30 June 2030.

Status:

The General Government net financial liabilities target was not met. Net financial liabilities amounted to $52.1 billion as at June 2011, 12.0 per cent of GSP against a target of 7.5 per cent by June 2010. The June 2010 result of 12.8 per cent of GSP also exceeded the target.

The General Government sector net debt target was also not met. In the year ending 30 June 2011, General Government sector net debt was 1.8 per cent of GSP compared with 2.3 per cent of GSP in June 2010. This is against a target of 0.9 per cent of GSP by June 2010.

The reduction in general government net debt was affected by the $3.4 billion proceeds received in 2010-11 from the sale of the State’s retail electricity operations, partly offset by the sector’s cash deficit.

Total State net unfunded superannuation liabilities were $34.1 billion (7.9 per cent of GSP) in June 2011 compared with $34.5 billion (8.5 per cent of GSP) at June 2010. There were several reasons for the dollar reduction including an increase in the liability discount rate used and 2010-11 Pooled Fund earnings being slightly above expected long term returns. The fall in superannuation liabilities was partly offset by one year less of discounting for the present value of total future benefits, and an increase in accrued benefits due to an additional year of services provided by current state super fund scheme contributors. The target of eliminating unfunded superannuation liabilities by June 2030 remains on track.

Report on State Finances 2010-11	2 - 10

Review of Financial Performance

Fiscal Principles

Principle 1:	The Budget should be framed so as to achieve a net operating result for the General Government sector that is a surplus consistent with the fiscal targets.

Status:

Consistent with this principle the actual General Government net operating result for 2010-11 was a surplus of $1,340 million, largely reflecting the impact of economic stimulus payments from the Commonwealth Government. Excluding stimulus payments, the net operating result for 2010-11 would have been a $240 million surplus.

Principle 2:	The growth in net cost of services (NCOS) and expenses of the General Government sector is to be managed in accordance with the objective of prudently managing State finances. The annual growth in net cost of services and expenses is not to exceed long-term average revenue growth for the 4-year periods ending with the financial year prior to the Budget year and for the Budget year and forward estimates.

Status:

Annual average growth of total expenses for the 4 year period to June 2011 was above long term average revenue growth.

Average annual growth of total expenses for the 4-year period ending June 2011 was 6.2 per cent. After adjusting for fiscal stimulus spending the growth rate was 5.9 per cent. Long-term average revenue growth is 5.2 per cent per annum.

Principle 3:	In managing public sector employee costs the Government policy in negotiating rates of pay and conditions is to be consistent with the fiscal targets.

Status:

Consistent with the principle since 2008, the Government policy is for net wage costs not to exceed 2.5 per cent. Agreements concluded in 2010-11 have incorporated 2.5 per cent increases with further increases to be offset by employee-related savings.

The Industrial Relations Amendment (Public Sector Conditions of Employment) Bill 2011 passed by the NSW Parliament strengthens the policy by requiring the Industrial Relations Commission to give effect to government policies on public sector wages and conditions of employment that are declared by regulations.

2 - 11	Report on State Finances 2010-11

Review of Financial Performance

Principle 4:	Capital expenditure proposals are to be evaluated in accordance with government procurement policy requirements.

Status:

Consistent with the above principle, this includes the requirements of “Gateway” which tests the soundness of the business case for major projects with the objective of ensuring agencies have an appropriate level of procurement discipline applied to projects. These assessments give Treasury a level of assurance on whether the investment is warranted, the strategic options available and the agency’s capability and capacity to manage the delivery of the project. All projects over $10 million are subject to “Gateway”, with 356 reviews having been undertaken since 2004, totalling nearly $40 billion.

Principle 5:	The budget should be framed taking into account the anticipated future fiscal gap likely to develop as a result of demographic changes and other long-term pressures.

Status:

Consistent with this principle, an assessment of the impact of budget measures on the fiscal gap in respect of expenses and revenue is presented in the annual budget papers. Measures announced in the 2010-11 Budget increased the fiscal gap by 0.62 percentage point, to an overall gap of 4.9 per cent of GSP by 2043-44. This compares to an initial estimate of 3.4 per cent of GSP in the first NSW Long Term Fiscal Pressures Report, released with the 2006-07 Budget.

Principle 6:	The Government shall maintain or increase net worth (i.e. net assets) in real terms.

Status:

Consistent with the principle, General Government net worth increased by an average of 2.1 per cent annually in real terms from June 2001 to June 2011.

Principle 7:	Employer superannuation liabilities are to be managed and funded so as to eliminate Total State sector unfunded superannuation liabilities by 30 June 2030.

Status:

See 2 above.

Report on State Finances 2010-11	2 - 12

Review of Financial Performance

Principle 8:	Government agencies must align their physical asset management practices (on a whole- of-life basis) with their services delivery priorities and strategies.

Status:

Consistent with the above principle, Treasury received Total Asset Management (TAM) plans from nominated agencies responsible for 89.6 per cent of General Government asset holdings in 2010-11. TAM strategies are a part of the capital budget process. Government uses TAM strategies to prioritise investments and forecast infrastructure requirements.

Principle 9:	Financial risk is to be managed prudently on the basis of sound risk management principles.

Status:

Consistent with this principle, aggregate risk is managed by Treasury, TCorp and the NSW Self Insurance Corporation. This includes ongoing review of asset allocation and risk management policies and procedures of authorities subject to the Public Authorities (Financial Arrangements) Act 1987.

Agency and project level risk identification procedures and strategies are in place or being developed through the Financial Management Framework; the Commercial Policy Framework; and Total Asset Management guidelines.

The latter incorporates “Working with Government: Policy and Guidelines for Privately Financed Projects” (as updated in 2006) dealing with private sector participation in the provision of public infrastructure.

Principle 10:	Any adjustments to legislated tax rates, thresholds and bases are to be made with the maximum possible restraint, having regard to the effect of these adjustments on the overall level of tax revenue. Policies should enable predictability and stability of tax regime.

Status:

Consistent with the above principle, the net effect of all tax policy changes in 2010-11 is to reduce the NSW tax burden by around $1.4 billion cumulatively from 2010-11 to 2013-14.

2 - 13	Report on State Finances 2010-11

Scope of Reporting

The Report on State Finances combines the Consolidated Financial Statements of the NSW General Government and Total State Sectors (the Total State Sector Accounts) and the Outcomes Report as required by Loan Council.

Each report gives a different focus on Government finances. The Consolidated Financial Statements capture the cost of operating Government services including depreciation of non-financial assets and valuation adjustments on assets and liabilities as well as the stock of assets and liabilities. The statements are presented with full accrual accounting note disclosures.

The Outcomes Report provides similar information but is more focused on comparing the actual result to the original budget. In addition, it provides further disaggregation of key aggregates.

A commentary has been provided on the key results of each report.

Consolidated Financial Statements

The Consolidated Financial Statements are also known as the Total State Sector Accounts. They are prepared in accordance with Australian Accounting Standards, in particular AASB 1049, and are audited.

The Total State Sector Accounts reports on the operating results, financial position and cash flows of the New South Wales General Government and Total State Sectors.

The New South Wales Total State Sector includes both the General Government sector and the State’s Public Non-Financial Corporations (PNFCs) and Public Financial Corporations (PFCs).

PNFCs are responsible for supplying public infrastructure services, including electricity, ports, water and public transport. PNFCs are largely self-funded from user charges and have been given a specific charter to run their businesses on commercial lines, including the achievement of a commercial rate of return on the resources employed.

PFCs may accept demand, time or savings deposits and/or have the authority to incur liabilities and acquire financial assets in the market on their own account. An example of a PFC is the NSW Treasury Corporation.

Refer to Note 39 for a full list of consolidated entities.

Report on State Finances 2010-11	3 - 1

Scope of Reporting

For financial reporting and policy framework purposes, NSW Treasury classifies its Government entities under one of three sectors:

•	general government

•	public non-financial corporation or

•	public financial corporation.

Consolidation of entities in these financial statements has been done in accordance with Australian Accounting Standards AASB 127 and AAS 1049, as disclosed in note 1 to the financial statements.

Note 1 also discloses that certain reserve trusts created under the Crown Lands Act 1989 have been excluded.

A project is currently in progress to identify and value Crown reserves that are ‘controlled’ by the NSW Government. There are approximately 39,000 Crown reserves in New South Wales. The NSW Government manages some of these reserves while others are managed by local governments or other classifications of trust managers (e.g. community trust boards, administrators, corporations).

Based on a preliminary assessment estimated as at 30 June 2011, the total value of these reserves, potentially controlled by the NSW Government, but not currently recognised in the Total State Sector Accounts, is between $3 billion and $4 billion. In addition, the estimated value of buildings and infrastructure assets on these reserves potentially controlled by the NSW Government, but not currently recognised in the Total State Sector Accounts, is between $4 billion and $5.5 billion. However, the total value may even be outside of this range, depending on the determination of the assets that are controlled.

The NSW Government will recognise the value of controlled Crown reserve land, buildings, and infrastructure in future General Government Sector and Total State Sector Accounts, once this project is complete and the value can be reliably estimated.

The Auditor-General has qualified his opinion on the consolidated financial statements:

Certain parcels of land within New South Wales and related infrastructure may be controlled by the State, but these have not been recognised in the financial statements. The State is currently identifying and valuing which parcels it controls. Until this exercise is complete, I am unable to obtain all the information I require to form an opinion on the value of land assets and any related infrastructure that should be recognised in the financial statements. My opinion for the year ended 30 June 2010 was similarly qualified.

3 - 2	Report on State Finances 2010-11

Scope of Reporting

The Independent Auditor’s Report includes an emphasis of matter, which is not an audit qualification. The emphasis of matter refers to a matter appropriately presented or disclosed in the financial report that, in the auditor’s judgement, is of such importance that it is fundamental to users’ understanding of the financial report.

The emphasis of matter is as follows:

Significant Uncertainty regarding Collection of Taxation Receivable

I draw attention to Note 6(c) to the financial statements. In 2006-07, the Chief Commissioner of State Revenue received an objection from a taxpayer to an assessment issued under the Duties Act 1997. The matter is subject to appeal in the Supreme Court. Until such time as the matter is resolved, the ultimate outcome and impact on the Net Operating Balances, Operating Results and Net Borrowings presented in the Total State Sector Accounts remains uncertain. My opinion is not qualified in respect of this matter.

Outcomes Report

The May 1991 Premiers’ Conference agreed to the introduction of the Uniform Presentation Framework (UPF).

The primary objective of the UPF is to ensure that Commonwealth, State and Territory governments provide a common ‘core’ of financial information. The UPF requires the release of a budget presentation, a mid year update and an end of year Outcomes Report.

The Outcomes Report is based on the AASB 1049 reporting standard to harmonise GFS with accounting standards. It provides a suite of financial statements (without detailed notes) for the various sectors of Government.

The Outcomes Report provides a consistent minimum reporting base for all States and Territories.

Report on State Finances 2010-11	3 - 3

Developments in Financial Reporting

Public Accounts Committee Inquiry into the Quality and Timeliness of Financial Reporting

On 8 October 2010 the Public Accounts Committee of the Legislative Assembly (PAC) made a number of recommendations to improve the quality and timeliness of financial reporting in the public sector.

The Committee’s five recommendations and the Government’s response in April 2011 was as follows:

1.	The Committee recommends that the Treasurer require all agencies to conduct a hard close of their accounts at 31 March from 2011.

Response:

The Government supports the principle underpinning the recommendation that agencies should conduct accounts preparation work as early as possible to minimise any likelihood of misstatements in material submitted to the Auditor-General for audit.

Treasury has consulted with the Auditor-General and the fifteen agencies that recently piloted hard close procedures. The main lesson from the pilot is that a full hard close is not cost efficient or practical for all agencies as it can cause significant duplication with the year end close.

Accordingly, Treasury has implemented a progressive rollout of early close procedures. Early close procedures involve conducting certain aspects of the financial statement preparation process early (for example, developing pro-forma financial statements and resolving significant accounting policy issues) but not conducting all aspects of a hard close. For 2010-11, Treasury has extended the program for early close procedures from the pilot agencies to all large and medium tier agencies.

The Government believes that these initiatives will address the Committee’s concerns about the quantity of misstatements in agency accounts, in a cost efficient manner.

2.	The Committee recommends that the Treasurer propose amendments to the Public Finance and Audit Act 1983 requiring chief financial officers to certify their financial reporting systems.

Response:

The Government supports the principle that chief financial officers are made more explicitly accountable for the quality of financial information produced by their agencies.

Beginning in 2011, Treasury requires all Chief Financial Officers (CFOs) to express annually a formal opinion as to the effectiveness of internal controls over the financial information prepared by their agencies. These statements are due to Treasury by 15 April 2011. Treasury has also surveyed agencies to inform the ongoing development of this requirement. The Government will assess the effectiveness of this new certification process before determining whether it needs to be supported by amendments to the Public Finance and Audit Act.

Current Status: Certification statements have been provided by agency CFOs as at 31 March 2011.

4 - 1	Report on State Finances 2010-11

Developments in Financial Reporting

3.	The Committee recommends that the Premier ensure that accountability for accurate and timely financial reporting is included in all chief executive officers’ performance agreements.

Response:

The Government supports this recommendation and it will be incorporated as part of a broader reform of accountability of chief executive officers.

Current Status: CEO performance agreements for principal departments now include a requirement for accurate and timely financial reporting.

4.	The Committee recommends that the Treasurer develop and implement a program to bring forward the deadline for the tabling of annual reports in Parliament to three months after the end of the financial year by 2013 at the latest.

Response:

The Government supports this recommendation. Amendments will be required to the statutory reporting deadlines set out in the Public Finance and Audit Act 1983, the Annual Reports (Statutory Bodies) Act 1984 and the Annual Reports (Departments) Act 1985.

The early close procedures currently being adopted will facilitate earlier tabling of annual reports.

5.	The Committee recommends that the Treasurer consider proposing amendments to prescribe minimum qualifications of chief financial officers in the Public Finance and Audit Act 1983.

Response:

The Premier’s Department Circular 99-69 ‘Qualifications for Senior Financial Management and Accounting Positions’ is still current. The Circular prescribes that departmental Chief Financial Officers (and other specified senior financial reporting staff) have formal tertiary and professional accounting qualifications. The Government believes this issue can be managed more flexibly through the current administrative arrangements rather than through legislative amendment.

Early Close Program

In 2010-11, Treasury expanded its ‘Early Close’ Program to 50 large and medium sized agencies. The program will assist the government to achieve the outcomes in recommendations 1 and 4 above.

The purpose of the early close is to reduce errors and improve timeliness in the preparation and audit of the annual financial statements. The early close required agencies to prepare financial statements and notes based on the period to March or April 2011, which facilitates the early performance of audit procedures. Effectively, financial statement preparation and audit work commenced earlier, and concluded earlier.

Report on State Finances 2010-11	4 - 2

Developments in Financial Reporting

The early close program in 2010-11 included:

•	Treasury issuing its accounting policies and mandates before the end of March 2010

•	agencies resolving key accounting treatments prior to completing its early close statements

•	adopting March or April 2011 as an early close date, and valuing key balances in March/April for example, physical assets and provisions

•	drafting of pro forma statements and notes with year to date information, and preparing analytical review and other supporting work papers

•	agreement not to adjust prior period comparatives unless there are changes that can be demonstrated are material, for which accounting standards require retrospective adjustment

•	the Audit Office reporting its findings to agencies from any audit procedures conducted in respect of early close procedures

•	the Audit Office report providing feedback to the agencies in time for the preparation of June statements.

In 2011-12 and 2012-13, Treasury plans to expand and formalise the Early Close Program as well as implement the Government’s response to the PAC recommended initiatives. Together, these will improve the quality and timeliness of financial reporting in the public sector.

4 - 3	Report on State Finances 2010-11

Total State Sector Accounts

2010 – 2011

Audited Consolidated Financial Statements

of the NSW General Government

and Total State Sectors

Total State Sector Accounts	5 - 1

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5 - 2	Total State Sector Accounts

Statement of Compliance

In our opinion the Total State Sector Accounts:

•	have been prepared on the basis of the financial reporting requirements as prescribed in the Public Finance and Audit Act 1983; and

•	are in accordance with AASB 1049 Whole of Government and General Government Sector Financial Reporting and all other Australian Accounting Standards.

The Hon. Mike Baird MP	Philip Gaetjens	Mark Pellowe
Treasurer	Secretary	Senior Director
	The Treasury	The Treasury

24 October 2011

Total State Sector Accounts	5 - 3

GPO BOX 12 Sydney NSW 2001

INDEPENDENT AUDITOR’S REPORT

New South Wales General Government and Total State Sectors

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of the New South Wales General Government and Total State Sectors (the Total State Sector Accounts), which comprises the statements of financial position as at 30 June 2011, the statements of comprehensive income, statements of changes in equity and statements of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information.

Basis for Qualified Opinion

Certain parcels of land within New South Wales and related infrastructure may be controlled by the State, but these have not been recognised in the financial statements. The State is currently identifying and valuing which parcels it controls. Until this exercise is complete, I am unable to obtain all the information I require to form an opinion on the value of land assets and any related infrastructure that should be recognised in the financial statements. My opinion for the year ended 30 June 2010 was similarly qualified.

Qualified Opinion

In my opinion, except for the effects of the matter described in the Basis for Qualified Opinion paragraph, the financial statements are prepared, in all material respects, in accordance with Australian Accounting Standards and section 6 of the Public Finance and Audit Act 1983 (the PF&A Act).

My opinion should be read in conjunction with the rest of this report.

Significant Uncertainty regarding Collection of Taxation Receivable

I draw attention to Note 6(c) to the financial statements. In 2006-07, the Chief Commissioner of State Revenue received an objection from a taxpayer to an assessment issued under the Duties Act 1997. The matter is subject to appeal in the Supreme Court. Until such time as the matter is resolved, the ultimate outcome and impact on the Net Operating Balances, Operating Results and Net Borrowings presented in the Total State Sector Accounts remains uncertain. My opinion is not qualified in respect of this matter.

The Treasurer’s Responsibility for the Financial Statements

The Treasurer is responsible for the preparation of the financial statements in accordance with Australian Accounting Standards and the PF&A Act and for such internal control as the Treasurer determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial statements based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Treasurer, as well as evaluating the presentation of the financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance:

•	about the future viability of the New South Wales General Government and Total State Sectors

•	that the sectors have carried out their activities effectively, efficiently and economically

•	about the effectiveness of its internal control

•	about the assumptions used in formulating the budget figures disclosed in the financial statements

•	about the security and controls over the electronic publication of the audited financial statements on any website where they may be presented

•	about any other information which may have been hyperlinked to/from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and other relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•

mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their role by the possibility of losing clients or income.

Peter Achterstraat
Auditor-General

24 October 2011
SYDNEY

The NSW Consolidated Statements of Comprehensive Income for the Year Ended 30 June 2011

		General
		Government Sector		Total State Sector
		2010-11	2009-10	2010-11	2009-10
	Note	$m	$m	$m	$m
FROM CONTINUING OPERATIONS
Revenue from Transactions
Taxation	2	20,395	19,129	19,318	18,028
Grants and Subsidies
Commonwealth General Purpose	2	13,900	13,419	13,900	13,419
Commonwealth National Agreements	2	6,860	6,554	6,860	6,554
Commonwealth National Partnership Payments	2	4,215	6,367	4,215	6,345
Other Grants and Subsidies	2	642	643	439	481
Sale of Goods and Services	2	4,658	4,316	17,809	15,656
Interest	2	468	322	1,477	1,085
Dividend and Income Tax Equivalents from Other Sectors	2	1,982	2,037
Other Dividends and Distributions	2	430	285	446	285
Fines, Regulatory Fees and Other	2	3,594	3,256	4,180	3,878

		57,144	56,328	68,644	65,731

Expenses from Transactions
Employee	3	24,434	23,073	28,142	26,666
Superannuation
Superannuation Interest Cost	3	835	951	773	903
Other Superannuation	3	2,210	2,120	2,623	2,518
Depreciation and Amortisation	3	2,818	2,769	5,958	5,580
Interest	3	1,826	1,653	4,149	3,509
Other Property		1	1	1	1
Other Operating	3	12,281	11,588	17,894	16,001
Grants and Subsidies
Current Grants and Subsidies	3	8,905	7,987	6,634	5,944
Capital Grants	3	2,494	5,197	1,616	1,745

		55,804	55,339	67,790	62,867

TRANSACTIONS FROM DISCONTINUING OPERATIONS	35	—	—	395	1,044

NET RESULT FROM TRANSACTIONS - NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)		1,340	989	1,249	3,908

5 - 6	Total State Sector Accounts

The NSW Consolidated Statements of Comprehensive Income for the Year Ended 30 June 2011

		General
		Government Sector		Total State Sector
		2010-11	2009-10	2010-11	2009-10
	Note	$m	$m	$m	$m
NET OPERATING BALANCE		1,340	989	1,249	3,908

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	4	86	(238)	86	(242)
Other Net Gains/(Losses)	4	72	874	3,544	(753)
Share of Earnings from Associates (excluding Dividends)		153	173	153	173
Dividends from Asset Sale Proceeds	4	3,406	—	—	—
Deferred Income Tax from Other Sectors	4	(174)	925	—	—
Other	4	(304)	(90)	(305)	(104)
Discontinuing Operations - Other Economic Flows		—	—	6	(85)

Other Economic Flows - included in Operating Result		3,239	1,644	3,484	(1,011)

OPERATING RESULT		4,579	2,633	4,733	2,897

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Revaluations		976	5,476	4,989	11,214
Actuarial Gain/(Loss) from Superannuation		447	(3,156)	425	(3,538)
Net Gain/(Loss) on Equity Investments in Other Sectors		4,347	5,709	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value		—	—	71	(31)
Other		46	88	177	208

Other Economic Flows - other comprehensive income		5,816	8,117	5,662	7,853

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS		10,395	10,750	10,395	10,750

KEY FISCAL AGGREGATES
COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS		10,395	10,750	10,395	10,750

Less: Net Other Economic Flows		(9,055)	(9,761)	(9,146)	(6,842)

NET OPERATING BALANCE		1,340	989	1,249	3,908

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets		6,537	7,033	14,321	15,863
Sales of Non-financial Assets		(283)	(671)	(776)	(965)
Less: Depreciation		(2,818)	(2,769)	(5,958)	(5,580)
Plus: Change in Inventories		5	(11)	17	85
Plus: Other Movements in Non-financial Assets
Assets Aquired Using Finance Leases		510	244	547	463
Other		299	(109)	(556)	51
Equals Total Net Acquisition of Non-Financial Assets		4,250	3,717	7,595	9,917

EQUALS: NET LENDING/(BORROWING)		(2,910)	(2,728)	(6,346)	(6,009)

The Statements of Comprehensive Income should be read in conjunction with the accompanying notes.

Total State Sector Accounts	5 - 7

The NSW Consolidated Statements of Changes in Equity for the Year Ended 30 June 2011

2010-11	Equity at 1 July 2010 $m	Comprehensive Result $m	Transfers between equity classes $m	Equity at 30 June 2011 $m
General Government Sector
Accumulated funds	24,329	4,220	1,888	30,437
Reserves
Asset revaluation reserve	49,569	814	(1,824)	48,559
Equity investment revaluation reserve	58	41	(52)	47
Hedging reserve	—	—	—	—
Available for sale reserve	78,912	5,320	—	84,232
Equity relating to assets held for sale	24	—	(12)	12

	152,892	10,395	—	163,287

Total State Sector
Accumulated funds	61,927	5,456	2,574	69,957
Reserves
Asset revaluation reserve	90,924	4,827	(2,501)	93,250
Equity investment revaluation reserve	58	41	(52)	47
Hedging reserve	(56)	71	(7)	8
Available for sale reserve	—	—	—	—
Equity relating to assets held for sale	39	—	(14)	25

	152,892	10,395	—	163,287

2009-10	Equity at 1 July 2009 $m	Changes in Accounting Policy and Corrections of Errors (a) $m	Restated Equity at 1 July 2009 $m	Comprehensive Result $m	Transfers between equity classes $m	Equity at 30 June 2010 $m
General Government Sector
Accumulated funds	23,605	1,096	24,701	(782)	410	24,329
Reserves
Asset revaluation reserve	44,175	—	44,175	5,827	(433)	49,569
Equity investment revaluation reserve	178	—	178	(4)	(116)	58
Hedging reserve	—	—	—	—	—	—
Available for sale reserve	72,646	432	73,078	5,709	125	78,912
Equity relating to assets held for sale	10	—	10	—	14	24

	140,614	1,528	142,142	10,750	—	152,892

Total State Sector
Accumulated funds	60,250	1,528	61,778	(799)	948	61,927
Reserves
Asset revaluation reserve	80,188	—	80,188	11,584	(848)	90,924
Equity investment revaluation reserve	178	—	178	(4)	(116)	58
Hedging reserve	(26)	—	(26)	(31)	1	(56)
Available for sale reserve	3	—	3	—	(3)
Equity relating to assets held for sale	21	—	21	—	18	39

	140,614	1,528	142,142	10,750	—	152,892

(a)	Refer to Note 28 for further detail of the changes in accounting policies and corrections of errors.

The Statements of Changes in Equity should be read in conjunction with the accompanying notes.

5 - 8	Total State Sector Accounts

The NSW Consolidated Statements of Financial Position as at 30 June 2011

		General Government Sector			Total State Sector
		2011	2010	2009 (a)	2011	2010	2009 (a)
	Note	$m	$m	$m	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	5	8,258	3,071	3,350	11,758	6,299	5,541
Receivables	6	5,785	6,176	5,556	6,763	6,775	7,197
Tax Equivalents Receivable	7	408	286	245	—	—	—
Financial Assets at Fair Value	8	7,577	6,824	5,463	19,987	20,209	16,088
Advances paid	9	891	905	780	447	434	319
Deferred Tax Equivalents Asset	7	5,363	5,734	4,576	—	—	—
Equity
Investments in Other Public Sector Entities	10	84,232	78,912	73,078	—	—	—
Investments in Associates	10	1,336	1,219	1,050	1,336	1,305	1,050
Other		—	—	—	7
Total Financial Assets		113,850	103,127	94,098	40,298	35,022	30,195
Non-Financial Assets
Inventories	11	276	276	250	1,340	1,349	1,298
Forestry Stock and Other Biological Assets	12	9	7	7	759	669	560
Assets Classified as Held for Sale	13	248	133	115	293	267	173
Investment Properties	14	236	269	274	782	825	825
Property, Plant and Equipment
Land and Buildings	15	58,388	56,430	53,232	108,400	104,083	96,467
Plant and Equipment	15	8,837	7,983	7,447	13,127	12,122	11,567
Infrastructure Systems	15	60,490	58,690	53,239	123,640	118,750	106,592
Intangibles	16	1,425	1,245	977	2,961	2,628	2,242
Other	17	1,235	1,116	1,023	1,532	1,497	1,374
Total Non-financial Assets		131,144	126,149	116,564	252,834	242,190	221,098

TOTAL ASSETS		244,994	229,276	210,662	293,132	277,212	251,293

LIABILITIES
Deposits Held	18	1,378	76	72	1,858	206	182
Payables	19	3,937	3,739	3,345	6,710	6,541	6,224
Tax Equivalents Payable	7	47	19	7	—	—	—
Liabilities Directly Associated with Assets Held for Sale	13	—	—	—	—	—	—
Borrowings and Derivatives at Fair Value	20	21	20	21	59,271	56,866	47,777
Borrowings at Amortised Cost	21	22,509	19,053	16,582	2,721	2,411	2,179
Advances Received	22	770	811	835	770	805	835
Employee Provisions	23	11,627	10,910	9,888	13,737	12,944	11,911
Superannuation Provision	24	32,333	32,722	29,423	34,054	34,530	31,003
Deferred Tax Equivalent Provision	7	660	796	746	—	—	—
Other Provisions	25	5,878	5,717	5,501	7,939	7,326	6,642
Other	26	2,547	2,521	2,100	2,785	2,691	2,398

TOTAL LIABILITIES		81,707	76,384	68,520	129,845	124,320	109,151

NET ASSETS		163,287	152,892	142,142	163,287	152,892	142,142

NET WORTH
Accumulated Funds	27	30,437	24,329	24,701	69,957	61,927	61,778
Reserves	27	132,850	128,563	117,441	93,330	90,965	80,364

TOTAL NET WORTH		163,287	152,892	142,142	163,287	152,892	142,142

OTHER FISCAL AGGREGATES
Net Debt		7,952	9,160	7,917	32,428	33,346	29,025
Net Financial Liabilities		52,089	52,169	47,500	89,547	89,298	78,956

(a)	The 1 July 2009 statement of financial position has been restated for changes in accounting policy and corrections of errors. Refer to Note 28 for further details.

The Statements of Financial Position should be read in conjunction with the accompanying notes.

Total State Sector Accounts	5 - 9

The NSW Consolidated Statements of Cash Flows for the Year Ended 30 June 2011

		General
		Government Sector		Total State Sector
		2010-11	2009-10	2010-11	2009-10
	Note	$m	$m	$m	$m
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation		20,523	18,899	19,392	17,962
Sale of Goods and Services		5,378	4,570	20,986	19,093
Grants and Subsidies		25,429	26,976	25,369	26,721
Interest		464	325	1,461	1,100
Dividends and Income Tax Equivalents from Other Sectors		2,058	1,854	—	—
Other		5,294	5,073	6,786	7,662

Total Receipts		59,146	57,697	73,994	72,538

Payments
Employee Related		(23,541)	(22,278)	(27,271)	(25,868)
Superannuation		(2,988)	(2,939)	(3,444)	(3,443)
Payments for goods and services		(13,508)	(12,693)	(20,291)	(18,290)
Grants and Subsidies		(9,620)	(11,032)	(5,752)	(5,844)
Interest		(1,230)	(1,105)	(3,470)	(2,948)
Other		(3,076)	(3,264)	(4,406)	(5,364)

Total Payments		(53,963)	(53,311)	(64,634)	(61,757)

NET CASH FLOWS FROM OPERATING ACTIVITIES	29	5,183	4,386	9,360	10,781

CASH FLOWS FROM INVESTING ACTIVITIES
Non-financial Assets
Proceeds from Sale of Non-financial Assets		271	698	763	1,002
Purchases		(6,489)	(7,071)	(14,666)	(15,695)

Net Cash Flows from Investments in Non-financial Assets		(6,218)	(6,373)	(13,903)	(14,693)

Financial Assets (Policy Purposes)
Receipts		3,773	785	4,065	633
Payments		(158)	(301)	(188)	(314)

Net Cash Flows from Investments in Financial Assets (Policy Purposes)		3,615	484	3,877	319

Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments		739	331	5,072	577
Purchase of Investments		(964)	(1,243)	(262)	(4,292)

Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)		(225)	(912)	4,810	(3,715)

NET CASH FLOWS FROM INVESTING ACTIVITIES		(2,828)	(6,801)	(5,216)	(18,089)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances received
Advances repaid		(53)	(53)	(51)	(51)
Proceeds from borrowings		3,375	3,015	49,993	68,425
Repayments of Borrowings		(1,820)	(1,015)	(49,823)	(60,071)
Deposits received (net)		1,362	52	1,331	75
Other (net)		(36)	137	(36)	2

NET CASH FLOWS FROM FINANCING ACTIVITIES		2,828	2,136	1,414	8,380

NET INCREASE/(DECREASE) IN CASH HELD		5,183	(279)	5,558	1,072

Opening Cash and Cash Equivalents		3,071	3,350	6,194	5,122
Reclassification of Cash Equivalents		4	—	4	—

CLOSING CASH BALANCE	29	8,258	3,071	11,756	6,194

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities		5,183	4,386	9,360	10,781
Net Cash Flows from Investments in Non-Financial Assets		(6,218)	(6,373)	(13,903)	(14,693)

CASH SURPLUS/(DEFICIT)	37	(1,035)	(1,987)	(4,543)	(3,912)

The Statements of Cash Flows should be read in conjunction with the accompanying notes.

5 - 10	Total State Sector Accounts

Notes to the Financial Statements

Notes to the Financial Statements

Note 1:	Statement of Significant Accounting Policies	5 - 12
Note 2:	Revenues	5 - 35
Note 3:	Expenses	5 - 39
Note 4:	Other Economic Flows included in the Operating Result	5 - 41
Note 5:	Cash and Cash Equivalent Assets	5 - 41
Note 6:	Receivables	5 - 42
Note 7:	Income Tax Equivalents	5 - 42
Note 8:	Financial Assets at Fair Value	5 - 43
Note 9:	Advances Paid	5 - 44
Note 10:	Equity Investments (and Information on Joint Venture Operations)	5 - 44
Note 11:	Inventories	5 - 48
Note 12:	Forestry Stock and Other Biological Assets	5 - 49
Note 13:	Non Current Assets (or Disposal Groups) Held for Sale	5 - 50
Note 14:	Investment Properties	5 - 51
Note 15:	Property, Plant and Equipment	5 - 52
Note 16:	Intangibles	5 - 56
Note 17:	Other Non-Financial Assets	5 - 58
Note 18:	Deposits Held	5 - 60
Note 19:	Payables	5 - 60
Note 20:	Borrowings and Derivative Liabilities at Fair Value	5 - 61
Note 21:	Borrowings at Amortised Cost	5 - 62
Note 22:	Advances Received	5 - 62
Note 23:	Employee Provisions	5 - 63
Note 24:	Superannuation Provisions	5 - 64
Note 25:	Other Provisions	5 - 79
Note 26:	Other Liabilities	5 - 83
Note 27:	Net Worth (Equity)	5 - 84
Note 28:	Restated Comparative Financial Statements due to Changes in Accounting Policies, Corrections of Prior Period Errors and Discontinued Operations	5 - 85
Note 29:	Cash Flow Information	5 - 94
Note 30:	Trusts Under Management	5 - 96
Note 31:	Expenditure Commitments	5 - 97
Note 32:	Contingencies - Contingent Liabilities and Contingent Assets	5 - 99
Note 33:	Events after the Reporting Period	5 - 107
Note 34:	Financial Instruments	5 - 108
Note 35:	Discontinuing Operations	5 - 127
Note 36:	Disaggregated Financial Statements	5 - 133
Note 37:	Key Fiscal Aggregates and Reconciliations to Government Finance Statistics	5 - 147
Note 38:	Budgetary Information on 2010-11 General Government Sector Financial Statements	5 - 153
Note 39:	Details of Consolidated Entities	5 - 164
Note 40:	Key Technical Terms Used in the Financial Statements	5 - 169

Total State Sector Accounts	5 - 11

Note 1

Note 1: Statement of Significant Accounting Policies

Scope

The Total State Sector Accounts include the financial statements for the New South Wales Total State Sector and the General Government Sector.

The Total State Sector comprises the General Government Sector, the Public Trading Enterprise Sector and the Public Financial Enterprise Sector. These sectors are determined in accordance with the principles and rules contained in the Australian Bureau of Statistics Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (ABS GFS Manual).

The General Government Sector comprises all government agencies that are controlled and mainly financed by the State that:

•	redistribute income and wealth; and / or

•	provide or distribute goods and services on a non-market basis to individuals and the community.

In New South Wales, the General Government Sector includes government departments, other budget dependent agencies and other agencies that have a regulatory function or provide services primarily to other general government agencies.

Public Trading Enterprises (PTEs) are government controlled entities that are largely self-funded from user charges and have a commercial charter. However, they may receive funding from the State Budget for social programs (non-commercial activities). The PTE sector is also referred to by the ABS as the Public Non-financial Corporation Sector. Examples are the water authorities, the electricity distributors, port authorities and other State Owned Corporations.

Public Financial Enterprises (PFEs) are government controlled entities that perform central bank functions, or accept demand, time or savings deposits, or have the authority to incur liabilities and acquire financial assets in the market on their own account. This sector includes NSW Treasury Corporation. The PFE sector is also referred to by the ABS as the Public Financial Corporation Sector.

The New South Wales Total State Sector and General Government are not-for-profit entities for accounting purposes. There are a number of cash generating units, which are effectively represented by for-profit entities, largely in the PTE sector, including the water, electricity and port authorities.

The financial statements of the Total State Sector and General Government Sector for the year ended 30 June 2011 were authorised for issue by the Treasurer on 24 October 2011. This report was issued from:

The Treasury

Level 27

Governor Macquarie Tower

1 Farrer Place,

Sydney NSW 2000

AUSTRALIA

5 - 12	Total State Sector Accounts

Note 1

Unless stated otherwise, references in this report to the “State” applies to the Total State Sector and the General Government Sector.

Basis of Preparation

The financial statements of the Total State Sector is a general purpose financial report. The purpose of these financial statements is to provide users with information about the stewardship by the Government in relation to the Total State Sector and General Government Sector; and information that facilitates assessments of the macroeconomic impact of the State.

The financial statements of the Total State Sector and the General Government Sector are prepared in accordance with:

•

applicable Australian Accounting Standards (which include paragraphs applicable to not-for-profit entities and Australian Interpretations), and in particular Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting, and

•	section 6 of the Public Finance and Audit Act 1983.

These financial statements are prepared in accordance with AASB 1049. The financial statements of the General Government Sector is included as a separate column adjacent to the Total State Sector financial information. AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual. A glossary of key technical terms used in the financial statements, including relevant GFS terminology, is included in Note 40.

The financial statements are generally prepared in accordance with the historic cost convention, based on fair value of the consideration given in exchange for assets. However, exceptions to the historic cost convention include: property, plant and equipment, investment property, assets held for sale, financial assets at fair value, borrowings and derivatives at fair value and forestry stock and other biological assets, which are measured at fair value.

Judgements, key assumptions and estimations that management has made in the preparation of the financial statements are disclosed in the relevant notes to the financial statements.

All amounts are rounded to the nearest million dollars and are expressed in Australian dollars.

Impact of New and Revised Accounting Standards

Accounting for Long-Term Land Leases

In 2010-11, as a result of amendments to AASB 117 Leases, the State changed its accounting policy on long-term land leases in which it is the lessor. Refer to Note 1 under the heading ‘Changes in Accounting Policy’ for further details.

Total State Sector Accounts	5 - 13

Note 1

New Accounting Standards issued but not effective

The following accounting standards, amendments and interpretations have been issued, but are not yet effective, and have not been adopted:

•	AASB 9 and AASB 2010-7 regarding financial instruments

•	AASB 1053 and AASB 2010-2 regarding differential reporting

•	AASB 2010-4 regarding annual improvements

•	AASB 2010-5 regarding editorial corrections

•	AASB 2010-6 regarding disclosures on transfers of financial assets

•	AASB 2010-8 regarding deferred tax: recovery of underlying assets

•	AASB 1054 regarding Australian additional disclosures

•	AASB 2011-1 and AASB 2011-2 regarding the Trans Tasman Convergence Project

•	AASB 2011-3 regarding orderly adoption of changes to the ABS GFS Manual

•	AASB 124 and AASB 2009-12 regarding related party transactions

•	AASB 10 Consolidated financial statements

•	AASB 12 Disclosures of interests in other entities

•	AASB 13 and AASB 2011-8 regarding fair value measurement

•	AASB 119, AASB 2011-10 and AASB 2011-11 regarding employee benefits

•	AASB 128 Investments in associates and joint ventures

•	AASB 2011-7 regarding consolidation and joint arrangements

•	AASB 2011-9 regarding presentation of items of other comprehensive income

•	AASB 2009-14 regarding amendments to Interpretation – Prepayments of a Minimum Funding Requirement

It is considered impracticable to presently determine the impact of adopting the above listed accounting standards issued, but not effective.

Principles of Consolidation

The Total State Sector Accounts consolidates all assets, liabilities, equities, revenues and expenses of the New South Wales Government including those of entities controlled by the State, in accordance with AASB 127 Consolidated and Separate Financial Statements.

5 - 14	Total State Sector Accounts

Note 1

In contrast, the General Government Sector financial statements consolidate only those entities within the general government sector, using the consolidation procedures specified in AASB 127. The General Government Sector financial statements are not required to apply the full requirements of AASB 127 and AASB 139 Financial Instruments: Recognition and Measurement. Instead of consolidating the PTEs and PFEs on a line by line basis, the General Government Sector financial statements recognise an asset being the equity investment in those entities, and a gain or loss for changes in the carrying amount of the asset.

Entities are considered to be controlled when the State has the capacity to dominate their financial and operating policies in pursuing the Government’s objectives. Entities are not consolidated where the State merely regulates or acts as a trustee, because these fall outside the concept of ‘control’ defined in AASB 127.

Excluded entities include local government bodies, universities, certain reserve trusts created under the Crown Lands Act 1989, hospitals listed under Schedule 3 of the Health Services Act 1977, the State’s Superannuation Funds, the trust funds of the New South Wales Trustee and Guardian, Rental Bond Board, and Workers’ Compensation Insurance Fund, the NSW Aboriginal Land Council and most professional registration and marketing authorities.

A project is currently in progress to identify and value Crown reserves that are ‘controlled’ by the NSW Government. There are approximately 39,000 Crown reserves in New South Wales. The NSW Government manages some of these reserves while others are managed by local governments or other classifications of trust managers (e.g. community trust boards, administrators, corporations).

Based on a preliminary assessment, it is currently estimated that the total value of these reserves, potentially controlled by the NSW Government, but not currently recognised in the Total State Sector Accounts, is between $3 billion and $4 billion. In addition, the estimated value of buildings and infrastructure assets on these reserves potentially controlled by the NSW Government, but not currently recognised in the Total State Sector Accounts, is between $4 billion and $5.5 billion. However, the total value may even be outside of this range, depending on the determination of the assets that are controlled.

The NSW Government will recognise the value of controlled Crown reserve land, buildings, and infrastructure in future General Government Sector and Total State Sector Accounts, once this project is complete and the value can be reliably estimated.

All transactions and balances between NSW government agencies (for the Total State Sector Accounts) and between General Government Sector agencies (for the General Government Sector financial statements), have been eliminated. Dissimilar accounting policies adopted by agencies have been amended to ensure consistent policies are adopted in similar circumstances, unless an Accounting Standard permits categorisation of items for which different policies may be appropriate.

Details of consolidated entities are included in Note 39.

Statement of Comprehensive Income Presentation

All amounts included in the comprehensive result (total change in net worth before transactions with owners as owners) are classified as ‘transactions’ or ‘other economic flows’ consistent with the principles in the ABS GFS Manual.

Total State Sector Accounts	5 - 15

Note 1

‘Transactions’ result from mutually agreed interaction between parties, such as sales of goods and services. It also includes depreciation. ‘Other economic flows’ result from a change in the volume or value of an asset or liability that does not result from a ‘transaction’, including revaluations resulting from changes in market prices and other gains and losses that result from changes in the volume of assets.

‘Other economic flows’ are separated between those recognised in the GAAP operating result and those recognised as ‘other comprehensive income’, as defined in AASB 101 Presentation of Financial Statements. In some cases, certain items required to be disclosed under Accounting Standards are split into ‘transaction’ and ‘other economic flow’ components.

Revenue from Transactions

Revenue is measured at the fair value of the consideration or contribution received or receivable, in accordance with AASB 1004 Contributions and AASB 118 Revenue. Additional comments regarding the accounting policies for the recognition of revenue are discussed below.

State Taxation

State taxation is recognised upon assessment as follows:

•	Government-assessed revenues (mainly land tax) are recognised at the time the assessments are issued.

•

Taxpayer-assessed revenues including payroll tax and stamp duty, are recognised when the funds are received by the tax collecting agency. Additional revenues, identified after review of taxpayer returns, are recognised upon amended assessment.

Grants and Subsidies

These are recognised when the State gains control over the grants and subsidies, which is normally obtained when the cash is received.

This primarily comprises Commonwealth general purpose, special purpose and national partnership payments.

Sale of Goods and Services

Revenue from the sale of goods is recognised when the State transfers to the buyer the significant risks and rewards of ownership of the assets.

Revenue is recognised from the rendering of services when the service is provided or by reference to the stage of completion.

Rental revenue (including from investment properties and public housing) is treated as a government service and recognised in accordance with AASB 117 Leases on a straight-line basis over the lease term.

5 - 16	Total State Sector Accounts

Note 1

Interest Revenue

Interest revenue is recognised as it accrues using the effective interest method in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Net realised or unrealised gains and losses on the revaluation of investments do not form part of ‘revenue / expenses from transactions’ but are reported as part of ‘other economic flows – included in the operating result’.

Dividends and Income Tax Equivalents from other sectors

The General Government Sector receives dividends and tax equivalent payments (pursuant to National Competition Policy) from some of the State’s PTEs and PFEs. Dividends are recognised as revenue when the right to receive payment is established. Dividend ‘transaction’ revenue excludes dividends paid out of asset sale proceeds, which are treated as ‘other economic flows – included in the operating result’.

Income tax equivalents (represented by the current tax payable / receivable by / from the PTE and PFE sector) are recognised as ‘revenue from transactions’ in the period when earned. Tax equivalent receivables / payables from / to the PTE and PFE sector are also recognised in the General Government Sector, when controlled.

Deferred tax equivalent income and expense are recognised in the General Government Sector as part of ‘other economic flows – included in the operating result’, as well as an asset / liability.

The General Government Sector is the counterparty to the tax effect accounting entries recognised by PTEs and PFEs that are part of the National Tax Equivalent Regime. This treatment is adopted on the basis that the General Government Sector controls these sectors and therefore these amounts.

On consolidation, dividend and income tax equivalent entries are eliminated for the Total State Sector Accounts.

Other Dividends and Distributions

Other dividends include dividends received from investments in entities other than the PTE and PFE sectors and are recognised when the right to receive payment is established. Distributions are mainly represented by distributions from managed fund investments, administered by NSW Treasury Corporation (TCorp). Distributions are recognised as revenue when the right to receive payment is established, which for the managed fund investments is normally on distribution. They exclude fair value movements in the unit price of the investments, which are recognised as ‘other economic flows - included in the operating result’.

Fines, Regulatory Fees and Other Revenue

These revenues are recognised when earned if the monetary amounts can be determined reliably. Otherwise, they are accounted for as follows:

•

Fines issued by the Courts are recognised when the fine is issued. Traffic infringement fines, such as those administered by the State Debt Recovery Office, are recognised when the cash is received. Revenue from enforcement orders is regarded as being reliably measured when the order is issued.

•	Licence fees and royalty revenue are recognised on an accrual basis in accordance with the substance of the relevant agreement.

Total State Sector Accounts	5 - 17

Note 1

Expenses from Transactions

Expenses are recognised when incurred.

Employee Expenses (excluding superannuation)

These expenses include costs related to employment such as salaries and wages, leave entitlements, fringe benefits tax, workers’ compensation, redundancies and other on-costs associated with leave entitlements.

Payroll tax (a State tax) paid by New South Wales general government sector agencies is eliminated in the General Government Sector financial statements, along with the PTE and PFE amounts, on consolidation in the Total State Sector. Some employee-related expenses are capitalised as part of the construction costs of certain non-current physical assets.

The recognition and measurement policy for employee expenses is detailed below in the associated liability policy note.

Superannuation Expense

Superannuation expense comprises:

•	for defined contribution plans, the accrued contribution for the period;

•

for defined benefit plans, the current service cost and gross interest cost less the expected return on plan assets. This excludes the actuarial gains and losses, which are classified as ‘other economic flows – other comprehensive income’.

Depreciation and Amortisation

Each depreciable property, plant and equipment asset is depreciated to allocate the cost or revalued amount (net of its residual value) over its useful life, in accordance with AASB 116 Property, Plant and Equipment. Depreciation is generally allocated on a straight-line basis.

However certain heritage assets, including original artworks and collections and heritage buildings, may not have a limited useful life because appropriate curatorial and preservation policies are adopted. Such assets are not subject to depreciation. Land is not a depreciable asset.

Intangible assets with finite lives are amortised under the straight line method and expensed in the statement of comprehensive income for the period, in accordance with AASB 138 Intangible Assets. Intangible assets with an indefinite life are not amortised, but are tested for impairment annually.

Interest expense

This comprises interest on borrowings and the unwinding of discounts on non-employee provisions. Interest costs, including borrowing costs under AASB 123 Borrowing Costs, are recognised as expenses in the period in which they are incurred.

5 - 18	Total State Sector Accounts

Note 1

Other Property Expenses

This comprises land rent and royalty expenses, which are recognised as expenses in the period in which they are incurred.

Other Operating Expenses

These expenses generally represent the day-to-day running costs incurred in the normal operation of agencies, and include asset maintenance costs paid to external parties. The recognition and measurement policy for other provision expenses is detailed below in the associated liability policy note.

Grants and Transfer expenses

Grants and transfer expenses generally comprise cash contributions to local government authorities and non-government organisations. They are expensed when the State transfers control of the assets. For the General Government Sector, they also include grants and subsidies paid to PTEs and PFEs.

Accounting for the Goods and Services Tax (GST)

In accordance with Interpretation 1031 Accounting for the Goods and Services Tax, revenues, expenses and assets are recognised net of the amount of GST, except:

•

where the amount of GST incurred as a purchaser is not recoverable from the Australian Taxation Office, it is recognised as part of the cost of acquisition of an asset or as part of an item of expense; and

•	receivables and payables are stated with the amount of GST included.

Cash flows are included in the statement of cash flows on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the Australian Taxation Office is classified as an operating cash flow.

Other Economic Flows

Other economic flows mainly comprise gains and losses on re-measurement of assets and liabilities. This includes realised and unrealised gains and losses, such as gains and losses on asset disposals and sale of businesses, actuarially assessed gains and losses of defined benefits superannuation liabilities, fair value adjustments to physical and financial assets, including investments in other sectors and dividends from asset sale proceeds. These gains or losses are ‘other economic flows’, which are included either in the GAAP ‘operating result’ or ‘other comprehensive income’, in accordance with AASB 101 Presentation of Financial Statements.

Discontinuing Operations

The financial impact of discontinuing operations is disclosed in summary on the face of the Statement of Comprehensive Income in accordance with AASB 5 Non-Current Assets Held for Sale and Discontinued Operations. Note 35 discloses further detail for each discontinued operation, including the financial impact of transactions (revenues and expenses) and other economic flows, the accounting gain or loss, and the cash flows of the discontinued operation.

Total State Sector Accounts	5 - 19

Note 1

Assets

Assets recognised in the statement of financial position are classified into financial and non financial assets, based on a liquidity presentation.

Cash and Cash Equivalents

Cash and cash equivalent assets in the statement of financial position comprise cash at bank and in hand, short-term deposits with an original maturity of three months or less, and deposits in NSW Treasury Corporation’s HourGlass Managed Fund Cash Facility.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Receivables

Receivables include debtors in relation to goods and services, taxes, fines and levies receivable. Statutory receivables, such as taxes receivable are not classified as financial instruments.

Receivables are recognised initially at fair value, based on the transaction cost or face value, in accordance with AASB 139. Subsequent measurement is at amortised cost using the effective interest method, less an allowance for any impairment.

Reimbursements receivable are recognised as a separate asset when it is virtually certain that the reimbursement will be received if the entity settles the obligation and shall not exceed the amount of the related provision.

Changes in receivables are accounted for when impaired (‘other economic flows – included in the operating result’), derecognised (‘other economic flows – included in the operating result’) or through the amortisation process (‘transaction’).

Short-term receivables with no stated interest rate are measured at the original invoice amount where the effect of discounting is immaterial.

Financial Assets at Fair Value

Financial assets at fair value mainly include certain investments designated at fair value through profit or loss upon initial recognition, including the NSW Treasury Corporation Hour-Glass Investment facilities. In the Total State Sector Accounts, this also includes securities and placements held by NSW Treasury Corporation.

Financial assets at fair value are either classified as ‘held for trading’, ‘available for sale’ (the residual category) or are designated at ‘fair value through profit and loss’, in accordance with AASB 139. Changes in fair value for assets classified or designated at fair value through profit and loss are recognised as an ‘other economic flow - included in the operating result’. Changes in fair value for available for sale assets are recognised as ‘other economic flows - other comprehensive income’, until impaired or disposed of. Refer to Note 1 Impairment of Financial Assets and Financial Liabilities for further details.

5 - 20	Total State Sector Accounts

Note 1

A change in fair value excludes ‘interest’ and ‘distributions’, which are recognised as ‘revenue from transactions’.

Financial assets designated at fair value through profit or loss, namely the TCorp Hour Glass Investment facilities and the TCorp securities and placements, are designated on the basis that these financial assets are managed and their performance is evaluated on a fair value basis, in accordance with a documented risk management strategy, and information about these assets is provided internally on that basis to key management personnel.

Purchases and sales of financial assets under contracts that require delivery of the asset within the timeframe established by convention or regulation are recognised on the trade date i.e. the date that government was committed to purchase or sell the asset.

Advances Paid

Advances paid comprise loans made for public policy purposes. As such, these advances are generally contracted at interest rates that are below market rates. Advances paid are initially measured at fair value plus transaction costs. Any additional amount lent on low interest loans (compared to the fair value) is recognised in the operating result.

Advances paid consist of non-derivative financial assets with fixed or determinable payments that are intended to be held to maturity or are not quoted in an active market. These financial assets are subsequently measured at amortised cost using the effective interest method, in accordance with AASB 139. Changes in advances paid are accounted for when impaired (‘other economic flows – included in the operating result’), derecognised (‘other economic flows – included in the operating result’) or through an amortisation process (‘transaction’).

Equity Investments in Other Public Sector Entities

In the General Government Sector financial statements, the interest in the PTE and PFE sectors is, in the absence of fair value, accounted for as an equity investment based on the state’s proportional share of the carrying amount of net assets of those sectors (before consolidation adjustments), in accordance with AASB 1049. Any change in the carrying amount of the investment is accounted for as if the change in carrying amount is a change in fair value and accounted for in a manner consistent with the treatment of ‘available for sale’ financial assets in AASB 139 and is recognised as an ‘other economic flow – other comprehensive income’. Dividends from the General Government Sector investments in the PTE and PFE sector are accounted for as ‘revenue from transactions’.

Total State Sector Accounts	5 - 21

Note 1

Investments in Associates

Equity investments in joint venture entities and associates are accounted for using the equity method.

Movements in the State’s share of profits are recognised in the operating result, split between dividends recognised as ‘revenue from transactions’ and the share of earnings excluding dividends recognised as ‘other economic flows – included in the operating result’. Movements in the State’s share of revaluations to a reserve are recognised as an ‘other economic flows – other non-owner movement in equity’.

Impairment of Financial Assets

All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139.

An allowance for impairment of receivables is established when there is objective evidence that the State will not be able to collect amounts due.

For financial assets carried at amortised cost, the amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate.

When an available for sale financial asset is impaired, the amount of the cumulative loss is removed from reserves and recognised in profit or loss, based on the difference between the acquisition cost (net of any principal repayment and amortisation) and current fair value, less any impairment loss previously recognised in profit or loss.

Any reversals of impairment losses are reversed through profit or loss, where there is objective evidence, except reversals of impairment losses on investments in an equity instrument classified as ‘available for sale’ which must be made through the reserve. Reversals of impairment losses of financial assets carried at amortised cost cannot result in a carrying amount that exceeds what the carrying amount would have been had there not been an impairment loss.

The amount of the impairment loss is recognised as ‘other economic flows - included in the operating result’. Bad debts are written off as incurred and are treated as ‘expenses from transactions’, where mutually agreed.

De-recognition of financial assets and financial liabilities

In accordance with AASB 139, a financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire; or if the State transfers the financial asset:

•	where substantially all the risks and rewards have been transferred or

•	where the State has not transferred substantially all the risks and rewards, if control has not been retained.

A financial liability is derecognised when the obligation specified in the contract is discharged or cancelled or expires.

5 - 22	Total State Sector Accounts

Note 1

Inventories

Inventories held for distribution are stated at cost, adjusted when applicable for any loss of service potential, in accordance with AASB 102 Inventories. A loss of service potential is recognised where the current replacement cost is lower than the carrying amount.

Inventories (other than those held for distribution) are valued at the lower of cost or net realisable value. Cost is calculated using the weighted average cost or the ‘first in first out’ method.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Where inventories are acquired at no cost or for nominal consideration, cost is the current replacement cost as at the date of acquisition. The current replacement cost is the cost the State would incur to acquire the asset on the reporting date.

Forestry Stock

The fair value of native forest crops, softwood plantations and hardwood plantations is determined using a discounted cash flow approach. The valuation assumes the continuation of existing practices with regard to forest management and silviculture. The market valuation is prepared by professional foresters, employed by Forests NSW using techniques/methods published in scientific journals and accepted by the forestry industry. The net change in fair value (resulting from price and volume movements) from the beginning to the end of the year is recognised as revenue or an expense in the statement of comprehensive income. This method of valuation closely reflects the usual market practice and provides a more accurate view of the value of the assets in terms of future revenue generation.

Assets (or Disposal Groups) Held for Sale

Certain non-current assets (or disposal groups) are classified as held for sale, where their carrying amount will be recovered principally through a sale transaction, not through continuing use.

Non-current assets (or disposal groups) held for sale are recognised at the lower of carrying amount and fair value less costs to sell, in accordance with AASB 5 Non-Current Assets Held for Sale and Discontinued Operations. These assets are not depreciated while they are classified as held for sale.

Investment Properties

The State owns properties to earn rentals and/or for capital appreciation. These investment properties are stated at fair value supported by market evidence at the reporting date.

Gains or losses arising from changes in fair value are included in ‘other economic flows – included in the operating result’ for the period in which they arise. No depreciation is charged on investment properties, however, where material, ‘consumption of capital’ is recognised as an ‘expense from transactions’.

Total State Sector Accounts	5 - 23

Note 1

Management has determined that the following be treated as property, plant and equipment, instead of investment properties based on AASB 140 Investment Property:

•	public housing is treated as property, plant and equipment because the properties are held to provide a social service rather than for investment purposes; and

•

properties leased within the NSW public sector by the State Property Authority are treated as property, plant and equipment because the properties are held to provide a service rather than for investment purposes.

Property, Plant and Equipment

Property, plant and equipment comprise three asset classes:

•	Land and buildings

•	Plant and equipment

•	Infrastructure systems.

Land and buildings include public housing, schools, TAFE colleges, hospitals and Crown land.

Plant and equipment include computer hardware, rail rolling stock, public buses and ferries, and museum and library collections.

Infrastructure systems comprise the state’s power stations, dams, electricity and water system assets, ports, major roads and railway lines.

Capitalisation and Initial Recognition

Property, Plant and Equipment is initially recognised at acquisition cost, in accordance with AASB 116 Property, Plant and Equipment. Cost is the amount of cash or cash equivalents paid or the fair value of the other consideration given to acquire the asset at the time of its acquisition or construction or, where applicable, the amount attributed to that asset when initially recognised in accordance with the specific requirements of Australian Accounting Standards.

Assets acquired at no cost or for nominal consideration are initially recognised at their fair value at the date of acquisition. Fair value is the amount for which an asset could be exchanged between knowledgeable, willing parties in an arm’s length transaction.

The cost of assets constructed for own use includes the cost of materials, direct labour, and foreign exchange gains and losses arising during construction as well as an appropriate proportion of variable and fixed overhead costs that can be reliably attributed to the assets.

In general, property, plant and equipment with a value greater than $5,000 is capitalised except for computer equipment which is normally capitalised irrespective of the $5,000 threshold where it is considered to be part of a network of assets.

5 - 24	Total State Sector Accounts

Note 1

Valuation of Property, Plant and Equipment

Property, plant and equipment is valued at fair value in accordance with Australian Accounting Standard AASB 116 and NSW Treasury Policy Paper 07-1 Accounting Policy: Valuation of Physical Non-Current Assets at Fair Value as set out below.

Property, plant and equipment is measured on the basis of the fair value of its existing use, where there are no feasible alternative uses in the existing natural, legal, financial and socio-political environment. However, where there are feasible alternative uses, assets are valued at fair value, based on their highest and best use.

Fair value of property, plant and equipment is determined based on the best available market evidence, including current market selling prices for the same or similar assets.

Market evidence is available and used for the following types of property, plant and equipment:

•

Land under roads, valued at existing use, based on en globo valuation approach or proxy such as open space land (i.e. as such land generally has no feasible alternative use, is undeveloped and publicly accessible).

•	Other land, including Crown leasehold land, that is valued based on the net present value of the income stream

•	Non-specialised buildings, which include commercial and general purpose buildings for which there is a secondary market

•	Certain heritage assets, including artworks, book collections, philately and coin collections.

Where there is no available market evidence, the asset’s fair value is measured at its market buying price, the best indicator of which is depreciated replacement cost.

Depreciated replacement cost is used for specialised plant and infrastructure based on existing use. Depreciated replacement cost for these types of assets is based on the ‘incremental optimised replacement cost’. Optimised replacement cost is the minimum cost, in the normal course of business, to replace the existing asset with a technologically modern equivalent asset with the same economic benefits, adjusting for any overdesign, overcapacity and redundant components. Incremental optimisation means that optimisation is limited to the extent that optimisation can occur in the normal course of business, using commercially available technology.

Depreciated replacement cost is also used, in the absence of market evidence, to revalue:

•

Specialised buildings designed for a specific, limited purpose with no feasible alternative use. This includes hospitals, schools, court houses, emergency services buildings and buildings to house specialised plant and infrastructure and some heritage properties.

•	Many heritage assets, including library and museum collections that are of a specialised nature with no feasible alternative use.

However, certain heritage and cultural assets are not recognised where they cannot be reliably measured.

Non-specialised assets with short useful lives are measured at depreciated historical cost, as a surrogate for fair value.

Total State Sector Accounts	5 - 25

Note 1

Revaluation of Property, Plant & Equipment

Revaluations are made with sufficient regularity to ensure that the carrying amount of property, plant and equipment does not materially differ from fair value at the reporting date. Subject to the above, assets are revalued at least every five years.

Where the State revalues non-current assets by reference to current prices for assets newer than those being revalued (adjusted to reflect the present condition of the assets), the gross amount and accumulated depreciation are separately restated.

Otherwise, for non-specialised assets where market based evidence is available, any accumulated depreciation is generally offset against the gross carrying amount of the assets to which they relate, and the net asset carrying amount is increased or decreased by the revaluation increment or decrement.

Revaluation increments are credited directly to the asset revaluation reserve, except that, to the extent that an increment reverses a revaluation decrement for that class of asset previously recognised as a loss in the operating result, the increment is recognised as a gain.

Revaluation decrements are recognised immediately as losses, except that they are debited directly to the asset revaluation reserve to the extent that a credit exists in the asset revaluation reserve in respect of the same class of asset.

Where an asset that has previously been revalued is disposed of, any balance remaining in the asset revaluation reserve in respect of that asset is transferred to accumulated funds.

Impairment of property, plant and equipment

The State assesses at each reporting date whether there is any indication that an asset or a cash generating unit may be impaired, in accordance with AASB 136 Impairment of Assets. If such an indication exists, the State estimates the recoverable amount. An impairment loss is recognised where the carrying amount of the asset or cash-generating unit exceeds the recoverable amount. Impairment losses are recognised as ‘other economic flows – other comprehensive income’.

The recoverable amount of specialised assets that form part of a cash generating unit, in the absence of a market selling price, is the value in use, based on the expected future cash flows.

For not-for-profit entities, where an asset does not belong to or constitute a cash generating unit, it cannot be impaired under AASB 136 unless selling costs are material. This is because for not-for-profit entities, AASB 136 modifies the recoverable amount in such circumstances to be the higher of fair value less costs to sell and depreciated replacement cost.

Intangible Assets

The State recognises intangible assets only if it is probable that future economic benefits will flow to the State and the cost of the asset can be measured reliably. Examples of intangibles include computer software and easements to access privately owned land.

5 - 26	Total State Sector Accounts

Note 1

Intangible assets are measured initially at cost, in accordance with AASB 138. Where an asset is acquired at no or nominal cost, the cost is its fair value as at the date of acquisition.

All research costs are expensed. Development costs are only capitalised when certain criteria are met.

Intangible assets are subsequently measured at fair value only if there is an active market. If there is no active market, the assets are carried at cost less any accumulated amortisation.

Intangible assets are tested for impairment where an indicator of impairment exists and in the case of intangible assets with indefinite lives, annually, either individually or at the cash generating unit level.

Easements are estimated to have an indefinite life as the access rights are considered to be permanent.

Other Non Financial Assets

Other non financial assets include prepayments and emerging assets arising from Build-Own-Operate Transfer arrangements. Prepayments represent payments in advance of receipts of goods or services. Emerging assets are discussed separately as part of ‘privately financed projects and service concession arrangements’.

Privately Financed Projects and Service Concession Arrangements

In a privately financed project (PFP), a public sector entity (the grantor) arranges for the private sector (the operator) to design, finance and build infrastructure and provide associated operational or management services for an agreed period (the service period).

Many PFPs include a service concession arrangement (SCA) as described in Interpretation 129 Service Concession Arrangements: Disclosures. An SCA is an agreement under which the public sector (the grantor) grants a concession to the private sector (the operator) to provide services that give the public access to major economic and social facilities. In effect, the SCA operator (rather than the grantor) is the primary provider of the services with the infrastructure and provides the services to the public.

PFPs are accounted for in three different ways, depending on the extent of the grantor’s control of the underlying infrastructure, ie whether the infrastructure is:

•	grantor-controlled from the beginning of the service period

•	operator-controlled during the service period and grantor-controlled thereafter or

•	operator-controlled for its entire useful life.

PFP infrastructure purchased under a deferred payment arrangement or acquired under a finance lease is grantor-controlled from the beginning of the service period. Such infrastructure is recognised as property, plant and equipment and depreciated over its useful life or the term of the lease in accordance with AASB 116 or AASB 117. The payment obligation is recognised as a liability.

Total State Sector Accounts	5 - 27

Note 1

PFP infrastructure subject to a Build-Own-Operate Transfer (BOOT) arrangement is operator-controlled during the service period but grantor-controlled thereafter. The grantor receives the infrastructure in exchange for granting a service concession to the operator under a SCA. At the end of the service period the grantor recognises the transferred infrastructure as property, plant and equipment and commences depreciating it in accordance with AASB 116. At present, BOOT arrangements are the only PFPs to feature SCAs and every BOOT arrangement includes one. See note 17 for details of present SCAs.

PFP infrastructure subject to a Build-Own-Operate (BOO) arrangement is permanently operator-controlled. Therefore the grantor does not recognise the infrastructure as an asset. Interpretation 4 Determining whether an Arrangement contains a Lease is applied where relevant. Any PFP service fees payable to the operator are expensed as incurred.

The principles and guidance in Treasury Policy & Guidelines Paper TPP 06-8 Accounting for Privately Financed Projects apply and are used to determine the grantor’s accounting treatment for a PFP or SCA under existing Australian accounting pronouncements (such as AASB 116, AASB 117 or Interpretation 4),.

TPP 06-8 determines which party controls the infrastructure by assessing who has the majority of the associated risks and benefits. Where the grantor controls the infrastructure during the service period, it recognises an asset for the infrastructure and a liability for any associated obligation to pay for it.

An up-front contribution by the operator (or grantor), that is substantively part of the PFP is recognised progressively over the period of consequently reduced payments.

A right to receive the infrastructure for a nominal sum (including zero) at the end of the service period is recognised as revenue and an asset whose value emerges during that period. The accumulated value of the right at the end of the service period equates to the written down replacement cost of the infrastructure at that time. The value is allocated during the service period as if it were the compound value of an annuity discounted at the NSW government bond rate applicable to the purchaser at the commencement of the service period. Any increase or decrease in the fair value of the right to receive the infrastructure that occurs during the service period, is recognised as an asset revaluation, similarly to a revaluation of property plant and equipment.

Emerging rights to receive SCA infrastructure are classified as “other assets” and “other revenue”. Up-front contributions are classified as “other liabilities” (if received from the operator) or “prepayments” (if paid to the operator).

A land lease in connection with a PFP is accounted for in accordance with AASB117 Leases.

Liabilities

Liabilities in the statement of financial position are presented on a liquidity basis.

Deposits held

Deposits held represent liabilities, for customer and contractors’ security deposits for utilities such as electricity and water and for Generation Trading Agreements (GTAs) with Origin and TRUenergy, referred to as ‘GenTraders’. Customer and contractor deposits can be refunded at any time, and in the case of the GenTrader deposits, if certain contractual conditions are not met. These deposits are recognised at no less than the amount payable on demand, in accordance with AASB 139.

5 - 28	Total State Sector Accounts

Note 1

Payables

These amounts represent liabilities for goods and services provided to the State prior to the end of the financial year that are unpaid. Payables include accrued interest, accrued salaries, wages and on-costs, amounts owing for construction or purchase of assets and amounts payable for settlement of financial liabilities under contract.

Payables are recognised initially at fair value, usually based on the transaction cost or face value, in accordance with AASB 139. Subsequent measurement is at amortised cost using the effective interest method.

Short-term payables with no stated interest rate are measured at the original invoice amount where the effect of discounting is immaterial.

Borrowings and Advances Received

The borrowings and advances received liabilities are not held for trading and represent funds raised from the following sources:

•	loans raised by the Commonwealth on behalf of the State under the previous Financial Agreement;

•	advances by the Commonwealth for housing and other specific purposes;

•	domestic and overseas borrowings raised by the NSW Treasury Corporation; and

•	domestic borrowings by public sector agencies (including finance leases).

The General Government Sector borrowings and advances received liabilities include borrowings by general government agencies from NSW Treasury Corporation, which is a PFE. These are eliminated in the Total State Sector.

General Government Sector borrowings are direct loans with no market value, and are recognised at amortised cost using the effective interest method, in accordance with AASB 139.

Amortised cost is the face value of the debt less unamortised discount or plus unamortised premiums. The discount or premiums are treated as finance charges and amortised using the effective interest rate method over the term of the debt.

In the Total State Sector, the domestic and overseas borrowings are designated at ‘fair value through profit or loss’ under AASB 139, on the basis that they are managed by NSW Treasury Corporation and evaluated on a fair value basis in accordance with a documented risk management strategy, and information is provided internally on that basis to key management personnel.

Overseas borrowings are translated at exchange rates prevailing at the reporting date.

Gains or losses arising from fair value movements in borrowings ‘designated at fair value through profit or loss’ (excluding interest), foreign exchange and debt restructuring transactions are included as ‘other economic flows – included in the operating result’ in the period in which they arise.

Total State Sector Accounts	5 - 29

Note 1

Lease Liabilities, Assets and Operating Leases

A distinction is made between finance leases, which effectively transfer from the lessor to the lessee substantially all the risks and benefits incidental to ownership of the leased assets, and operating leases under which the lessor effectively retains substantially all such risks and benefits.

Finance leases are recognised as assets and liabilities at the fair value of the leased property, or if lower, at the present value of the minimum lease payments. The leased asset is amortised on a straight line basis over the term of the lease or, where it is likely that the entity will obtain ownership of the asset, the useful life of the asset to the entity. The finance lease liability is determined in accordance with AASB 117 Leases. Lease payments are allocated between the principal component of the lease liability and the interest expense.

Long term leases of land are classified as finance leases receivable. This recognises that substantially all the risks and rewards incidental to ownership of the land are transferred to the lessee.

Operating lease payments and receipts are charged to the operating result systematically over the term of the lease.

The cost of leasehold improvements is capitalised as an asset and amortised over the remaining term of the lease or the estimated useful life of the improvements, whichever is the shorter.

Derivative Liabilities and Assets

The State has derivative assets and liabilities. Derivatives are held for trading financial instruments (except for designated and effective hedging instruments which are subject to hedge accounting), valued on a fair value basis as at reporting date, in accordance with AASB 139. Gains and losses from one valuation date to the next are recognised as ‘other economic flows – included in the operating result’.

Designated and effective hedges are measured at fair value and are accounted for either as a fair value hedge (i.e. hedge of exposures to changes in fair value) or a cash flow hedge (i.e. hedge of exposure to variability in cash flows). Gains or losses on fair value hedges are recognised as an ‘other economic flow – included in the operating result’. Gains or losses on the effective portion of cash flow hedges are recognised as an ‘other economic flow – other comprehensive income’, until the forecast transaction affects profit or loss and it is recycled into ‘other economic flows – included in the operating result’. The ineffective portion of cash flow hedges is recognised as an ‘other economic flow – included in the operating result’.

Where an active market exists, fair values are determined by reference to the specific market quoted prices / yields at year end. If no active market exists, judgement is used to select the valuation technique which best estimates fair value by discounting the expected future cash flows arising from the financial instruments to their present value using market yields and margins appropriate to the financial instruments. These margins take into account credit quality and liquidity of the financial instruments.

Funding swaps are valued off the appropriate swap curve.

All derivatives are recognised on the statement of financial position at trade date (the date the State becomes party to the contractual provisions of the financial instrument concerned).

5 - 30	Total State Sector Accounts

Note 1

Employee Provisions (excluding superannuation)

Wages and Salaries, Annual Leave and Sick Leave

Liabilities for salaries and wages (including non-monetary benefits), annual leave and paid sick leave that are due to be settled within 12 months of the reporting date are recognised and measured in respect of employees’ services up to the reporting date at undiscounted amounts based on the amounts expected to be paid when the liabilities are settled.

Long-term annual leave that is not expected to be taken within 12 months is measured at present value in accordance with AASB 119 Employee Benefits. Market yields on government bonds as at 30 June are used to discount long-term annual leave.

Unused non-vesting sick leave does not give rise to a liability as it is not considered probable that sick leave taken in the future will be greater than the benefits accrued in the future.

The outstanding amounts of workers’ compensation insurance premiums and fringe benefits tax, which are consequential to employment, are recognised as liabilities and expenses where the employee benefits to which they relate have been recognised.

Long Service Leave

A liability for long service leave is measured in accordance with AASB 119 at the present value of future payments anticipated for the employee services that the State has taken on at the reporting date, using the projected unit credit method. An actuary calculates this using:

•	expected future wage and salary levels

•	experience of employee departures, and

•	periods of service.

Estimated future cash outflows are discounted using market yields at the reporting date that closely match the term of maturity of government bonds.

In certain circumstances, a short hand measurement technique is used as allowed by AASB 119, based on employees with five and more years of services, where it is not materially different from the present value, as confirmed periodically by an actuary.

Self funded worker’s compensation

Some government agencies hold a group self-insurer’s licence with the WorkCover Authority for workers’ compensation.

Total State Sector Accounts	5 - 31

Note 1

Other government agencies are covered for workers’ compensation by the State’s self insurance scheme, known as the Treasury Managed Fund.

These liabilities are actuarially calculated and measured on a discounted cash flows basis, on a similar basis to ‘other provisions’.

Superannuation Provision

An unfunded superannuation liability is recognised in respect of the defined benefit schemes, in accordance with AASB 119. It is measured as the difference between the estimated present value of members’ accrued benefits at reporting date and the estimated net market value of the superannuation scheme assets at that date.

The actuaries apply estimating techniques to value the unfunded superannuation liability. The liability is assessed annually and is calculated based on the latest Triennial Review actuarial economic assumptions, except for the discount rate. The discount rate is based on the long term Commonwealth government bond rate as at 30 June which is adjusted annually, to recognise the extra long term nature of superannuation liabilities at the reporting date.

In estimating these liabilities, there are many assumptions, as well as market forces that can impact the liability value over the next financial year.

The present value of accrued benefits is based on expected future payments that arise from membership of the fund to reporting date in respect of the contributory service of current and past New South Wales state government employees.

The accrued benefits amount is calculated having regard to:

•	expected future wage and salary levels;

•	the growth rate in the Consumer Price Index; and

•	the experience of employee departures and their periods of service.

Detailed information regarding the most recent assumptions from the 2009 triennial review is available from the ‘Report on Actuarial Investigation of State Superannuation Schemes 2009’ at http://www.treasury.nsw.gov.au.

Actuarial gains and losses resulting from changes in measurement assumptions (e.g. discount rate and abnormal earning rates) are immediately recognised as part of ‘other economic flows – other comprehensive income’. The other components of the expense are recognised in ‘expenses from transactions’.

Other Provisions

Other provisions exist when:

•	the State has a present legal or constructive obligation as a result of a past event;

•	it is probable that an outflow of resources will be required to settle the obligation; and

•	a reliable estimate can be made of the amount of the obligation.

5 - 32	Total State Sector Accounts

Note 1

Other provisions are recognised, in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets, at the estimates of the obligation to pay. If the effect of the time value of money is material, provisions are discounted at a pre-tax rate that reflects the current market assessments of the time value of money and the risks specific to the liability.

These include the State’s obligations arising from the:

•

schemes managed by the NSW Self Insurance Corporation (SICorp), including home warranty insurance outside the NSW public sector, closed schemes and the Treasury Managed Fund, a self insurance scheme for certain public sector agencies.

•	Workers’ Compensation (Dust Diseases) Board and WorkCover Authority outstanding claims, including claims assumed by the State from some failed insurance companies.

•	Lifetime Care and Support Scheme, which provides treatment, rehabilitation, care and support services to persons catastrophically injured in motor accidents in New South Wales.

In regard to outstanding claims, the liabilities are measured as the present value of the expected future payments, including claims incurred but not yet reported, and the anticipated fund management fees. Expected future payments are estimated on the basis of the ultimate cost of settling claims.

The amount and timing of the actual outflows in relation to the above provisions have a degree of uncertainty. Actual results may depend on a number of factors specific to the type of claim, for example, future economic and environmental conditions may be different to those assumed.

Any changes to the liabilities from the unwinding of the discount due to the passage of time is recognised as interest in ‘expenses from transactions’ in the operating result.

Actuarial gains and losses resulting from changes in measurement assumptions (e.g. discount rate and inflation rate) are immediately recognised as part of ‘other economic flows – included in the operating result’. The other components of the expense are recognised in ‘expenses from transactions’.

Other Liabilities

All other liabilities are recorded at the estimates of obligation to pay.

Up-front payments received in respect of privately financed projects, are deferred and amortised over the term of the arrangement.

The value of a liability for Aboriginal land claims granted has been recognised equivalent to the estimated value of the related assets.

Budgeted Amounts

The budgeted amounts are disclosed for the primary financial statements where they are presented to Parliament. At present, only a budget for the General Government Sector is presented to Parliament. The budget disclosed is the original / first budget presented to Parliament in respect of the financial year, and excludes forward estimates presented previously. The budgeted financial statements are presented on a basis consistent with AASB 1049.

Total State Sector Accounts	5 - 33

Note 1

Disaggregated Sector Information

Disaggregated primary financial statements are provided for the General Government Sector, PTE and PFE sectors as a note to the Total State Sector Accounts. These financial statements are prepared consistent with the accounting policies adopted in the Total State Sector Accounts. This sector information is determined before consolidation eliminations, and includes GFS type fiscal aggregates and reconciliations.

Correction of Prior Period Errors

The 2009-10 financial statements have been revised to reflect corrections of prior period errors in accordance with AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors.

AASB 108 requires the correction of prior period errors retrospectively, subject to certain limitations, to permit comparability with the current year. The retrospective adjustment occurs by restating the comparative amount in the prior period, or, if the event occurred before the earliest prior period presented, by restating the opening balances of assets, liabilities, and equity for the earliest prior period presented.

Note 28 to this report includes the 2009-10 financial statements with the line items affected by corrections of prior period errors, and an explanation of the material differences for the amounts reported in the audited 2009-10 Total State Sector Accounts.

Revisions to Estimates

Changes in accounting estimates are recognised in the period when the estimate is revised. Such changes are not adjusted retrospectively to the financial statements. Note 28 to this report includes information on the financial impact of these changes.

Changes in Accounting Policy

The main accounting policy changes are outlined below. Note 28 to this report includes information on the financial impact of these changes and its affect on the line disclosures in the primary financial statements.

Long-term Land Leases

In 2010-11 as a result of amendments to AASB 117 Leases, the State changed its accounting policy on long-term land leases in which it is the lessor.

AASB 117 now requires a land lease, to be classified as a finance lease if it transfers to the lessee substantially all the risks and rewards incidental to ownership of the land. Previously, AASB 117 normally required such leases to be classified as operating leases.

The revised accounting policy requires a lessor to classify a long-term land lease as a finance lease rather than an operating lease if, at the inception of the lease, the present value of:

•	the minimum lease payments amounts to substantially all of the fair value of the leased land and

•	the lessor’s residual risks and rewards after the end of the lease term is not significant.

Under the revised policy, a prepaid long-term land lease is effectively accounted for as a sale.

5 - 34	Total State Sector Accounts

Note 1 and Note 2

In accordance with the transitional provisions of AASB 117 (as amended), the State reassessed the classification of the land elements of unexpired leases as at 1 July 2010 on the basis of information existing at the inception of those leases, where such information was available. Where a lease was reclassified as a finance lease (or, if the lease was prepaid, a sale) the adjustment was recognised, where practicable retrospectively, in accordance with AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors.

Where information was not available to apply the amendments retrospectively, the amendments were applied on the basis of facts and circumstances as at 1 July 2010, the asset and liability relating to the newly classified finance lease were recognised at their fair values on that date, and any difference between those fair values was recognised in retained earnings.

Note 2:	Revenue

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Taxation
Payroll Tax	6,382	6,142	6,165	5,922
Stamp Duties	5,537	5,176	5,352	5,171
Land Tax	2,289	2,296	2,221	2,227
Gambling and Betting	1,757	1,706	1,757	1,462
Other	4,430	3,809	3,823	3,246

	20,395	19,129	19,318	18,028

Grants and Subsidies Revenue
Commonwealth General Purpose (a)	13,900	13,419	13,900	13,419
Commonwealth Specific Purpose	6,860	6,554	6,860	6,554
Commonwealth National Partnership Payments	4,215	6,367	4,215	6,345
Other Grants and Subsidies	642	643	439	481

Total Grants and Subsidies Revenue	25,617	26,983	25,414	26,799

Grants dissected into Current and Capital Components
Current Grants and Subsidies Revenue from the Commonwealth (b)
General Purpose	13,900	13,419	13,900	13,419
National Agreements	6,633	6,236	6,633	6,236
National Partnership Payments	1,188	1,657	1,188	1,653

Current Grants from the Commonwealth	21,721	21,312	21,721	21,308
Other Grants and Subsidies	618	638	371	458

Total Current Grant Revenue	22,339	21,950	22,092	21,766

Capital Grant Revenue from the Commonwealth (b)
Specific Purpose	227	318	227	318
National Partnership Payments	3,027	4,710	3,027	4,692

Capital Grants from the Commonwealth	3,254	5,028	3,254	5,010
Other Grants	24	5	68	23

Total Capital Grant Revenue	3,278	5,033	3,322	5,033

Total Grants and Subsidies Revenue	25,617	26,983	25,414	26,799

(a)	General Purpose recurrent grants mainly comprise New South Wales’ share of the Goods and Services Tax.
(b)	Grant revenue and expenses exclude the following transfer payments from the Commonwealth government that New South Wales on-passes to third parties. They are not recorded as New South Wales revenue and expenses as the State has no control over the amounts that it on-passes.

Total State Sector Accounts	5 - 35

Note 2

Transfer Payments from the Commonwealth Government

on-passed by New South Wales to Third Parties

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Transfer Receipts
Current Transfer Receipts for Specific Purposes	3,640	3,831	3,640	3,831
Capital Transfer Receipts for Specific Purposes	34	19	34	19
Total Receipts	3,674	3,850	3,674	3,850
Transfer Payments
Currrent Transfer Payments to Local Government	664	614	664	614
Currrent Transfer Payments to the Private and Not-For-Profit Sector	2,976	3,217	2,976	3,217
Capital Transfer Payments to Local Government	—	—	—	—
Capital Transfer Payments to the Private and Not-for-Profit Sector	34	19	34	19
Total Payments	3,674	3,850	3,674	3,850

Contributions

The following contributions received from the Commonwealth for National Partnership and Specific Purpose Payments can only be spent on specific agreed items and to a specific timetable agreed with the Commonwealth, or the funds must be returned. These disclosures relate to revenue recognised for both the General Government and the Total State Sectors.

Conditional contributions with no designated future expenditure timetable that were recognised as revenue in 2010-11 and not fully spent.

	Balance $m
Policy Area	2010-11	2009-10
Emergency Services	1	0
Education	374	399
Family and Community Services	21	0
Environment and Heritage	2	0
Primary Industries	0	2

Total	398	401

Conditional contributions as at 30 June 2011 with a designated future expenditure timetable for the provision of goods and services (and not included in the above table).

	Conditional Contribution June 2011 $m	Period to which the amounts relate
Policy Area		2011-12 $m	2012-13 $m	2013-14 $m	Beyond $m
Roads	623	497	120	6	0

5 - 36	Total State Sector Accounts

Note 2

Conditional contributions as at 30 June 2010 with a designated future expenditure timetable for the provision of goods and services

	Conditional Contribution June 2010 $m	Period to which the amounts relate
Policy Area		2010-11 $m	2011-12 $m	2012-13 $m	Beyond $m
Roads	915	543	247	119	6

	General Government Sector		Total State Sector
	2010-11 $m	2009-10 $m	2010-11 $m	2009-10 $m
Sale of Goods and Services comprise revenue from:
Sale of goods	146	136	7,338	6,893
Rentals from public housing and other non-investment properties (c)	212	212	1,086	1,117
Rentals from investment properties	3	3	69	42
Rendering of other services	4,297	3,965	9,316	7,604

	4,658	4,316	17,809	15,656

(c) Includes revenues from the provision of public housing:

Market rent and other tenant charges	55	48	1,519	1,492
Less: Rental subsidies to tenants	(15)	(14)	(812)	(795)

Rentals from Public Housing	40	34	707	697

Total State Sector Accounts	5 - 37

Note 2

	General Government Sector		Total State Sector
	2010-11 $m	2009-10 $m	2010-11 $m	2009-10 $m
Interest Revenue comprises:
Interest from Managed Fixed Interest Facility	113	5	186	61
Interest from Hourglass Cash Managed Fund	105	81	181	131
Interest from other financial institutions	250	236	1,110	893

	468	322	1,477	1,085

Dividend and Income Tax Equivalents from Other Sectors
Dividends from the PNFC Sector	1,006	1,231	—	—
Dividends from the PFC Sector	91	39	—	—
Income Tax Equivalents from the PNFC Sector	840	750	—	—
Income Tax Equivalents from the PFC Sector	45	17	—	—

	1,982	2,037	—	—

Other Dividends and Distributions
Distributions from managed funds	302	233	318	233
Dividends from associates	128	52	128	52

	430	285	446	285

Fines, Regulatory Fees and Other Revenues comprise:
Royalties from mining	1,240	985	1,240	985
Fines	360	351	360	351
Fees	246	231	246	231
Licences	185	168	185	168
Emerging right to receive privately finance infrastructure	166	153	170	157
Road assets transferred from local government authorities	98	313	98	313
Other	1,299	1,055	1,881	1,673

	3,594	3,256	4,180	3,878

5 - 38	Total State Sector Accounts

Note 3

Note 3:	Expenses

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Employee Expenses comprise:
Salaries and wages (including recreation leave)	22,220	20,988	25,156	23,820
Long service leave	844	757	960	902
Workers’ compensation	429	544	487	597
Other	941	784	1,539	1,347

	24,434	23,073	28,142	26,666

Superannuation Interest Costs comprise:
Interest on obligations	2,805	2,815	3,160	3,156
less: Expected long-term return on plan assets	(1,970)	(1,864)	(2,387)	(2,253)

	835	951	773	903

Other Superannuation Expenses comprise:
Defined benefit plans, excluding actuarial gains/losses (a)	648	700	765	832
Defined contribution plans	1,562	1,420	1,858	1,686

	2,210	2,120	2,623	2,518

(a)	Refer Note 24 for a dissection of defined benefits superannuation expense by component.

Depreciation and Amortisation expense comprise:
Depreciation on
Buildings	902	833	1,459	1,320
Plant and equipment	741	728	1,227	1,223
Infrastructure systems	926	984	2,807	2,632
Amortisation of
Leased property, plant and equipment	83	72	88	77
Intangibles	166	152	377	328

	2,818	2,769	5,958	5,580

Depreciation of property, plant and equipment

Useful lives for major assets are as follows:

Buildings
Public housing	50 years
Schools and colleges	65-80 years
Hospitals	40 years

Plant and Equipment
Rail rollingstock (leased and non leased)	32-35 years

Infrastructure
Power stations	50 years
Electricity system assets	7-70 years
Water system assets	10-200 years
Roads pavements	15-50 years
Roads earthworks (slope instability and mine subsidence)	25-100 years
Roads earthworks (other)	indefinite life

Total State Sector Accounts	5 - 39

Note 3

	General Government Sector		Total State Sector
	2010-11 $m	2009-10 $m	2010-11 $m	2009-10 $m
Interest Expenses comprise:
Interest on borrowings	1,260	1,071	3,556	2,909
Interest on Finance Leases	168	164	187	173
Unwinding of discounts on provision liabilities	398	418	406	427

	1,826	1,653	4,149	3,509

Other Operating Expenses comprise:
Operating lease rentals - minimum lease payments	460	423	740	692
Consultancy fees	170	169	197	207
Inventories used up	19	5	1,338	1,044
Audit fees (b) - for audit	—	—	—	—
- for other services	—	—	—	—
Insurance claims	542	452	997	906
Supplies and other services	9,477	8,876	11,488	10,056
External maintenance (excluding employee costs associated with maintenance)	1,613	1,663	3,134	3,096

	12,281	11,588	17,894	16,001

(b)	Fees to the Audit Office of NSW have not been recognised as expenses because they have been eliminated in consolidation of the NSW total state and general government sectors. The fees eliminated are for financial audits; $21 million to the general government sector (2010 $18 million), and $29 million to the total state sector (2010 $25 million). In addition, $6 million for general government and total state sector performance audits and Auditor-General’s Reports to Parliament (2010 $6 million) have been eliminated.

	General Government Sector		Total State Sector
	2010-11 $m	2009-10 $m	2010-11 $m	2009-10 $m
Grants, Subsidies and Transfers for
Recurrent purposes	8,905	7,987	6,634	5,944
Capital purposes	2,494	5,197	1,616	1,745

	11,399	13,184	8,250	7,689

Recurrent and Capital Grants Subsidies and Transfers are provided for:
Education and training	1,463	1,043	1,425	1,037
Human Services (ageing, disability and home care services, community services and public housing) (c)	3,194	4,153	3,401	2,493
Health	873	800	873	800
Public transport	2,972	3,658	12	16
First Home Owners Scheme	262	697	262	697
Other purposes	2,635	2,833	2,277	2,646

	11,399	13,184	8,250	7,689

(c)	In 2010-11, the Total State Sector includes properties valued at $946 million (2009-10 nil) for community housing transferred to non-government organisations. Human Services general government sector includes stimulus grants $482 million (2009-10 $1,313 million).

Refer to Note 36 for information on total expenses (excluding losses) by function.

5 - 40	Total State Sector Accounts

Note 4 and Note 5

Note 4:	Other Economic Flows Included in the Operating Result

	3,406	3,406	3,406	3,406
	General
	Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Net Gains/(Losses) from liabilities
Changes in discount rates for long service leave liabilities	76	(231)	76	(235)
Changes in discount and inflation rates for insurance liabilities	10	(7)	10	(7)

	86	(238)	86	(242)

Other Net Gains/(Losses) in the Operating Result
From the sale of WSN & retail electricity (excludes GFS transactions)	(11)	—	3,311	—
From disposal of property, plant and equipment	(39)	(5)	(21)	(38)
From disposal of intangible assets	—	(7)	5	(34)
From fair value adjustments to:
Investment property	4	(4)	22	(6)
Non-current assets classified as held for sale	—	—	—	(1)
Financial instruments	258	325	235	(964)
Other	(140)	565	(8)	290

	72	874	3,544	(753)

Dividends from Asset Sales Proceeds	3,406	—	—	—

These dividends comprise the component of dividends associated with the sale of businesses and other special one-off asset sales.

	(964	(964	(964	(964
Deferred Income Tax from Other Sectors	(174)	925	—	—

Deferred taxes include amounts associated with superannuation actuarial gains/losses.

Other Economic Flows
Allowance for Doubtful Debts	(285)	(94)	(286)	(108)
Other	(19)	4	(19)	4

	(304)	(90)	(305)	(104)

Note 5:	Cash and Cash Equivalent Assets

	General Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Cash administered by NSW Treasury Corporation
Hour Glass Cash Facility (managed fund) (a)	1,421	1,059	3,238	2,559
Special Client Mandate (Short term deposits facility)	4,788	67	5,166	645
Cash and deposits held at other financial institutions	2,049	1,945	3,354	3,095

	8,258	3,071	11,758	6,299

(a)	The State’s interest in Hour Glass Cash facilities are brought to account as cash because they enable deposits and withdrawals to be made on a daily basis and are not subject to significant risk of a change in value.

Total State Sector Accounts	5 - 41

Note 6 and Note 7

Note 6:	Receivables

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	4,308	4,708	5,314	5,357
Non-current	1,477	1,468	1,449	1,418

Total Receivables	5,785	6,176	6,763	6,775

Receivables comprise
Debtors and accruals from
Sale of goods and services(a)	998	1,108	2,767	3,178
Dust disease insurance levies accrued (b)	1,012	979	1,012	979
Taxation (c)	2,016	2,006	1,688	1,663
Dividends from the public corporation sector	1,073	1,264	—	—
Settlements receivable on new borrowings and other financial instruments	—	—	465	155
Asset sales	28	16	24	10
Interest	11	6	19	11
Other	926	919	1,101	979

	6,064	6,298	7,076	6,975
Less Allowance for Impairment(d)	(279)	(122)	(313)	(200)

Total Receivables	5,785	6,176	6,763	6,775

(a)	Generally trade receivables from sale of goods and services are non-interest bearing with varying terms based on prevalent industry practice.
(b)	Levies receivable under the Workers’ Compensation (Dust Diseases) Act, 1942 reflect the full funding of total claim liabilities as estimated by actuaries at the reporting date. This recognises the legislative power given to the State, to impose levies to meet the cost of claim obligations under this Act.
(c)	Taxation receivables at June 2011 include a $557 million (2010 $532 million) one-off stamp duty assessment, including interest, which is subject to appeal in the Supreme Court. An allowance for impairment of $143 million (2010 nil) has been recognised.
(d)	The remaining allowance for impairment mainly comprises doubtful debts related to the sales of goods and services.

Note 7:	Income Tax Equivalents

Commerical PNFCs and PFCs are part of a National Tax Equivalent Regime, (NTER). Although exempt from income tax obligations to the Australian Government, members of the NTER accrue and pay income tax equivalents to the State, and adopt tax effect accounting, to maintain competitive neutrality for commerical government entities. The general government sector recognises accrued receivables and payables which equate to the amounts accrued by PNFCs and PFCs for income tax equivalents. These amounts are eliminated on consolidation of the Total State Sector.

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Tax equivalents receivable	408	286	—	—
Deferred tax equivalents receivable	5,363	5,734	—	—
Tax equivalents payable	(47)	(19)	—	—
Deferred tax equivalents provision	(660)	(796)	—	—

Net balances receivable from the PNFC/PFC sectors	5,064	5,205	—	—

5 - 42	Total State Sector Accounts

Note 8

Note 8:	Financial Assets at Fair Value

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	690	433	7,842	9,591
Non-current	6,887	6,391	12,145	10,618

	7,577	6,824	19,987	20,209

Financial assets at fair value comprise:

Financial assets held for trading
Derivative Assets(a)
Electricity contracts	—	—	450	231
Swaps	—	—	21	82
Futures	19	—	27	3
Other	—	—	1	6

Held for trading	19	—	499	322

Designated and effective hedging instruments
Derivative Assets(a)
Swaps	—	—	139	254
Other	—	—	2	4

Hedging instruments	—	—	141	258

Financial assets designated at fair value through profit or loss
Fiduciary investments administered by NSW Treasury Corporation
HourGlass Managed Funds	6,632	6,044	7,185	6,044
Managed Fixed Interest Portfolio	—	—	540	389
Securities and placements held by NSW Treasury Corporation	—	—	5,911	6,913
Held with other financial institutions	698	576	4,049	5,931

Designated at Fair Value through profit or loss	7,330	6,620	17,685	19,277

Finance Leases Receivable (b)	228	204	1,662	352

Total Financial Assets at Fair Value	7,577	6,824	19,987	20,209

(a)	Refer to Note 34 Financial Instruments for a description of the major types of derivatives.
(b)	Finance Leases Receivable

Future minimum lease receipts under finance leases are receivable for each of the following periods:

Not later than one year	37	14	284	20
Between one and five years	64	42	750	79
Later than five years	136	148	1,118	253

Gross investment in the lease	237	204	2,152	352
Less: Future interest revenues	(9)	—	(490)	—

Present value of minimum lease payments receivable	228	204	1,662	352

Finance lease receivables resulted in:
the unguaranteed residual values accruing to lessors benefit	18	15	18	15
contingent rents recognised as income	1	—	1	—

Finance leases receivable for the Total State Sector includes the carrying value of the Generation Trading Agreements (GTA) of $1,244 million at June 2011 (2010 nil). In 2010-11 Eraring Energy and Delta Electricity entered into respective GTAs with Origin and TRUenergy to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. The term of each GTA, on inception ranges from 19 to 33 years, based on the estimated remaining useful life of each power station.

Total State Sector Accounts	5 - 43

Note 9 and Note 10

Note 9:	Advances Paid

	General Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	48	47	33	29
Non-current	843	858	414	405

	891	905	447	434

Advances comprise :
Treasury advances for public housing and other purposes	663	698	163	180
Loans for rural assistance	110	102	110	102
Loans for road transport infrastructure	104	98	104	98
Other	14	7	70	54

	891	905	447	434

Note 10:	Equity Investments (and Information on Joint Venture Operations)

	General Government Sector		Total State Sector
EQUITY INVESTMENTS	2011	2010	2011	2010
	$m	$m	$m	$m
Investments in Other Public Sector Entities (a)
Investments in Public Non-financial Corporations	85,121	79,917	—	—
Investments in Public Financial Corporations	217	180	—	—
Consolidation adjustment to investment in net assets	(1,106)	(1,185)	—	—

	84,232	78,912	—	—

(a)	Note 39 details the entities that comprise the PNFCs and PFC sectors. The Government has a full ownership interest in these entities. The PNFCs and PFCs are not market listed. The value of the investment has been measured using the carrying amount of the net assets of the sectors before consolidation eliminations, as a surrogate for fair value.

Investments in Associates Accounted for Using the Equity Method comprise the State’s share in:
Snowy Hydro Ltd (b)	1,136	1,061	1,136	1,061
Law Courts Ltd (c)	129	122	129	122
Other entities	71	36	71	122

	1,336	1,219	1,336	1,305

5 - 44	Total State Sector Accounts

Note 10

(b)	Snowy Hydro Ltd

Snowy Hydro Ltd is an unlisted public company limited by guarantee. New South Wales has a 58 per cent share of Snowy Hydro Ltd, with the Commonwealth and Victorian governments retaining 13 per cent and 29 per cent respectively. It does not control the entity, with one of up to nine board directors. Thus, as New South Wales does not control the entity it has applied the equity method to account for its investment in Snowy Hydro Ltd.

Snowy Hydro Ltd is mainly involved in generating and marketing renewable electricity, as well as the storage and diversion of bulk water to the Murray and Murrumbidgee Rivers. There is no published quotation price for the fair value of this investment.

The reporting date of Snowy Hydro Ltd approximates that of the Total State Sector Accounts. The difference between the reporting periods is less than 3 months (in this instance a few days) with the length of the reporting periods and any difference in the reporting dates being approximately the same from period to period.

There were no impairment losses relating to the investment in Snowy Hydro Ltd, however there were capital and other commitments as follows:

	General Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Amount of New South Wales’ share of Snowy Hydro Limited’s:
Capital expenditure commitments	34	37	34	37
Operating lease commitments	44	44	44	44
Other Commitments	2	4	2	4

The following table illustrates summarised information of New South Wales’ investment in Snowy Hydro Ltd:

	General Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Share of Snowy Hydro Ltd’s net assets:
Current assets	219	177	219	177
Non-current assets	1,186	1,237	1,186	1,237
Current liabilities	(140)	(223)	(140)	(223)
Non-current liabilities	(129)	(130)	(129)	(130)

Net Assets	1,136	1,061	1,136	1,061

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Share of Snowy Hydro Ltd’s profit:
Revenue	556	456	556	456
Profit before income tax	373	292	373	292
Income tax expense	(105)	(72)	(105)	(72)

Profit after income tax	268	220	268	220

Total State Sector Accounts	5 - 45

Note 10

(c)	Law Courts Ltd

New South Wales has a 52.5 per cent share of Law Courts Ltd along with the Commonwealth retaining the remaining 47.5 per cent. Each jurisdiction has appointed 3 directors in accordance with the company’s constitution. Thus as New South Wales does not control the entity it has applied the equity method to account for its investment in Law Courts Ltd.

Law Courts Ltd is an unlisted public company, limited by guarantee that was incorporated in Australia, to provide building management services for the Law Courts Building in Queen Square, Sydney. There is no published quotation price for the fair value of this investment. New South Wales recognises its investment based upon 52.5 per cent of Law Courts Ltd’s net assets reported in its financial statements.

The reporting date of Law Courts Ltd is the same as the Total State Sector Accounts.

There were no impairment losses relating to the investment in the Law Courts Ltd. There were no material other expenditure commitments. NSW’s share of capital commitments at 30 June 2011 was $43 million (2010 $33 million).

The following table illustrates summarised information of New South Wales’ investment in Law Courts Ltd:

	General Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Share of Law Courts Ltd net assets:
Current assets	14	14	14	14
Non-current assets	117	111	117	111
Current liabilities	(2)	(3)	(2)	(3)
Non-current liabilities	—	—	—	—

Net Assets	129	122	129	122

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Share of Law Courts Ltd profit and movement in reserves:
Revenue	28	28	28	28
Profit before income tax	13	6	13	6
Income tax expense	—	—	—	—

Profit after income tax	13	6	13	6

Net decrease to asset revaluation reserve	(6)	(4)	(6)	(4)

Total change in equity	7	2	7	2

5 - 46	Total State Sector Accounts

Note 10

Interest in Joint Venture Operations

The State’s share of these joint controlled operations has been consolidated as follows:

General Government and Total State Sectors

		2011	2010
Name of Joint Venture	Principal Activity	%	%
Joint Government Enterprise Limited - Water for Rivers	Funding of Water Saving Initiatives for Snowy and Murray River systems	40	40

		2011	2010
Share of Assets - recognised using proportionate consolidation		$m	$m
The State’s interest in assets employed in the above joint venture is detailed below
Assets		18	21

Total Assets		18	21

		2011	2010
Name of Joint Venture	Principal Activity	%	%
Living Murray Initiative and the River Murray Operations	Management of the River Murray and Menindee Lakes System of the Darling River	27	27

		2011	2010
Share of Assets - recognised using proportionate consolidation		$m	$m
The State’s interest in assets employed in the above jointly controlled assets joint venture is detailed below
Jointly Controlled Assets		710	718

Total Assets		710	718

		2011	2010
Name of Joint Venture	Principal Activity	%	%
Dumaresq-Barwon Border Rivers Commission	Management of the border rivers between NSW and Queensland including dams, catchments and ground water resources.	50	50

		2011	2010
Share of Assets - recognised using the equity method		$m	$m
The State’s interest in assets employed in the above jointly controlled assets joint venture is detailed below
Jointly controlled assets		71	36

Total Assets		71	36

Total State Sector Accounts	5 - 47

Note 11

Note 11:	Inventories

	General Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	201	183	880	925
Non-current	75	93	460	424

	276	276	1,340	1,349

Inventories comprise:
Raw Materials:
At cost	19	17	186	267
Work in Progress:
At cost	7	17	11	23
Finished Goods:
At cost	15	15	15	15
At net realisable value	3	1	3	1
Consumable Stores:
At cost	132	132	452	457
At net realisable value	—	—	—	3
Held for Distribution:
Consumable Stores
At cost	4	4	5	6
At current replacement cost	—	—	—	1
Land Held for Resale (a)	96	90	668	576

	276	276	1,340	1,349

(a) Land held for resale, for government authorities that trade in land, has been recorded at:

Acquisition Cost	74	60	321	358
Development Cost	22	30	235	177
Other Costs	—	—	112	41

	96	90	668	576

5 - 48	Total State Sector Accounts

Note 12

Note 12:	Forestry Stock and Other Biological Assets

All forestry stock relates to the Total State Sector only. The value for livestock and other biological assets relate to both the general government and the total state sectors.

The State has forests, including those within national parks and wilderness areas, which do not form part of this note due to the restrictions on their use by virtue of the National Parks and Wildlife Act 1974.

	Softwood Plantation Timber $m	Hardwood Plantation Timber $m	Native Forest Timber $m	Total 2011 $m
Forestry Stock at beginning of reporting period	662	—	—	662
Net change in fair value	88	—	—	88

Total forestry stock at reporting period	750	—	—	750
Closing balance of other biological assets (livestock and fodder)				9

Total forestry stock and other biological assets at reporting period				759

	Softwood Plantation Timber $m	Hardwood Plantation Timber $m	Native Forest Timber $m	Total 2010 $m
Forestry Stock at beginning of reporting period	553	—	—	553
Net change in fair value	109	—	—	109

Total forestry stock at reporting period	662	—	—	662
Closing balance of other biological assets (livestock and fodder)				7

Total forestry stock and other biological assets at reporting period				669

Total State Sector Accounts	5 - 49

Note 13

Note 13:	Non Current Assets (or Disposal Groups) held for Sale

	(Sectors)	(Sectors)	(Sectors)	(Sectors)
	General Government Sector		Total State Sector
	2011 $m	2010 $m	2011 $m	2010 $m
Assets Held For Sale
Land and Buildings	247	131	291	215
Plant and Equipment	1	1	2	51
Infrastructure Systems	—	1	—	1

	248	133	293	267

The following Liabilities and Equity are associated with the above assets held for sale

	(Sectors)	(Sectors)	(Sectors)	(Sectors)
Liabilities Directly Associated with Assets Held For Sale
Liabilities	—	—	—	—

	—	—	—	—

Amounts Recognised through Other Comprehensive Income Relating to Assets Held For Sale
Property, Plant and Equipment asset revaluation increments	12	24	25	39

	12	24	25	39

Land and Buildings held for sale includes residential properties held under the Public Equity Partnership Scheme and surplus properties to be sold through the annual Roads and Traffic Authority’s sale program.

Assets held for sale are expected to be sold in the following financial year using a number of disposal options including auction, tender, direct negotiation and through appropriate property swaps.

5 - 50	Total State Sector Accounts

Note 14

Note 14:	Investment Properties

	(Sectors)	(Sectors)	(Sectors)	(Sectors)
	General Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
FAIR VALUE

Opening balance 1 July	269	274	825	825

Additions (from acquisitions or subsequent expenditure)	16	—	16	3
Disposals and transfers of assets held for sale	(53)	—	(81)	(5)
Net gain/(loss) from fair value adjustment	4	(4)	22	(6)
Other changes	—	(1)	—	8

Closing Balance 30 June	236	269	782	825

	(Sectors)	(Sectors)	(Sectors)	(Sectors)
The following amounts from Investment Properties activity have been recognised in the statement of comprehensive income:
Rental income	27	18	78	55
Direct operating expenses;
that generated rental income	7	9	14	14
that did not generate rental income	9	—	8	—

Land and buildings that are held to provide a port facility to facilitate trade and commerce are classified as property plant and equipment infrastructure assets, notwithstanding that the assets are leased to external parties.

The fair value of investment properties has been determined by independent valuers as at 30 June 2011. The primary valuers are Land and Property Management Authority Valuation Services and Preston Rowe Paterson NSW Pty Ltd.

Total State Sector Accounts	5 - 51

Note 15

Note 15:	Property, Plant and Equipment

General Government Sector

General Government Sector

Fair Value	Land and Buildings $m	Plant and Equipment $m	Infrastructure Systems $m	Total $m

At 1 July 2010
Gross carrying amount	77,988	11,802	78,917	168,707
Accumulated depreciation and impairment	(21,558)	(3,819)	(20,227)	(45,604)

Net carrying amount	56,430	7,983	58,690	123,103

At 30 June 2011
Gross carrying amount	80,737	13,010	81,698	175,445
Accumulated depreciation and impairment	(22,349)	(4,173)	(21,208)	(47,730)

Net carrying amount	58,388	8,837	60,490	127,715

Reconciliation:

Year ended 30 June 2011	Total $m

Net carrying amount at start of year	123,103

Additions	6,988
Assets classified to held for sale	(166)
Disposals	(276)
Net revaluation increments recognised in reserves	1,055
Impairment losses:
recognised in equity	—
reversals in equity	—
recognised in the operating result	—
reversals in the operating result	—
Depreciation expense	(2,568)
Other movements (inc. amortisation of leased assets)	(421)

Net carrying amount at end of year	127,715

5 - 52	Total State Sector Accounts

Note 15

General Government Sector

Fair Value	Land and Buildings $m	Plant and Equipment $m	Infrastructure Systems $m	Total $m

At 1 July 2009
Gross carrying amount	74,136	11,163	75,876	161,175
Accumulated depreciation and impairment	(20,904)	(3,716)	(22,637)	(47,257)

Net carrying amount	53,232	7,447	53,239	113,918

At 30 June 2010
Gross carrying amount	77,988	11,802	78,917	168,707
Accumulated depreciation and impairment	(21,558)	(3,819)	(20,227)	(45,604)

Net carrying amount	56,430	7,983	58,690	123,103

Reconciliation:

Year ended 30 June 2010

Net carrying amount at start of year	113,918

Additions	7,320
Assets classified to held for sale	(71)
Disposals	(380)
Net revaluation increments recognised in reserves	5,346
Impairment losses:
recognised in equity	—
reversals in equity	—
Depreciation expense	(2,545)
Other movements (inc. amortisation of leased assets)	(485)

Net carrying amount at end of year	123,103

Total State Sector Accounts	5 - 53

Note 15

Total State Sector

Fair Value	Land and Buildings $m	Plant and Equipment $m	Infrastructure Systems $m	Total $m

At 1 July 2010
Gross carrying amount	128,293	22,265	208,219	358,777
Accumulated depreciation and impairment	(24,210)	(10,143)	(89,469)	(123,822)

Net carrying amount	104,083	12,122	118,750	234,955

At 30 June 2011
Gross carrying amount	134,448	23,965	219,408	377,821
Accumulated depreciation and impairment	(26,048)	(10,838)	(95,768)	(132,654)

Net carrying amount	108,400	13,127	123,640	245,167

Reconciliation:

Year ended 30 June 2011	Total $m
Net carrying amount at start of year	234,955

Additions	14,646
Assets classified to held for sale	(197)
Power stations derecognised (a)	(1,296)
Disposals	(660)
Net revaluation increments recognised in reserves	7,106
Impairment losses:	—
recognised in equity	(2,047)
reversals in equity	5
Depreciation expense	(5,522)
Other movements (inc.amortisation of leased assets)	(1,823)

Net carrying amount at end of year	245,167

(a)	In 2010-11, Eraring Energy and Delta Electricity entered into respective Generation Trading Agreements with Origin and TRUenergy (referred to as Gentraders) to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. As a result the power stations were derecognised, and a finance lease receivable was recognised.

5 - 54	Total State Sector Accounts

Note 15

Total State Sector

Fair Value	Land and Buildings $m	Plant and Equipment $m	Infrastructure Systems $m	Total $m

At 1 July 2009
Gross carrying amount	119,909	21,241	188,137	329,287
Accumulated depreciation and impairment	(23,442)	(9,674)	(81,545)	(114,661)

Net carrying amount	96,467	11,567	106,592	214,626

At 30 June 2010
Gross carrying amount	128,293	22,265	208,219	358,777
Accumulated depreciation and impairment	(24,210)	(10,143)	(89,469)	(123,822)

Net carrying amount	104,083	12,122	118,750	234,955

Reconciliation:

Year ended 30 June 2010
Net carrying amount at start of year	214,626

Additions	16,368
Assets classified to held for sale	(225)
Disposals	(712)
Net revaluation increments recognised in reserves	10,987
Impairment losses:
recognised in equity	(67)
reversals in equity	51
recognised in the operating result	—
reversals in the operating result	—
Depreciation expense	(5,218)
Other movements (inc.amortisation of leased assets)	(855)

Net carrying amount at end of year	234,955

During 2010-11, the revaluations included the following:

•

Rail Corporation New South Wales revalued its Trackwork and infrastructure upwards by $3,288 million at depreciated replacement cost (current replacement cost less accumulated depreciation). In addition buildings were revalued upwards by $1,157 million using the replacement cost of the assets’ remaining economic benefit based on a modern equivalent asset.

•

The State revalued its electricity transmission and distribution assets upwards by $1,368 million using the Optimised Depreciated Replacement Cost. This valuation method establishes the current replacement cost of the modern equivalent of assets in service at the valuation date. The concept of modern equivalent assets refers to assets that would be employed if the network were to be rebuilt today. The State depreciates the adjusted replacement cost to reflect the remaining effective life of the assets in service, and adjusts the current replacement cost for over-design, over-capacity and redundant assets (optimisations).

•

The State revalued its generator assets downwards by $1,241 million, primarily for power stations that were leased under generation trading agreements. This was calculated on the basis of expected proceeds from the finance lease.

Total State Sector Accounts	5 - 55

Note 15 and Note 16

During 2009 -10, the revaluations included the following:

•

NSW Land & Housing Corporation revalued its residential property portfolio, including residential land held for redevelopment upwards by $2,907 million due to an upward movement in the residential property market. Fair value of property, plant and equipment is determined based on best available market evidence including current market selling prices for same or similar assets.

•

Essential Energy revalued its electricity systems assets upwards by $1,213 million using the Optimised Depreciated Replacement Cost valuation technique. The replacement cost is the minimum that it would cost to replace the existing asset with a technologically modern equivalent new asset with the same economic benefits. This is adjusted for overdesign, overcapacity and redundant components less accumulated depreciation reflecting the already consumed future economic benefits of the asset.

•	Transgrid revalued upwards its network assets by $513 million. The Australian Competition Tribunal granted TransGrid an increase in prescribed revenue for the 2009-10 to 2013-14 regulatory period.

•

The Roads and Traffic Authority, a general government sector entity, revalued its earthworks infrastructure deemed to have an indefinite life for depreciation purposes, resulting in a valuation increment of $4,298 million.

Note 16:	Intangibles

General Government Sector

Cost	Computer Software $m	Easements(a) $m	Other $m	Total $m

At 1 July 2010
Cost (gross carrying amount)	1,879	275	—	2,154
Accumulated amortisation and impairment	(909)	—	—	(909)

Net carrying amount	970	275	—	1,245

At 30 June 2011
Cost (gross carrying amount)	2,091	300	5	2,396
Accumulated amortisation and impairment	(971)	—	—	(971)

Net carrying amount	1,120	300	5	1,425

Reconciliation:

Year ended 30 June 2011
Net carrying amount at start of year	970	275	—	1,245

Additions	324	25	—	349
Disposals	(22)	—	—	(22)
Reclassification from property, plant and equipment	22	—	—	22
Impairment	(3)	—	—	(3)
Amortisation	(166)	—	—	(166)
Other movements	(5)	—	5	—

Net carrying amount at end of year	1,120	300	5	1,425

(a)	Includes easements over land, and water rights.

5 - 56	Total State Sector Accounts

Note 16

General Government Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2009
Cost ( gross carrying amount)	1,540	215	1	1,756
Accumulated amortisation and impairment	(779)	—	—	(779)

Net carrying amount	761	215	1	977

At 30 June 2010
Cost ( gross carrying amount)	1,879	275	—	2,154
Accumulated amortisation and impairment	(909)	—	—	(909)

Net carrying amount	970	275	—	1,245

Reconciliation:

Year ended 30 June 2010
Net carrying amount at start of year	761	215	1	977

Additions	328	58	1	387
Disposals	(7)	—	—	(7)
Reclassification from property, plant and equipment	22	—	—	22
Impairment	—	—	—	—
Amortisation	(152)	—	—	(152)
Other movements	18	2	(2)	18

Net carrying amount at end of year	970	275	—	1,245

(a)	Includes easements over land, and water rights.

Total State Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2010
Cost ( gross carrying amount)	3,507	926	42	4,475
Accumulated amortisation and impairment	(1,809)	(19)	(19)	(1,847)

Net carrying amount	1,698	907	23	2,628

At 30 June 2011
Cost ( gross carrying amount)	3,816	1,014	23	4,853
Accumulated amortisation and impairment	(1,873)	(16)	(3)	(1,892)

Net carrying amount	1,943	998	20	2,961

Reconciliation:

Year ended 30 June 2011
Net carrying amount at start of year	1,698	907	23	2,628

Additions	733	121	—	854
Disposals	(42)	(9)	(2)	(53)
Reclassification from property, plant and equipment	9	11	—	20
Impairment	(3)	(5)	—	(8)
Amortisation	(374)	(1)	(2)	(377)
Other movements	(78)	(26)	1	(103)

Net carrying amount at end of year	1,943	998	20	2,961

(a)	Includes easements over land, and water rights.

Total State Sector Accounts	5 - 57

Note 16 and Note 17

Total State Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2009
Cost ( gross carrying amount)	2,953	844	45	3,842
Accumulated amortisation and impairment	(1,566)	(8)	(26)	(1,600)

Net carrying amount	1,387	836	19	2,242

At 30 June 2010
Cost ( gross carrying amount)	3,507	926	42	4,475
Accumulated amortisation and impairment	(1,809)	(19)	(19)	(1,847)

Net carrying amount	1,698	907	23	2,628

Reconciliation:

Year ended 30 June 2010
Net carrying amount at start of year	1,387	836	19	2,242

Additions	617	77	32	726
Disposals	(9)	—	—	(9)
Reclassification from property, plant and equipment	31	—	—	31
Impairment	(15)	(1)	—	(16)
Amortisation	(308)	(20)	—	(328)
Other movements	(5)	15	(28)	(18)

Net carrying amount at end of year	1,698	907	23	2,628

(a)	Includes easements over land, and water rights.

Estimates

	Computer Software	Easements	Other
Useful lives	Finite	Indefinite	Finite
Amortisation method	straight line	Not amortised	Various
Internally Generated/Acquired	Both	Acquired	Both
Impairment test/ Recoverable	Where an indicator of	Annually and where an	Where an indicator of
amount testing	impairment exists	indicator of impairment exists	impairment exists

Note 17:	Other Non-Financial Assets

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Other Non-Financial Assets comprise:
Right to receive privately financed transport and sporting infrastructure	971	764	1,007	799
Prepayments	264	352	415	465
Emission rights	—	—	58	168
Other	—	—	52	65

	1,235	1,116	1,532	1,497

5 - 58	Total State Sector Accounts

Note 17

Present service concession arrangements

The following service concession arrangements (SCA) are in place

Infrastructure	Concession period
subject to the arrangement	(years and final year)
Roads and road infrastructure
• M2	45 / 2042
• M4 Service Centre	25 / 2017
• M5	31 / 2023
• M7	31 / 2037
• Cross City Tunnel	30 / 2035
• Eastern Distributor	49 / 2048
• Lane Cove Tunnel	30 / 2037
Airport Line railway stations	30 / 2030
Bowral medical imaging facility	15 / 2011
Light rail system	32 / 2028
Olympic Arena	31 / 2031
Olympic Stadium	32 / 2031
Opera House car park	50 / 2043
Various hospital car parks	25 / various

In these arrangements, the grantor gives the service concession in exchange for the right to receive the infrastructure from the operator at the end of the concession period. The operator is required to design, finance and build the infrastructure and use it to provide services directly to the public during the concession period. The operator is permitted to charge the public for the services it provides.

SCA infrastructure is operator-controlled during the concession period and grantor-controlled thereafter. Therefore, during the concession period, the grantor recognises an emerging asset and revenue for its right to receive the infrastructure. At the end of the concession period, the grantor recognises the transferred infrastructure as property, plant and equipment and commences depreciating it.

The grantor normally leases the underlying land to the operator for a nominal or commercial rental during the concession period. In many cases, the operator also pays a up-front contribution to the grantor and, in a few cases, the grantor pays an up-front contribution to the operator. Sometimes the grantor receives a share of the operator’s revenue. However, there are not expected to be future cash flows from the grantor to the operator under any of the present SCAs.

Total State Sector Accounts	5 - 59

Note 18 and Note 19

Note 18:	Deposits Held

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Deposits are held for the purposes of:
Electricity generation trading agreements (a)	1,286	—	1,286	—
Electricity supply	—	—	153	101
Other	92	76	419	105

	1,378	76	1,858	206

(a)	In 2010-11, Eraring Energy and Delta Electricity entered into respective Generation Trading Agreements (GTAs) with Origin Energy and TRUenergy (referred to as Gentraders) to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations The Gentraders paid a total of $1,321 million in four deposits to the Crown. The deposits earn interest.

The Gentraders have directed the Crown (and the Crown has agreed) to use the deposits to pay the annual capacity charges (and other amounts to the relevant GTAs) to repay Eraring Energy and Delta Electricity’s finance lease receivable (refer Note 8). If Eraring Energy or Delta Electricity default, and the Gentrader terminates the GTA, the Gentrader may recover the unspent portion of the deposits on termination of the GTA.

Note 19:	Payables

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Payables comprise:
Payables of a capital nature	528	486	1,157	1,507
Accrued employee benefits (a)	496	498	587	635
Interest on borrowings & advances	300	227	6	4
Settlement of borrowings & other financial instruments	—	—	565	52
Creditors & other accruals (b)	2,613	2,528	4,395	4,343

	3,937	3,739	6,710	6,541

(a)	Refer to Note 23 Employee Provisions and Note 24 Superannuation Provisions for information on other employee benefit liabilities.
(b)	Creditors and other accruals include trade creditors which are generally non-interest bearing with various terms based on prevalent industry practice.

5 - 60	Total State Sector Accounts

Note 20

Note 20:	Borrowings and Derivative Liabilities at Fair Value

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	5	4	13,974	14,259
Non current	16	16	45,297	42,607

	21	20	59,271	56,866

Borrowings and derivative liabilities at fair value comprise:
Borrowings at Fair Value
Short term borrowings of TCorp	—	—	—	95
Bonds and other borrowings issued by TCorp	—	—	58,341	56,170
Other fair value borrowings	20	18	20	18

Borrowings at fair value	20	18	58,361	56,283

Derivatives held for trading
Swaps	1	—	2	118
Electricity contracts (a)	—	—	399	84
Futures	—	2	2	13
Other	—	—	43	49

Held for trading	1	2	446	264

Designated and effective hedging instruments
Swaps	—	—	394	194
Electricity contracts (a)	—	—	65	121
Futures	—	—	—	—
Other	—	—	5	4

Hedging instruments	—	—	464	319

Total Borrowings and Derivative Liabilities at Fair Value	21	20	59,271	56,866

(a)	Derivative Electricity Hedging Contracts

It is the policy of state-owned electricity generators to hedge their risk associated with fluctuations in the sale price of electricity into the national electricity market. This is by entering into derivative contracts with wholesale electricity market counterparties.

These derivatives are marked to market and their fair values are measured based on industry accepted valuation methodologies and a forward curve, in accordance with AASB 139 Financial Instruments: Recognition and Measurement.

Total State Sector Accounts	5 - 61

Note 21 and Note 22

Note 21:	Borrowings at Amortised Cost

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	777	883	122	169
Non current	21,732	18,170	2,599	2,242

	22,509	19,053	2,721	2,411

Borrowings at amortised cost comprise (a)
Other borrowings at amortised cost	19,961	16,916	80	167
Bank overdraft	—	—	2	10
Finance leases(b)	2,548	2,137	2,639	2,234

	22,509	19,053	2,721	2,411

(a)	A schedule of maturity analysis (at face value) including future interest commitments is reported in Note 34 Financial Instruments.
(b)	Future minimum lease payments under finance leases are payable for each of the following periods:

Not later than one year	316	240	300	229
Between one and five years	1,211	1,082	1,199	1,055
Later than five years	3,008	2,347	3,741	2,959

Minimum lease payments	4,535	3,669	5,240	4,243
Less: Future finance charges	(1,987)	(1,532)	(2,601)	(2,009)

Present value of minimum lease payments	2,548	2,137	2,639	2,234

Finance lease liabilities resulting in contingent rental expense	10	6	10	6

The State (Total State Sector) has an agreement for a Rail Rollingstock Public Private Partnership, which constitutes a finance lease. These assets and the associated finance lease liabilities are recognised on completion and delivery of assets progressively. As at 30 June 2011, a finance lease liability of $27 million (2010 Nil) is recognised for the rolling stock assets. The finance lease liability and aggregate minimum lease payments total $9,749 million in nominal dollars (2010 $9,727 million) or $3,650 million (in net present value as at 30 June 2006). In addition, as at 30 June 2011 a finance lease liability of $229 million (2010 $219 million) is recognised in relation to the provision of a related maintenance facility.

The State has entered into contracts with a private sector group to redevelop the Bonnyrigg Public Housing Estate.

The project is expected to be completed in stages over period of 12 years. The net present value of the project is estimated at $368 million (2010 $368 million). As at 30 June 2011, a finance lease liability of $35 million (2010 $28 million) is recognised in relation to this project. The future finance leases liabilities and commitments will be recognised on completion and delivery of assets progressively.

Note 22:	Advances Received

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	38	39	38	39
Non-current	732	772	732	766

	770	811	770	805

Advances comprise loans received for policy purposes from:
The Australian Government	770	799	770	799
Other lenders	—	12	—	6

	770	811	770	805

5 - 62	Total State Sector Accounts

Note 23

Note 23:	Employee Provisions

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	8,751	8,207	10,469	9,857
Non current	2,876	2,703	3,268	3,087

	11,627	10,910	13,737	12,944

These comprise:
Long service leave	6,073	5,841	7,262	6,989
Annual and other leave entitlements	2,185	2,045	2,650	2,481
Self funded worker’s compensation (a)	2,843	2,631	3,070	2,844
Other	526	393	755	630

Total Employee Provisions	11,627	10,910	13,737	12,944

Employee Benefit Liabilities comprise:
Accrued employee benefits reported as payables	496	498	587	635
Employee benefit provisions	11,627	10,910	13,737	12,944
Superannuation provisions	32,333	32,722	34,054	34,530

Aggregate Employee Benefit Liabilities	44,456	44,130	48,378	48,109

(a)	Some government agencies hold a group self-insurer’s licence with the WorkCover Authority for workers’ compensation. This self funded liability has been actuarially calculated by David A Zaman Pty Ltd, McMahon Actuarial Services Pty Ltd and Taylor Fry Pty Ltd on a discounted cash flows basis using a “central” estimate and assuming an interest rate of 4.8 to 6.0 per cent (2010: 4.5 per cent to 6.0 per cent) per annum and a future wage inflation rate of 3.0 to 4.0 per cent (2010: 3.5 per cent to 4.0 per cent) per annum. In addition, self funded workers’ compensation includes liabilities of the Treasury Managed Fund that have been actuarially calculated by PriceWaterhouseCoopers Actuarial Pty Ltd assuming an liability discount rate of 6.0 per cent (2010 6.0 per cent) and a future wage inflation rate of 4.0 per cent (2010 3.0 percent) and a superimposed inflation rate of 0 to 3 per cent (2010 0 to10 per cent).

Total State Sector Accounts	5 - 63

Note 24

Note 24:	Superannuation Provisions

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	1,436	1,371	1,512	1,465
Non current	30,897	31,351	32,542	33,065

	32,333	32,722	34,054	34,530

Unfunded Superannuation Liability

The following note provides information about the State’s defined benefits superannuation schemes. This note contains information on:

•	the various superannuation schemes

•	major economic assumptions

•	the movement in 2010-11 liabilities and the impact of assumptions

•	composition of the unfunded liabilities by scheme, recognised in the statement of financial position, and member numbers

•	historical information of combined schemes’ cumulative gains, obligations and fund assets

•	the annual movement by scheme in defined benefit obligations

•	the annual movement by scheme in the fair value of fund assets

•	annual superannuation expense

•	actual return on plan assets

•	fund assets (by asset class)

•

funding arrangements for employer contributions. This includes the scheme liabilities as reported by the trustees (using different discount rates), recommended contribution rates, funding method, and economic assumptions

•	nature of asset/liability.

5 - 64	Total State Sector Accounts

Note 24

NSW Public Sector Defined Benefit Superannuation Schemes

State public sector superannuation liability is made up of the assets and liabilities of the following schemes:

•	State Authorities Non Contributory Superannuation Scheme (SANCS)

•	Police Superannuation Scheme (PSS)

•	State Authorities Superannuation Scheme (SASS)

•	State Superannuation Scheme (SSS)

•	Energy Industries Superannuation Schemes (EISS)

•	Judges’ Pension Scheme (JPS), and

•	Parliamentary Contributory Superannuation Scheme (PCSS).

All of the above schemes (except for JPS) are closed to new entrants.

Management is assisted by the actuary in calculating the unfunded liability. The SAS Trustee Corporation’s (STC) actuary Mercer Human Resource Consulting calculated the unfunded liabilities of the State Public Sector superannuation schemes for the year ended 30 June 2011 and 30 June 2010 under AASB 119 Employee Benefits and AAS 25 Financial Reporting by Superannuation Plans.

SASS, SSS, PSS and SANCS, the State Super Fund schemes are all defined benefit schemes – at least a component of the final benefit is derived from a multiple of member salary and years of membership. These schemes are closed to new members.

The Projected Unit Credit (PUC) valuation method was used to determine the present value of the defined benefit obligations and related current service costs. This method sees each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately to build up the final obligations.

Actuarial gains and losses are recognised through ‘other economic flows – other comprehensive income’.

All Fund assets are invested in STC at arm’s length through independent fund managers.

The estimate of accrued benefit liabilities of the Total State Sector is based on calculations carried out by Mercer Human Resource Consulting, the STC’s actuary. Actuarial calculations were based on scheme membership data as at 30 April 2011 (EISS 30 June 2010) projected to 30 June 2011. The fair value of pooled fund assets comprises the actual June 2011 balance.

Total State Sector Accounts	5 - 65

Note 24

The principal economic assumptions at the reporting dates are as per the following tables.

MAJOR ECONOMIC ASSUMPTIONS	30 June 2011	30 June 2010
State Super Fund Schemes
Discount rate at 30 June	5.28% pa	5.17% pa
Expected return on assets	8.6%	8.6%
Expected salary increases	3.5% pa	3.5% pa
Expected rate of CPI increases	2.5% pa	2.5% pa

EISS
Discount rate at 30 June	5.28% pa	5.17% pa
Expected return on assets	8.1%	8.1%
Expected salary increases	4.0%	4.0%
Expected rate of CPI increases	2.5% pa	2.5% pa

The unfunded superannuation liabilities shown are for employers and employees combined and are the difference between the present value of forecast employees’ accrued benefits at balance date and the estimated net market value of scheme assets to meet them at that date.

An employer does not have to recognise the Future Service Liability, as this is used to determine if there should be an asset ceiling limit (AASB 119, paragraph 58). Under AASB 119, any recognised prepaid superannuation asset cannot be more than the total unrecognised past service cost and the present value of any available economic benefits in plan refunds or future plan contribution reductions. If there is no surplus in excess of recovery, an asset ceiling limit is not imposed.

Movement in the 2010-11 Unfunded Liabilities and the Impact of Assumptions

The small fall of $0.4 billion in general government and $0.5 billion for total state sector unfunded liabilities over the twelve months to 30 June 2011, is largely explained by the effect of several factors:

•	a rise in the State Super Fund liability discount rate from 5.17 per cent to 5.28 per cent (EISS 5.17 per cent to 5.28 per cent), and

•	2010-11 Pooled Fund earnings rates of 8.7 per cent (EISS 11.1 per cent), which are slightly above the long term average fund earnings.

The reduction in liability has been partly offset by:

•	an increase in the accrued benefits due to an additional year of service being provided by current State Super Fund scheme contributors.

•	one year less discounting for the present value of total future benefit payments.

The major potential for volatility arises from:

•	movements in the market prices of plan assets, and

•	the 30 June long-term Commonwealth government bond rate, which is applied to discount the accrued liabilities.

5 - 66	Total State Sector Accounts

Note 24

The future liability value can also be impacted, generally to a lesser degree, by revisions to long-term actuarial assumptions including those listed in the previous table, as well as changes to mortality and other actuarially applied rates.

Due to the number of variables it is impracticable to provide a meaningful sensitivity analysis on the volatility of the defined benefit superannuation liabilities for changes in assumptions.

General Government Sector

2011 Member Numbers and Superannuation Position for AASB 119

Member Numbers	--------- NSW Public Sector Superannuation Scheme ---------
	SASS	SANCS	SSS	PSS	JPS	PCSS	Total
Contributors	31,775	47,039	13,404	1,860	138	47	94,263
Deferred benefits	—	—	2,185	109	—	2	2,296
Pensioners	3,421	—	38,273	6,444	189	280	48,607
Pensions fully commuted	—	—	14,210	—	—	—	14,210

Superannuation Position for AASB 119 purposes

	$m	$m	$m	$m	$m	$m	$m
Accrued Liability (a)	10,772	2,370	33,994	9,331	489	735	57,691
Fair value of plan assets (a)	(6,322)	(879)	(14,952)	(2,988)	(217)	—	(25,358)

	4,450	1,491	19,042	6,343	272	735	32,333

Future Service Liability (b)	(1,641)	(655)	(776)	(203)	—	—	(3,275)
Adjustment for limitation on net asset	—	—	—	—	—	—	—

Net (asset)/liability disclosed in balance sheet	4,450	1,491	19,042	6,343	272	735	32,333

(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

Total State Sector Accounts	5 - 67

Note 24

2010 Member Numbers and Superannuation Position for AASB 119

Member Numbers	------- NSW Public Sector Superannuation Scheme -------
	SASS	SANCS	SSS	PSS	JPS	PCSS	Total
Contributors	33,920	51,280	15,263	2,097	138	93	102,791
Deferred benefits	—	—	2,422	120	—	8	2,550
Pensioners	3,605	—	36,907	6,328	189	254	47,283
Pensions fully commuted	—	—	14,277	—	—	—	14,277

Superannuation Position for AASB 119 purposes

	$m	$m	$m	$m	$m	$m	$m
Accrued Liability (a)	10,321	2,392	33,686	9,374	660	476	56,909
Fair value of plan assets (a)	(5,948)	(969)	(14,189)	(2,874)	—	(207)	(24,187)

	4,373	1,423	19,497	6,500	660	269	32,722

Future Service Liability (b)	(1,788)	(724)	(979)	(276)	—	—	(3,767)
Adjustment for limitation on net asset	—	—	—	—	—	—	—

Net (asset)/liability disclosed in balance sheet	4,373	1,423	19,497	6,500	660	269	32,722

(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

Total State Sector

2011 Member Numbers and Superannuation Position for AASB 119

Member Numbers	------- NSW Public Sector Superannuation Scheme -------
	SASS	SANCS	SSS	PSS	JPS	PCSS	EISS	Total
Contributors	38,764	55,471	14,847	1,860	138	47	3,702	114,829
Deferred benefits	—	—	2,409	109	—	2	23	2,543
Pensioners	3,846	—	41,737	6,444	189	280	424	52,920
Pensions fully commuted	—	—	15,735	—	—	—	10	15,745

Superannuation Position for AASB 119 purposes

	$m	$m	$m	$m	$m	$m	$m	$m
Accrued Liability (a)	13,380	2,740	37,001	9,331	489	735	2,232	65,908
Fair value of plan assets (a)	(8,418)	(1,167)	(17,373)	(2,988)	(217)	—	(1,707)	(31,870)

	4,962	1,573	19,628	6,343	272	735	525	34,038

Future Service Liability (b)	(1,861)	(772)	(883)	(203)	—	—	(279)	(3,998)
Adjustment for limitation on net asset	1	—	15	—	—	—	—	16

Net (asset)/liability disclosed in balance sheet	4,963	1,573	19,643	6,343	272	735	525	34,054

(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

5 - 68	Total State Sector Accounts

Note 24

2010 Member Numbers and Superannuation Position for AASB 119

Member Numbers	-------- NSW Public Sector Superannuation Scheme -------
	SASS	SANCS	SSS	PSS	JPS	PCSS	EISS	Total
Contributors	41,336	60,305	16,872	2,097	138	93	3,860	124,701
Deferred benefits	—	—	2,664	120	—	8	25	2,817
Pensioners	3,972	—	40,290	6,328	189	254	401	51,434
Pensions fully commuted	—	—	15,816	—	—	—	10	15,826

Superannuation Position for AASB 119 purposes

	$m	$m	$m	$m	$m	$m	$m	$m
Accrued Liability (a)	12,839	2,755	36,633	9,374	660	476	2,137	64,874
Fair value of plan assets (a)	(7,993)	(1,270)	(16,459)	(2,874)	—	(207)	(1,551)	(30,354)

	4,846	1,485	20,174	6,500	660	269	586	34,520

Future Service Liability (b)	(2,032)	(851)	(1,107)	(276)	—	—	(306)	(4,572)
Adjustment for limitation on net asset	—	—	10	—	—	—	—	10

Net (asset)/liability disclosed in balance sheet	4,846	1,485	20,184	6,500	660	269	586	34,530

(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

General Government

Combined Schemes’ Cumulative Actuarial Losses since 2008 for AASB 119

	2011	2010	2009	2008
	$m	$m	$m	$m
Cumulative loss at 1 July	17,829	14,673	3,216	—
Recognised during the year	(456)	3,156	11,457	3,216

Cumulative loss at 30 June	17,373	17,829	14,673	3,216

No time series is available prior to 2008 due to a change of policy for treatment of the actuarial gains/losses in the 2008-09 financial period. Actuarial losses and gains primarily result from changes in liability discount rates and volatility in fund earnings.

Total State Sector

Combined Schemes’ Cumulative Actuarial Losses since 2008 for AASB 119

	2011	2010	2009	2008
	$m	$m	$m	$m
Cumulative gain/loss at 1 July	20,444	16,906	3,846	—
Recognised during the year	(425)	3,538	13,060	3,846

Cumulative gain/loss at 30 June	20,019	20,444	16,906	3,846

No time series is available prior to 2008 due to a change of policy for treatment of the actuarial gains/losses in the 2008-09 financial period. Actuarial losses and gains primarily result from changes in liability discount rates and volatility in fund earnings.

Total State Sector Accounts	5 - 69

Note 24

General Government

Present Value of Defined Benefit Obligation, Fair Value of Plan Assets, Surplus/deficit in Plan for AASB 119

	2011	2010	2009	2008	2007
	$m	$m	$m	$m	$m
PV Defined Benefit Obligation	57,691	56,909	52,008	43,970	43,868
Fair Value Plan Assets	25,358	24,187	22,585	26,502	(30,558)
Deficit/(Surplus) in the plan	32,333	32,722	29,423	17,468	74,426

Experience adjustment arising on plan liabilities	(436)	3,324	7,010	3,266	1,780
Experience adjustment arising on plan assets	(33)	(87)	4,543	4,221	1,609

Total State Sector

Present Value of Defined Benefit Obligation, Fair Value of Plan Assets, Surplus/deficit in Plan for AASB 119

	2011	2010	2009	2008	2007
	$m	$m	$m	$m	$m
PV Defined Benefit Obligation	65,908	64,874	59,296	50,791	50,877
Fair Value Plan Assets	31,870	30,354	28,303	33,358	37,507
Deficit/(Surplus) in the plan	34,038	34,520	30,993	17,433	13,370
Experience adjustment arising on plan liabilities	(402)	3,786	7,600	(1,263)	(1,785)
experience adjustment arising on plan assets	(77)	(221)	6,954	5,243	(2,123)

5 - 70	Total State Sector Accounts

Note 24

General Government Sector

Reconciliation of the present value of the defined benefit obligations for 2010-11

NSW Public Sector Superannuation Scheme	Accrued Benefits 1 July 2010	Current service cost(a)	Interest cost (a)	Contributions by Fund participants	Actuarial (Gains)/ Losses(a)	Benefits paid	Accrued benefits 30 June 2011(b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities
Superannuation Scheme	10,321	311	516	164	255	(795)	10,772
State Authorities Non-Contributory
Superannuation Scheme	2,392	92	119	—	112	(345)	2,370
State Superannuation Scheme	33,686	152	1,696	186	(629)	(1,097)	33,994
Police Superannuation Scheme	9,374	71	474	12	(238)	(362)	9,331
Parliamentary Contributory
Superannuation Scheme	476	5	24	2	4	(22)	489
Judges’ Pension Scheme	660	24	33	—	51	(33)	735
TOTAL	56,909	655	2,862	364	(445)	(2,654)	57,691

Reconciliation of the fair value of fund assets for 2010-11

NSW Public Sector Superannuation Scheme	Fair Value of Fund Assets at beginning of the year	Expected return on fund assets	Actuarial gains/ (losses) (a)	Employer Contributions	Contributions by Fund participants	Benefits paid	Fair Value of Fund Assets at end of the year (b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities
Superannuation Scheme	5,948	504	5	496	164	(795)	6,322
State Authorities Non-Contributory
Superannuation Scheme	969	83	(5)	178	—	(345)	880
State Superannuation Scheme	14,189	1,185	15	474	186	(1,097)	14,952
Police Superannuation Scheme	2,874	239	4	219	12	(361)	2,987
Parliamentary Contributory
Superannuation Scheme	207	17	13	—	2	(22)	217
Judges’ Pension Scheme	—	—	—	34	—	(34)	—
TOTAL	24,187	2,028	32	1,401	364	(2,654)	25,358

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

Total State Sector Accounts	5 - 71

Note 24

Total State Sector

Reconciliation of the present value of the defined benefit obligations for 2010-11

NSW Public Sector Superannuation Scheme	Accrued Benefits 1 July 2010	Current service cost (a)	Interest cost (a)	Contributions by Fund participants	Actuarial (Gains)/ Losses(a)	Benefits paid	Accrued benefits 30 June 2011(b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities
Superannuation Scheme	12,839	359	641	195	320	(974)	13,380
State Authorities Non-Contributory
Superannuation Scheme	2,755	109	136	—	129	(389)	2,740
State Superannuation Scheme	36,633	170	1,857	206	(681)	(1,183)	37,002
Police Superannuation Scheme	9,374	70	474	12	(238)	(361)	9,331
Parliamentary Contributory
Superannuation Scheme	476	5	24	2	4	(22)	489
Judges’ Pension Scheme	660	24	33	—	51	(33)	735
Energy Industries Superannuation Scheme	2,137	53	119	22	30	(130)	2,231
TOTAL	64,874	790	3,284	437	(385)	(3,092)	65,908

Reconciliation of the fair value of fund assets for 2010-11

NSW Public Sector Superannuation Scheme	Fair Value of Fund Assets at beginning of the year	Expected return on fund assets	Actuarial gains/ (losses) (a)	Employer Contributions	Contributions by Fund participants	Benefits paid	Fair Value of Fund Assets at end of the year (b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities
Superannuation Scheme	7,993	673	5	525	195	(974)	8,417
State Authorities Non-Contributory
Superannuation Scheme	1,270	107	(7)	186	—	(388)	1,168
State Superannuation Scheme	16,459	1,377	16	498	206	(1,183)	17,373
Police Superannuation Scheme	2,874	239	4	220	12	(361)	2,988
Parliamentary Contributory
Superannuation Scheme	207	17	13	—	2	(22)	217
Judges’ Pension Scheme	—	—	—	33	—	(33)	—
Energy Industries Superannuation Scheme	1,551	125	45	95	22	(131)	1,707
TOTAL	30,354	2,538	76	1,557	437	(3,092)	31,870

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

5 - 72	Total State Sector Accounts

Note 24

General Government Sector

Reconciliation of the present value of the defined benefit obligations for 2009-10

NSW Public Sector Superannuation Scheme	Accrued Benefits 1 July 2009	Current service cost(a)	Interest cost (a)	Contributions by Fund participants	Transfers from PNFC Sector (b)	Actuarial (Gains)/ Losses(a)	Benefits paid	Accrued benefits 30 June 2010(c)
	$m	$m	$m	$m		$m	$m	$m
State Super Fund
State Authorities
Superannuation Scheme	9,472	309	519	167	41	574	(761)	10,321
State Authorities Non-Contributory
Superannuation Scheme	2,178	92	118	—	1	156	(153)	2,392
State Superannuation Scheme	30,644	186	1,673	186	5	2,078	(1,086)	33,686
Police Superannuation Scheme	8,670	83	474	13	—	478	(344)	9,374
Parliamentary Contributory
Superannuation Scheme	439	9	24	2	—	23	(21)	476
Judges’ Pension Scheme	605	20	33	—	—	32	(30)	660
TOTAL	52,008	699	2,841	368	47	3,341	(2,395)	56,909

Reconciliation of the fair value of fund assets for 2009-10

NSW Public Sector Superannuation Scheme	Fair Value of Fund Assets at beginning of the year	Expected return on fund assets	Actuarial gains/ (losses) (a)	Employer Contributions	Transfers from PNFC Sector (b)	Contributions by Fund participants	Benefits paid	Fair Value of Fund Assets at end of the year (c)
	$m	$m	$m	$m		$m	$m	$m
State Super Fund
State Authorities
Superannuation Scheme	5,332	464	23	780	(57)	167	(761)	5,948
State Authorities Non-Contributory
Superannuation Scheme	677	65	(6)	397	(11)	—	(153)	969
State Superannuation Scheme	13,633	1,121	112	219	4	186	(1,086)	14,189
Police Superannuation Scheme	2,735	226	20	224	—	13	(344)	2,874
Parliamentary Contributory
Superannuation Scheme	208	17	1	—	—	2	(21)	207
Judges’ Pension Scheme	—	—	—	30	—	—	(30)	—
TOTAL	22,585	1,893	150	1,650	(64)	368	(2,395)	24,187

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	This represents an equity adjustment to the pooled fund for members that were transferred from the PNFC to the GG sector as a result of agency restructures.
(c)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

Total State Sector Accounts	5 - 73

Note 24

Total State Sector

Reconciliation of the present value of the defined benefit obligations for 2009-10

NSW Public Sector Superannuation Scheme	Accrued Benefits 1 July 2009	Current service cost(a)	Interest cost (a)	Contributions by Fund participants	Actuarial (Gains)/ Losses(a)	Benefits paid	Accrued benefits 30 June 2010(b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities
Superannuation Scheme	11,820	358	643	198	701	(881)	12,839
State Authorities Non-Contributory
Superannuation Scheme	2,514	108	136	—	169	(172)	2,755
State Superannuation Scheme	33,371	207	1,831	206	2,268	(1,250)	36,633
Police Superannuation Scheme	8,670	83	474	13	478	(344)	9,374
Parliamentary Contributory
Superannuation Scheme	439	9	24	2	23	(21)	476
Judges’ Pension Scheme	605	20	33	—	32	(30)	660
Energy Industries Superannuation Scheme	1,877	63	107	23	143	(76)	2,137
TOTAL	59,296	848	3,248	442	3,814	(2,774)	64,874

Reconciliation of the fair value of fund assets for 2009-10

NSW Public Sector Superannuation Scheme	Fair Value of Fund Assets at beginning of the year	Expected return on fund assets	Actuarial gains/ (losses) (a)	Employer Contributions	Contributions by Fund participants	Benefits paid	Fair Value of Fund Assets at end of the year (b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities
Superannuation Scheme	7,204	620	41	810	199	(881)	7,993
State Authorities Non-Contributory
Superannuation Scheme	953	88	(4)	405	—	(172)	1,270
State Superannuation Scheme	15,829	1,306	121	247	206	(1,250)	16,459
Police Superannuation Scheme	2,735	226	20	224	13	(344)	2,874
Parliamentary Contributory		—	—	—	—	—
Superannuation Scheme	208	17	1	—	2	(21)	207
Judges’ Pension Scheme	—	—	—	30	(30)	—	—
Energy Industries Superannuation Scheme	1,374	109	41	80	23	(76)	1,551
TOTAL	28,303	2,366	220	1,796	413	(2,744)	30,354

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

5 - 74	Total State Sector Accounts

Note 24

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Defined benefits expense recognised in the statement of comprehensive income as:
Employee superannuation expense (a)
Current service cost	655	697	790	829
Interest on obligation	2,862	2,815	3,284	3,156
Expected return on plan assets	(2,028)	(1,864)	(2,538)	(2,254)

Defined benefits expense	1,489	1,648	1,536	1,731
(Gains)/Losses recognised as other economic flows (b)
Net actuarial losses/(gains) recognised in year	(478)	3,156	(461)	3,538
Change in surplus in excess of recovery available from scheme	—	—	15	—

Defined benefits superannuation (gains)/losses	(478)	3,156	(446)	3,538

Amount recognised in the statement of comprehensive income	1,011	4,804	1,090	5,269

(a)	The superannuation expense in the statement of comprehensive income can differ slightly to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	Actuarial gains and losses are recognised through ‘other economic flows – other comprehensive income’.

Actual return on plan assets
State Super Fund
State Authorities Superannuation Scheme	(509)	(486)	(678)	(661)
State Authorities Non Contributory Superannuation Scheme	(78)	(59)	(101)	(83)
State Superannuation Scheme	(1,200)	(1,233)	(1,392)	(1,428)
Police Superannuation Scheme	(243)	(246)	(243)	(246)
Judges’ Pension Scheme	—	—	—	—
Parliamentary Contributory Superannuation Scheme	(27)	(27)	(27)	(27)
Energy Industries Superannuation Scheme	—	—	(170)	(154)

	(2,057)	(2,051)	(2,611)	(2,599)

Fund Assets	General Government and Total State Sectors Pooled Fund 2011	Total State Sector EISS 2011	General Government and Total State Sectors Pooled Fund 2010	Total State Sector EISS 2010
The percentage invested in each asset class at 30 June:
Australian equities	33.4%	—	31.0%	36.4%
Overseas equities	29.5%	—	26.8%	32.3%
Australian fixed interest securities	5.7%	—	6.1%	14.6%
Overseas fixed interest securities	3.1%	—	4.3%	3.8%
Property	9.9%	—	9.5%	2.5%
Cash	5.1%	3.1%	9.6%	5.7%
Other	13.3%	—	12.7%	4.7%
Listed Equities	—	63.5%	—	—
Unlisted Property	—	2.4%	—	—
Private Equity	—	1.7%	—	—
Semi-Liquids and Absolute Return (growth)	—	15.9%	—	—
Fixed Income	—	13.4%	—	—

All fund assets are invested by the trustees at arm’s length through independent fund managers.

Total State Sector Accounts	5 - 75

Note 24

Funding arrangements for employer contributions

Arrangements for employer contributions for Funding – calculated in accordance with AAS 25

The following is a summary of the 30 June financial position of the fund calculated in accordance with AAS 25 Financial Reporting by Superannuation Plans.

General Government Sector

	Accrued Benefits 2011 $m	Net Market Value of Fund Assets 2011 $m	Net (surplus)/deficit 2011 $m
NSW Public Sector Superannuation Scheme
State Super Fund
State Authorities Superannuation Scheme	10,004	6,322	3,682
State Authorities Non Contributory Superannuation Scheme	2,185	879	1,306
State Superannuation Scheme	24,285	14,952	9,333
Police Superannuation Scheme	6,483	2,988	3,495
Judges’ Pension Scheme	484	—	484
Parliamentary Contributory Superannuation Scheme	372	217	155

	43,813	25,358	18,455

	Accrued Benefits 2010 $m	Net Market Value of Fund Assets 2010 $m	Net (surplus)/deficit 2010 $m
NSW Public Sector Superannuation Scheme
State Super Fund
State Authorities Superannuation Scheme	9,503	5,948	3,555
State Authorities Non Contributory Superannuation Scheme	2,181	969	1,212
State Superannuation Scheme	23,530	14,189	9,341
Police Superannuation Scheme	6,350	2,874	3,476
Judges’ Pension Scheme	493	—	493
Parliamentary Contributory Superannuation Scheme	354	207	147

	42,411	24,187	18,224

5 - 76	Total State Sector Accounts

Note 24

Total State Sector

	Accrued Benefits 2011 $m	Net Market Value of Fund Assets 2011 $m	Net (surplus)/deficit 2011 $m
NSW Public Sector Superannuation Scheme
State Super Fund
State Authorities Superannuation Scheme	12,344	8,418	3,926
State Authorities Non Contributory Superannuation Scheme	2,521	1,168	1,353
State Superannuation Scheme	26,583	17,373	9,210
Police Superannuation Scheme	6,483	2,987	3,496
Judges’ Pension Scheme	484	—	484
Parliamentary Contributory Superannuation Scheme	372	217	155
Energy Industries Superannuation Scheme	1,866	1,707	159

	50,653	31,870	18,783

	Accrued Benefits 2010 $m	Net Market Value of Fund Assets 2010 $m	Net (surplus)/deficit 2010 $m
NSW Public Sector Superannuation Scheme
State Super Fund
State Authorities Superannuation Scheme	11,744	7,993	3,751
State Authorities Non Contributory Superannuation Scheme	2,506	1,270	1,236
State Superannuation Scheme	25,751	16,460	9,291
Police Superannuation Scheme	6,350	2,874	3,476
Judges’ Pension Scheme	493	—	493
Parliamentary Contributory Superannuation Scheme	354	207	147
Energy Industries Superannuation Scheme	1,747	1,550	197

	48,945	30,354	18,591

The primary difference between the net deficit above (per AAS 25) and the net deficit calculated in accordance with AASB 119 (and brought to account in the Total State Sector Account’s statement of financial position) is that the accrued benefits discount rate is based on the more volatile 30 June long term Commonwealth government bond rate for the AASB 119 calculation, whereas the AAS 25 calculation uses a less volatile long term earnings rate.

Total State Sector Accounts	5 - 77

Note 24

Recommended contribution rates for the State

State Super Fund
State Authorities Superannuation Scheme	Multiple of member contributions
State Authorities Non Contributory Superannuation Scheme	% of member salary
State Superannuation Scheme	Multiple of member contributions
Police Superannuation Scheme	Multiple of member contributions
Judges’ Pension Scheme	% of member salary
Parliamentary Contributory Superannuation Scheme	Multiple of member contributions
Energy Industries Superannuation Scheme
Division B	Multiple of member contributions
Division C	% of member salary
Division D	Multiple of member contributions

Funding Method

The method used to determine the employer contribution recommendations at last actuarial review was the Aggregate Funding method. The method adopted affects the timing of the costs to the employer. Under the Aggregate Funding method, the employer contributions rate is determined so that sufficient assets will be available to meet benefit payments to existing members, taking into account the current value of assets and future contributions.

Economic Assumptions

The economic assumptions adopted for the 2009 actuarial review were:

	2011	2010
State Super Fund
Weighted-Average Assumption
Expected rate of return on assets backing current pension liabilities	8.3% pa	8.3% pa
Expected rate of return on assets backing other liabilities	7.3% pa	7.3% pa
Expected salary increase rate	4.0% pa	4.0% pa
Expected rate of CPI increase	2.5% pa	2.5% pa

Energy Industries Superannuation Scheme
Weighted-Average Assumption
Expected rate of return on Fund Assets	7.0% pa	7.0% pa
Expected salary increase rate	4.0% pa	4.0% pa

Expected rate of CPI increase	2.5% pa	2.5% pa

Nature of asset/liability

If a surplus exists in the employer’s interest in the Fund, the employer may be able to take advantage of it in the form of a reduction in the required contribution rate, depending on the approval of the Fund’s trustee, based on advice of the Fund’s actuary. Where a deficiency exists, the employer is responsible for any differences between the employer’s share of fund assets and the defined benefit obligation.

5 - 78	Total State Sector Accounts

Note 25

Note 25:	Other Provisions

	General
	Government Sector		Total State Sector
	2011	2010	2011	2010
	$m	$m	$m	$m
Current	983	1,019	1,441	1,474
Non current	4,895	4,698	6,498	5,852

	5,878	5,717	7,939	7,326

These comprise:
Outstanding claims:
Self Insurance Corporation (excluding self funded worker’s compensation)	2,701	2,695	2,701	2,695
Workers’ Compensation (Dust Diseases)	1,682	1,605	1,682	1,605
Lifetime Care and Support Scheme	—	—	1,445	1,037
WorkCover Authority	128	110	128	110
Building and Construction Industry Long Service Payments Scheme	669	634	669	634
HIH loss compensation	208	200	208	200
Provision for Land Remediation and Other Restoration Costs	319	333	549	532
Other	171	140	557	513

Total Other Provisions	5,878	5,717	7,939	7,326

Insurance Recoveries Receivable include those accrued by:
Self Insurance Corporation - for reinsurance and other recoveries receivable	229	243	229	243
Workers’ Compensation (Dust Diseases) Board - insurance levies accrued	1,012	979	1,012	979

	1,241	1,222	1,241	1,222

Other provisions include for example, the State’s obligations arising from several insurance schemes:

•

Managed by the NSW Self Insurance Corporation (SICorp). These comprise liabilities for closed schemes for the previous workers compensation and third party insurance schemes, for home warranty insurance, and for the Treasury Managed Fund, a self insurance scheme. The Treasury Managed Fund protects the insurable assets and exposures of all public sector agencies financially dependent on the Consolidated Fund, all public hospitals and various statutory authorities.

The liability for outstanding claims is measured as the present value of the expected future payments and is determined by the Manager of SICorp in consultation with independent actuary, PricewaterhouseCoopers Actuarial Pty Ltd. The discount rate used is based on Treasury Corporation and NSW Treasury’s estimate of fair value for the long term bond rate.

The expected future payments are estimated on the basis of the ultimate cost of settling claims, which is affected by factors arising during the period to settlement such as normal inflation and ‘superimposed inflation’. Superimposed inflation refers to factors such as trends in court awards

Total State Sector Accounts	5 - 79

Note 25

•	Workers’ Compensation (Dust Diseases) Board and WorkCover Authority outstanding claims:

The WorkCover Authority liabilities includes claims assumed by the State from some failed insurance companies. The liabilities cover claims incurred but not yet paid, incurred but not yet reported and the anticipated fund management fees in respect of the management of those claims. These amounts are determined by independent actuarial consultants PricewaterhouseCoopers Actuarial Pty Ltd and Ernst & Young ABC Pty Ltd respectively. The liability is measured as the present value of the expected future payments.

•

Provision for participants care and support services for persons catastrophically injured from motor accidents in NSW under the Motor Accidents (Lifetime Care and Support) Act 2006. At 30 June 2011, liabilities were valued by the actuaries PricewaterhouseCoopers as the present value of the expected future payments.

•

A provision for loss compensation associated with the former HIH Insurance Limited has been raised by the State for building warranty insurance and for motor vehicle claims for which the Nominal Defendant is responsible under the Motor Accidents Compensation Act 1999. The liability is measured by the actuaries, Taylor Fry Pty Ltd as the present value of the expected future payments.

•

The Building and Construction Industry Long Service Payments Scheme liabilities have been assessed based upon a full actuarial investigation that was undertaken at 30 June 2010 by Professional Financial Solutions. As at 30 June 2011, Professional Financial Solutions has undertaken an actuarial update.

Key actuarial assumptions for the main schemes are:

•

For schemes administered by SICorp the following average inflation rates and discount rates were used in measuring the liability for outstanding claims for NSW Treasury Managed Fund (TMF), Transport Accident Compensation Fund (TAC) and Governmental Workers Compensation Account (GWC):

	TMF		GWC		TAC
	2011	2010	2011	2010	2011	2010
	%	%	%	%	%	%
Not Later than one year
Inflation Rate	2.5-4.0	2.5-4.0	4.4	3.0	4.4	3.0
Discount Rate	6.0	6.0	6.0	6.0	6.0	6.0
Superimposed Inflation (a)	0-3.0	0-4.0	0-2.5	0-2.5	0-5.0	0-5.0

Later than one year
Inflation Rate	2.5-4.0	2.5-4.0	3.8-4.7	3.6-3.9	3.8-4.7	3.6-3.9
Discount Rate	6.0	6.0	6.0	6.0	6.0	6.0
Superimposed Inflation (a)	0-3.0	0-4.0	0-2.5	0-2.5	0-4.0	0-4.0

(a)	Dependent on payment type

5 - 80	Total State Sector Accounts

Note 25

For other Schemes details are as follows:

	Discount Rate %		Inflation Rate %
Scheme	2011	2010	2011	2010
Claims expected to be paid not later than one year
Workers Compensation (Dust Diseases) Board	6.0	5.8	4.0	3.8
WorkCover Authority	4.8	4.5	4.0	3.5
HIH Loss Compensation	4.8	4.5	3.8	3.0(4.0*)
Building and Construction Industry Long Service Payment Scheme	5.2	4.7	4	4
Lifetime Care and Support	6.0	6.0	4.0	4.0
Claims expected to be paid later than one year
Workers’ Compensation (Dust Diseases) Board	6.0	5.8	4.0	3.8
WorkCover Authority	4.80-5.90	4.5-6	3.45-4.00	3.5-4.05
HIH Loss Compensation	4.8-5.8	4.5-5.7	3.8	4.25(4.0*)
Building and Construction Industry Long Service Payments Scheme	5.2	4.7	4	4
Lifetime Care and Support	6.0	6.0	4.0	4.0

The discount rate for each scheme reflects current market assessments of the time value of money, and the risks specific to the liability.

*	Represents the superimposed inflation rate

General Government Sector

2010-11 Movement in Other Provisions

	Carrying Amount 1 July 2010 $m	Additional Provision 2010-11 $m	Amounts Used During 2010-11 $m	Actuarial (Gain)/Loss 2010-11 $m	Unwinding/ change in discount rate 2010-11 $m	Carrying Amount 30 June 2011 $m
Outstanding claims:
Self Insurance Corporation (excluding worker’s compensation)	2,695	372	(369)	(145)	148	2,701
Workers’ Compensation (Dust Diseases)	1,605	30	44	(86)	89	1,682
WorkCover Authority	110	24	(12)	5	1	128
Building and Construction Industry
Long Service Payments Scheme	634	65	(59)	—	29	669
HIH loss compensation	200	8		—	—	208
Land Remediation and other Restorations	333	—	(14)	—	—	319
Other	140	38	(8)	—	1	171

Total Other Provisions	5,717	537	(418)	(226)	268	5,878

Total State Sector Accounts	5 - 81

Note 25

2009-10 Movement in Other Provisions

	Carrying Amount 1 July 2009 $m	Additional Provision 2009-10 $m	Amounts Used During 2009-10 $m	Actuarial (Gain)/Loss 2009-10 $m	Unwinding/ change in discount rate 2009-10 $m	Carrying Amount 30 June 2010 $m
Outstanding claims:
Self Insurance Corporation (excluding worker’s compensation)	2,644	370	(354)	(111)	146	2,695
Workers’ Compensation (Dust Diseases)	1,649	(24)	(114)	—	94	1,605
WorkCover Authority	110	1	(10)	8	1	110
Building and Construction Industry Long Service Payments Scheme	597	66	(57)	—	28	634
HIH loss compensation	144	7	(9)	52	6	200
Land Remediation and other Restorations	341	20	(29)	—	1	333
Other	16	126	(23)	—	21	140

Total Other Provisions	5,501	566	(596)	(51)	297	5,717

Total State Sector

2010-11 Movement in Other Provisions

	Carrying Amount 1 July 2010 $m	Additional Provision 2010-11 $m	Amounts Used During 2010-11 $m	Actuarial (Gain)/Loss 2010-11 $m	Unwinding/ change in discount rate 2010-11 $m	Carrying Amount 30 June 2011 $m
Outstanding claims:
Self Insurance Corporation (excluding worker’s compensation)	2,695	372	(369)	(145)	148	2,701
Workers’ Compensation (Dust Diseases)	1,605	30	44	(86)	89	1,682
WorkCover Authority	110	24	(12)	5	1	128
Lifetime Care and Support Scheme	1,037	436	(37)	(51)	60	1,445
Building and Construction Industry Long Service Payments Scheme	634	65	(59)	—	29	669
HIH loss compensation	200	8	—	—	—	208
Land Remediation and other Restorations	532	116	(100)	—	1	549
Other	513	262	(107)	(116)	5	557

Total Other Provisions	7,326	1,313	(640)	(393)	333	7,939

5 - 82	Total State Sector Accounts

Note 25 and Note 26

2009-10 Movement in Other Provisions

	Carrying Amount 1 July 2009 $m	Additional Provision 2009-10 $m	Amounts Used During 2009-10 $m	Actuarial (Gain)/Loss 2009-10 $m	Unwinding/ change in discount rate 2009-10 $m	Carrying Amount 30 June 2010 $m
Outstanding claims:
Self Insurance Corporation (excluding worker’s compensation)	2,644	370	(354)	(111)	146	2,695
Workers’ Compensation (Dust Diseases)	1,649	(24)	(114)	—	94	1,605
WorkCover Authority	110	1	(10)	8	1	110
Lifetime Care and Support Scheme	610	386	(25)	31	35	1,037
Building and Construction Industry Long Service Payments Scheme	597	66	(57)	—	28	634
HIH loss compensation	144	7	(9)	52	6	200
Land Remediation and other Restorations	525	62	(63)	2	6	532
Other	363	342	(180)	(32)	20	513

Total Other Provisions	6,642	1,210	(812)	(50)	336	7,326

Note 26:	Other Liabilities

	General Government Sector		Total State Sector
	2011 $m	2010 $m	2011 $m	2010 $m
Current	534	417	678	577
Non-current	2,013	2,104	2,107	2,114

	2,547	2,521	2,785	2,691

Other Liabilities comprise:
Aboriginal Land Council claims granted (a)	631	966	631	966
Deferred revenue on the private provision of infrastructure (b)	308	320	308	320
Other deferred revenue	1,319	1,052	1,437	1,174
Other	289	183	409	231

	2,547	2,521	2,785	2,691

(a)	The State has provided for the liability of claims that have been granted to local Aboriginal Land Councils under the Aboriginal Land Rights Act 1983.
(b)	The State under various Private Sector Provided Infrastructure transactions received payments following the letting of the Lane Cove Tunnel, Cross City Tunnel and Westlink M7 Motorway contracts, as reimbursement of development costs. These up-front payments are amortised over the term of the arrangement rather than recognised as revenue up-front.

Total State Sector Accounts	5 - 83

Note 27

Note 27:	Net Worth (Equity)

The State’s equity is classified into accumulated funds and reserves.

Accumulated funds comprises current and prior period retained funds, including the State’s contributed equity in the public trading and financial enterprises.

The reserves are:

•

Asset Revaluation Reserve: This reserve is used to record increments and decrements on the State’s revaluation of non-current assets. This accords with the policy on the revaluation of property, plant and equipment as discussed in Note 1.

•	Equity Investment Revaluation Reserve: This reserve comprises the State’s share of the asset revaluation reserve of investments in associates.

•

Hedging Reserve: This comprises the cumulative gains and losses on the effective portion of cash flow hedges. The gains/losses remain in the reserve until the hedged forecast cash flow affect the operating result, and are recycled into ‘other economic flows – included in the operating result’.

•

Available for Sale Reserve: This primarily comprises the general government sector’s revaluation reserve for its equity investment in the public non financial corporation, and public financial corporation sectors.

•	Amounts Held in Equity Associated with Assets Held for Sale: This comprises the asset revaluation reserve component of assets classified as held for sale.

•

The Statement of Changes in Equity at the start of this report discloses information on equity movements by class. Statements of Changes in Equity for each sector of government are also reported in Note 36 Disaggregated Financial Statements.

5 - 84	Total State Sector Accounts

Note 28

Note 28:	Restated Comparative Financial Statements due to changes in Accounting Policies, Corrections of Prior Period Errors, and Discontinued Operations

The following tables report the 2009-10 financial statements restated on a line item basis in this report, comparing them from those published in the audited 2009-10 Total State Sector Accounts. The column headed ‘corrections and policy changes’ relates to corrections of errors and changes in accounting policy that have been adjusted to the 2009-10 comparatives.

The 2009-10 Total State Sector and General Government Sector comprehensive results (a surplus) have basically remained constant at a $10,750 million surplus compared to the result published in the 2009-10 Total State Sector Accounts. The following adjustments to disclosures have been made.

Changes in Accounting Policy

General Government and Total State Sectors

As a result of amendments to AASB 117 Leases, in 2010-11 the State changed its accounting policy on long-term land leases in which it is the lessor. Refer to Note 1 ‘Changes in Accounting Policies’ for further details.

•

The impact of this change in accounting policy on the General Government Sector has resulted in a increase in 30 June 2010 net worth of $955 million ($954 million at 1 July 2009). This includes the writing back of deferred revenue (other liabilities) and land assets, an increase in the equity investments in other public sector entities, and the establishment of finance leases receivable (financial assets at fair value) The 2009-10 general government sector comprehensive result has increased by $1 million.

•

The impact of this change in accounting policy on the Total State Sector has resulted in an increase in net worth of $955 million ($954 million at 1 July 2009). This includes the writing back of deferred revenue (other liabilities), investment properties and land assets, and the establishment of finance leases receivable (financial assets at fair value) The 2009-10 total state sector comprehensive result has increased by $1 million.

Corrections of Errors

General Government and Total State Sectors

The State has recognised for the first time some coastal infrastructure assets and roads over railway bridges. Although the State previously recognised the cost of maintaining these assets, the assets were incorrectly omitted from the statement of financial position. The first time recognition increases infrastructure assets by $574 million at 30 June 2010 ($574 million at 1 July 2009).

Total State Sector Accounts	5 - 85

Note 28

General Government Sector Statement of Comprehensive Income

	Previously reported for 2009-10 $m	Corrections and policy changes $m	2009-10 Comparative reported in 2010-11 $m
FROM CONTINUING OPERATIONS
Revenue from Transactions
Taxation	19,129	—	19,129
Grants and Subsidies
Commonwealth General Purpose	13,419	—	13,419
Commonwealth National Agreements	6,554	—	6,554
Commonwealth National Partnership Payments	6,367	—	6,367
Other Grants and Subsidies	643	—	643
Sale of Goods and Services	4,327	(11)	4,316
Interest	316	6	322
Dividend and Income Tax Equivalents from Other Sectors	2,037	—	2,037
Other Dividends and Distributions	285	—	285
Fines, Regulatory Fees and Other	3,256	—	3,256

	56,333	(5)	56,328

Expenses from Transactions
Employee	23,073	—	23,073
Superannuation
Superannuation Interest Cost	951	—	951
Other Superannuation	2,120	—	2,120
Depreciation and Amortisation	2,769	—	2,769
Interest	1,653	—	1,653
Other Property	1	—	1
Other Operating	11,588	—	11,588
Grants and Subsidies
Current Grants and Subsidies	7,987	—	7,987
Capital Grants	5,197	—	5,197

	55,339	—	55,339

TRANSACTIONS FROM DISCONTINUING OPERATIONS	—	—	—

NET RESULT FROM TRANSACTIONS - NET OPERATING BALANCE (BUDGET RESULT)	994	(5)	989

5 - 86	Total State Sector Accounts

Note 28

General Government Sector Statement of Comprehensive Income (continued)

	Previously reported for 2009-10 $m	Corrections and policy changes $m	2009-10 Comparative reported in 2010-11 $m
NET OPERATING BALANCE	994	(5)	989

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	(238)	—	(238)
Other Net Gains/(Losses)	875	(1)	874
Share of Earnings from Associates (excluding Dividends)	173	—	173
Dividends from Asset Sale Proceeds	—	—	—
Deferred Income Tax from Other Sectors	925	—	925
Other	(90)	—	(90)
Discontinuing Operations - Other Economic Flows	—	—	—

Other Economic Flows - included in Operating Result	1,645	(1)	1,644

OPERATING RESULT	2,639	(6)	2,633

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Revaluations	5,476	—	5,476
Actuarial Gain/(Loss) from Superannuation	(3,156)	—	(3,156)
Net Gain/(loss) on equity investments in other sectors	5,702	7	5,709
Net Gain/(loss) on financial instruments at fair value	—	—	—
Other	88	—	88

Other Economic Flows - other comprehensive income	8,110	7	8,117

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH	10,749	1	10,750

Total State Sector Accounts	5 - 87

Note 28

General Government Sector Statement of Financial Position

	Previously reported for 2009-10 $m	Corrections and policy changes $m	2009-10 Comparative reported in 2010-11 $m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	3,071	—	3,071
Receivables	6,176	—	6,176
Tax Equivalents Receivable	286	—	286
Financial Assets at Fair Value	6,620	204	6,824
Advances paid	905	—	905
Deferred Tax Equivalents	5,734	—	5,734
Equity
Investments in Other Public Sector Entities	78,473	439	78,912
Investments in Associates	1,219	—	1,219
Other	—	—	—
Total Financial Assets	102,484	643	103,127

Non-Financial Assets
Inventories	276	—	276
Forestry Stock and Other Biological Assets	7	—	7
Assets Classified as Held for Sale	133	—	133
Investment Properties	269	—	269
Property, Plant and Equipment
Land and Buildings	56,629	(199)	56,430
Plant and Equipment	7,983	—	7,983
Infrastructure Systems	58,116	574	58,690
Intangibles	1,245	—	1,245
Other	1,116	—	1,116
Total Non-financial Assets	125,774	375	126,149

TOTAL ASSETS	228,258	1,018	229,276

5 - 88	Total State Sector Accounts

Note 28

General Government Sector Statement of Financial Position (continued)

	Previously reported for 2009-10 $m	Corrections and policy changes $m	2009-10 Comparative reported in 2010-11 $m
LIABILITIES
Deposits Held	76	—	76
Payables	3,739	—	3,739
Tax Equivalents Payable	19	—	19
Liabilities Directly Associated with Assets Held for Sale	—	—	—
Borrowings and Derivatives at Fair Value	20	—	20
Borrowings at Amortised Cost	19,053	—	19,053
Advances Received	811	—	811
Employee Provisions	10,910	—	10,910
Superannuation Provision	32,722	—	32,722
Deferred Tax Equivalent Provision	796	—	796
Other Provisions	5,717	—	5,717
Other	3,032	(511)	2,521

TOTAL LIABILITIES	76,895	(511)	76,384

NET ASSETS	151,363	1,529	152,892

NET WORTH
Accumulated Funds	23,239	1,090	24,329
Reserves	128,124	439	128,563

TOTAL NET WORTH	151,363	1,529	152,892

Reclassification of Discontinuing Operations

In addition to changes from corrections of errors and revised/new accounting policies, the line items in the Statement of Comprehensive Income disclosed in this report have changed from those published in the 2009-10 Total State Sector Accounts. This change results because accounting standards require the reclassification of previous year revenue and expenses for discontinuing operations, to an aggregate result for ‘transactions from discontinuing operations’ at the foot of the statement. This change in classification affects line by line presentation, however does not impact the operating result in the Statement of Comprehensive Income. While the changes do not relate to any corrections of errors, nor from changes in accounting policy, they are disclosed for completeness to reconcile to the statement of comprehensive income, (and Note 35 Discontinuing Operations) as published in the 2009-10 Total State Sector Accounts.

Total State Sector Accounts	5 - 89

Note 28

Total State Sector Statement of Comprehensive Income

	Previously reported for 2009-10 $m	Corrections and policy changes $m	Discontinuing Operations reclassified $m	2009-10 Comparative Reported in 2010-11 $m
FROM CONTINUING OPERATIONS
Revenue from Transactions
Taxation	18,028	—	—	18,028
Grants and Subsidies
Commonwealth General Purpose	13,419	—	—	13,419
Commonwealth National Agreements	6,554	—	—	6,554
Commonwealth National Partnership Payments	6,345	—	—	6,345
Other Grants and Subsidies	481	—	—	481
Sale of Goods and Services	17,351	(17)	(1,678)	15,656
Interest	1,066	19	—	1,085
Dividend and Income Tax Equivalents from Other Sectors	—	—	—	—
Other Dividends and Distributions	285	—	—	285
Fines, Regulatory Fees and Other	3,894	—	(16)	3,878

	67,423	2	(1,694)	65,731

Expenses from Transactions
Employee	26,726	—	(60)	26,666
Superannuation
Superannuation Interest Cost	903	—	—	903
Other Superannuation	2,518	—	—	2,518
Depreciation and Amortisation	5,623	—	(43)	5,580
Interest	3,512	—	(3)	3,509
Other Property	1	—	—	1
Other Operating	16,833	—	(832)	16,001
Grants and Subsidies
Current Grants and Subsidies	5,944	—	—	5,944
Capital Grants	1,745	—	—	1,745

	63,805	—	(938)	62,867

TRANSACTIONS FROM DISCONTINUING OPERATIONS	288	—	756	1,044

NET RESULT FROM TRANSACTIONS - NET OPERATING BALANCE	3,906	2	—	3,908

5 - 90	Total State Sector Accounts

Note 28

Total State Sector Statement of Comprehensive Income (continued)

	Previously reported for 2009-10 $m	Corrections and policy changes $m	Discontinuing Operations reclassified $m	2009-10 Comparative Reported in 2010-11 $m
NET OPERATING BALANCE	3,906	2	—	3,908

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	(242)	—	—	(242)
Other Net Gains/(Losses)	(837)	(1)	85	(753)
Share of Earnings from Associates (excluding Dividends)	173	—	—	173
Dividends from Asset Sale Proceeds	—	—	—	—
Other	(104)	—	—	(104)
Discontinuing Operations - Other Economic Flows	—	—	(85)	(85)

Other Economic Flows - included in Operating Result	(1,010)	(1)	—	(1,011)

OPERATING RESULT	2,896	1	—	2,897

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Revaluations	11,214	—	—	11,214
Actuarial Gain/(Loss) from Superannuation	(3,538)	—	—	(3,538)
Net Gain/(loss) on equity investments in other sectors	—	—	—	—
Net Gain/(loss) on financial instruments at fair value	(31)	—	—	(31)
Other	208	—	—	208

Other Economic Flows - other comprehensive income	7,853	—	—	7,853

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH	10,749	1	—	10,750

Total State Sector Accounts	5 - 91

Note 28

Total State Sector Statement of Financial Position

	Previously reported for 2009-10 $m	Corrections and policy changes $m	2009-10 Comparative Reported in 2010-11 $m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	6,299	—	6,299
Receivables	6,775	—	6,775
Tax Equivalents Receivable	—	—	—
Financial Assets at Fair Value	19,857	352	20,209
Advances paid	434	—	434
Deferred Tax Equivalents	—	—	—
Equity
Investments in Other Public Sector Entities	—	—	—
Investments in Associates	1,305	—	1,305
Other	—	—	—
Total Financial Assets	34,670	352	35,022

Non-Financial Assets
Inventories	1,349	—	1,349
Forestry Stock and Other Biological Assets	669	—	669
Assets Classified as Held for Sale	267	—	267
Investment Properties	1,023	(198)	825
Property, Plant and Equipment
Land and Buildings	104,312	(229)	104,083
Plant and Equipment	12,122	—	12,122
Infrastructure Systems	118,176	574	118,750
Intangibles	2,628	—	2,628
Other	1,497	—	1,497
Total Non-financial Assets	242,043	147	242,190

TOTAL ASSETS	276,713	499	277,212

5 - 92	Total State Sector Accounts

Note 28

Total State Sector Statement of Financial Position (continued)

	Previously reported for 2009-10 $m	Corrections and policy changes $m	2009-10 Comparative Reported in 2010- 11 $m
LIABILITIES
Deposits Held	206	—	206
Payables	6,541	—	6,541
Tax Equivalents Payable	—	—	—
Liabilities Directly Associated with Assets Held for Sale	—	—	—
Borrowings and Derivatives at Fair Value	56,866	—	56,866
Borrowings at Amortised Cost	2,411	—	2,411
Advances Received	805	—	805
Employee Provisions	12,944	—	12,944
Superannuation Provision	34,530	—	34,530
Deferred Tax Equivalent Provision	—	—	—
Other Provisions	7,326	—	7,326
Other	3,721	(1,030)	2,691

TOTAL LIABILITIES	125,350	(1,030)	124,320

NET ASSETS	151,363	1,529	152,892

NET WORTH
Accumulated Funds	60,398	1,529	61,927
Reserves	90,965	—	90,965

TOTAL NET WORTH	151,363	1,529	152,892

Impact on the 30 June 2009 Statement of Financial Position

The above corrections of error and changes in accounting policy have impacted the previous year’s opening statement of financial position as follows:

Corrections of errors resulted in an increase in infrastructure assets, and accumulated funds of $574 million for both the general government sector (GGS) and total state sector (TSS).

The change in accounting policy resulted in

•	an increase in GGS financial assets at fair value $191 million (TSS $325 million)

•	an increase in GGS investments in other public sector entities $432 million (TSS nil)

•	a reduction in GGS land and buildings of $189 million (TSS $219 million )

•	a reduction in GGS investment properties of nil (TSS $198 million)

•	a reduction in GGS other liabilities $520 million (TSS $1,046 million)

•	an increase in GGS accumulated funds of $522 million (TSS($954 million)

•	an increase in GGS reserves of $432 million (TSS nil).

Total State Sector Accounts	5 - 93

Note 28 and Note 29

Changes in Accounting Estimates

Changes in accounting estimates are recognised in the period when the estimate is revised. Such changes are not adjusted retrospectively to the financial statements.

General Government and Total State Sectors

There are no material changes in accounting estimates to disclose for 2010-11.

Note 29:	Cash Flow Information

Reconciliation of Operating Result to Net Cash Flows from Operating Activities

	General
	Government Sector		Total State Sector
	2010-11 $m	2009-10 $m	2010-11 $m	2009-10 $m

Operating result for the year	4,579	2,633	4,733	2,897
Adjust for:
Non-cash items added back:
Depreciation and amortisation	2,818	2,769	5,958	5,623
Other	(299)	108	557	(52)
Other economic flows - included in the operating result	(3,239)	(1,644)	(3,484)	1,011
Net change in operating assets and liabilities	1,324	520	1,596	1,302

Net cash flows from operating activities	5,183	4,386	9,360	10,781

Reconciliation of Closing Cash and Cash Equivalents

Cash assets in the statement of financial position comprise cash and deposits at call. Deposits in TCorp Hour-Glass cash facilities and other TCorp deposits with a maturity of less than 90 days, are reported as cash and deposits at call.

Cash and cash equivalent assets recognised in the statement of financial position are reconciled at the end of the financial year to the Statement of Cash Flows as follows:

	General
	Government Sector		Total State Sector
	2011 $m	2010 $m	2011 $m	2010 $m

Cash and deposits at call	8,258	3,071	11,758	6,299
Short term borrowings of Tcorp	—	—	—	(95)
Bank overdraft	—	—	(2)	(10)

	8,258	3,071	11,756	6,194

5 - 94	Total State Sector Accounts

Note 29

Restricted Cash Assets

General Government Sector and Total State Sector

Agency cash balances at 30 June 2011 include cash, for the general government sector $1,410 million (2010 $1,425 million) and for the total state sector $1,498 million (2010 $1,428 million), which is dedicated for a specific purpose. It includes restricted cash of $835 million (2010 $760 million) under the control of the public health system, $40 million of education program contributions (2010 $38 million), and $167 million (2010 $127 million) for land remediation works.

$347 million (2010 $273 million) of cash held in Crown Special Deposit Accounts can only be used in accordance with the legislation that established the Account. Conditional contributions disclosed in Note 2 are also considered restricted assets. On consolidation of the general government sector, agency cash balances within the Treasury Banking System are offset against the Crown’s cash overdraft for cash management purposes.

Disposal of Entities

Note 35 Discontinuing Operations, details information on the proceeds from the sale in 2010-11 of WSN Environmental Solutions and the State’s retail electricity operations and for 2009-10 of NSW Lotteries Corporation.

Acquisition of Entities

During 2010-11 and 2009-10 there were no major acquisitions of entities.

Non-Cash Financing and Investing Activities

During 2010-11:

•

A total of $170 million (2010 $157 million) was recognised in the Total State sector for an emerging interest in private sector provided infrastructure. In the General Government sector, a total of $166 million was recognised ($153 million in 2010). It includes $138 million recognised for roads (2010 $120 million) and $27 million for Olympic Park infrastructure (2010 $26 million).

•

Other assets acquired free of cost in the Total State sector amounted to $364 million (2010 $559 million). In the General Government sector, they amounted to $278 million (2010 $402 million). They include subdivider/developer contributions of water assets of $59 million (2010 $80 million) and electricity assets of $116 million (2010 $92 million) and roads and bridges from Local Councils to the value of $98 million (2010 $313 million).

•

It is impracticable to report on the numerous other assets donated to NSW public sector agencies particularly dedicated for health, education and cultural purposes. They are generally reported in individual agency financial statements.

Total State Sector Accounts	5 - 95

Note 29 and Note 30

•

The Total State sector statement of cash flows excludes new assets acquired under finance leases with a value of $547 million (2010 $463 million). For the General Government sector, excluded finance lease assets amount to $510 million (2010 $244 million). The General Government sector comprises some leases for new buses, the Mater Hospital at Newcastle and the Long Bay Forensic Hospital. In addition, the Total State Sector includes the Colongra Gas Pipeline lease.

Note 30:	Trusts Under Management

	General
	Government Sector		Total State Sector
	2011 $m	2010 $m	2011 $m	2010 $m

Trusts under management are held on behalf of beneficiaries and are not controlled by the State. Therefore, these trusts are not recognised as assets on the statements of financial position.

Trusts under management mainly comprise various forms of estates under management, unclaimed monies and Supreme Court trust funds held in statutory accounts by the:

NSW Trustee and Guardian (a)	2,499	2,561	2,499	2,561
NSW Treasury Corporation (fiduciary investments)		—	2,142	1,711
Workcover Authority	1,624	1,574	1,624	1,574
Rental Bond Board	909	847	909	847
Workers Compensation (Dust Diseases) Board	82	82	82	82
Department of Health	81	64	81	64
Other	78	127	79	127

	5,273	5,255	7,416	6,966

(a)	The trust balances exclude certain property assets administered by NSW Trustee and Guardian as they cannot be reliably measured.

5 - 96	Total State Sector Accounts

Note 31

Note 31:	Expenditure Commitments

The following represents expenditure contracted for at reporting date, but not recognised in the financial statements.

	General
	Government Sector		Total State Sector
	2011 $m	2010 $m	2011 $m	2010 $m

Capital Expenditure (including expenditure for private sector financed infrastructure assets)
Roads and Traffic Authority	3,415	2,589	3,408	2,580
Department of Health	2,425	3,396	2,425	3,396
Sydney Water Corporation	—	—	1,505	1,822
Rail Corporation New South Wales	—	—	1,211	799
Transport Construction Authority	—	—	943	1,893
Department of Education and Communities	612	—	612
Department of Education and Training	—	1,970		1,970
NSW Police Force	516	562	516	562
AusGrid	—	—	504	409
NSW Land and Housing Corporation	—	—	448	601
Transgrid	—	—	357	308
Sydney Ports Corporation	—	—	228	119
Public Transport Ticketing Corporation	—	—	193	219
Endeavour Energy	—	—	185	167
State Transit Authority	—	—	119	166
New South Wales Maritime Authority	71	73	71	73
Hunter Water Corporation	—	—	56	118
State Water Corporation	—	—	51	59
Essential Energy	—	—	35	28
Crown Finance Entity	34	37	34	37
Delta Electricity	—	—	21	39
Sydney Catchment Authority	—	—	10	23
Zoological Parks Board	—	—	3	19
Eraring Energy	—	—	—	215
Country Rail Infrastructure Corporation	—	—	—	79
Department of Industry and Investment	—	43	—	43
Department of Human Services	—	41	—	41
Other	115	46	171	79

	7,188	8,757	13,106	15,864

Capital Expenditure Commitments:
not later than one year	2,737	3,426	5,904	7,882
later than one year and not later than five years	2,348	2,586	4,887	5,068
later than five years	2,103	2,745	2,315	2,914

	7,188	8,757	13,106	15,864

Total State Sector Accounts	5 - 97

Note 31

	General
	Government Sector		Total State Sector
	2011 $m	2010 $m	2011 $m	2010 $m
Future minimum lease payments under non-cancellable operating leases: (a)
not later than one year	947	634	808	866
later than one year and not later than five years	1,242	1,216	1,287	1,584
later than five years	421	341	1,018	1,038

	2,610	2,191	3,113	3,488

(a)	Total future minimum sub-lease payments expected to be received under non-cancellable sub-leases are $99 million (2010 $23 million) for General Government, and $41 million (2010 $2 million) for Total State Sector.

Other Expenditure Commitments:
not later than one year	2,601	2,493	4,184	3,681
later than one year and not later than five years	2,635	3,560	4,429	5,740
later than five years	3,991	4,265	7,110	7,738

	9,227	10,318	15,723	17,159

Major Service Agreements for Filtered Water by Sydney Water Corporation
not later than one year	—	—	110	117
later than one year and not later than five years	—	—	479	523
later than five years	—	—	916	881

	—	—	1,505	1,521

Operating Lease Commitments - Receivables
Future operating lease rentals not provided for in the financial statements and receivable:
not later than one year	34	66	157	204
later than one year and not later than five years	69	219	430	639
later than five years	210	693	1,706	2,668

	313	978	2,293	3,511

Goods and Services Tax (GST) on Commitments
The above expenditure commitments are inclusive of GST. GST input tax credits (debits) are expected to be recoverable from (payable to) the Australian Taxation Office.

GST input tax credits included in the above commitments:
Capital Expenditure	650	799	1,149	1,390
Future minimum lease payments under non-cancellable operating leases	234	203	242	272
Other Expenditure	789	862	1,190	2,487
Major Service Agreements for Filtered Water	—	—	137	138

GST input tax debits included in the above commitments:
Operating Lease Commitments - Receivables	20	82	200	312

5 - 98	Total State Sector Accounts

Note 32

Note 32:	Contingent Assets and Liabilities

Contingent assets and liabilities are possible future assets or liabilities that may arise from past events. The existence of these assets or liabilities will only be confirmed by the occurrence or non-occurrence of one or more future events not wholly in control of the State. In this report, contingent assets and liabilities have been classified into quantifiable, where the economic effect is known, or non-quantifiable.

The State, on occasion, provides guarantees and indemnities. These are listed below.

Contingent Liabilities

	General
	Government Sector		Total State Sector
	2011 $m	2010 $m	2011 $m	2010 $m

(A) Quantifiable Contingent Liabilities

Department of Attorney General and Justice (Victim’s compensation and other claims)	241	225	241	225
Roads and Traffic Authority (contractual claims and litigation)	109	78	109	78
NSW Land and Housing Corporation (claims in respect of compensation and litigation)	12	1	12	1
Land and Property Management Authority (disputed claims)	—	17	—	17
Sydney Water (claims in respect of compensation and litigation)	—	—	8	8
Other agencies	6	6	9	15

TOTAL	368	327	379	344

(B)	Non-quantifiable Contingent Liabilities

General Government Sector

Unless otherwise stated, the General Government contingent liabilities are also applicable to the Total State Sector. Included in these are:

•	The State has a contingent liability under the Native Title Act 1993 (Commonwealth) and the Native Title (New South Wales) Act 1994. The extent of the liability cannot be quantified.

The liability arises as follows:

•

Liability of the State to pay compensation to native title holders in respect to past acts and intermediate period acts (i.e. acts undertaken between October 1975 and December 1996 which were invalid because of native title) which were validated by operation of the Native Title Act 1993 and the Native Title (New South Wales) Act 1994.

•

Liability of the State to pay compensation to native title holders arising from the undertaking of future acts (i.e. acts which affect native title undertaken after 1 January 1994 and for which the Native Title Act 1993 provides that compensation is payable) by the State and its instrumentalities.

[The State has an indemnity under Section 104 of the Native Title (New South Wales) Act in respect to compensation arising from a compulsory acquisition of native title by an authority which is not the Crown in the right of the State.]

Total State Sector Accounts	5 - 99

Note 32

The assets of the State in the form of Crown land and water may be reduced in value in the event that native title is determined to exist in all or any of these assets. The extent of the reduction in value cannot be quantified.

•

The assets of the State in the form of reserved Crown land may be reduced in value by operation of the Aboriginal Land Rights Act 1983 (NSW). Under that legislation a land council can apply for the grant of the freehold of claimable Crown land (as defined in Section 36 (1) of the Act) and the claim must be granted. Applications have been made over various areas of land and water in New South Wales, which might ultimately result in land being transferred for no consideration. These applications have not been finalised and it is therefore not possible to estimate the financial impact or result of the claims.

•

It is likely that some parcels of Crown land may have been contaminated at some stage in the past. The State has identified at least 492 sites on untenured Crown land which are likely to be contaminated to some degree. Work is still to be undertaken to determine the nature and extent of any such contamination. This work will also assist in determining the likely impact of any contamination on the value of the land holdings. However, it is considered that the existence of contaminated sites will not have a material impact on the overall value of the State’s land holdings.

•

Based on the definition of control in AASB 127 Consolidated and Separate Financial Statements, Affiliated Health Organisations listed in Schedule 3 of the Health Service Act 1997 are only recognised in the Department of Health’s Consolidated Financial Statements to the extent of cash payments made.

However, it is accepted that a contingent liability exists which may be realised in the event of cessation of health service activities by any affiliated health organisation.

In this event the determination of assets and liabilities would be dependent on any contractual relationship that may exist or be formulated between the administering bodies of the organisation and the Department of Health.

•

The State has a contingent liability whereby some government authorities have claims against them for compensation for land acquired under the Land Acquisition (Just Terms Compensation) Act 1991. The estimated cost will be determined by the Land and Environment Court in due course.

•

The State treats payments of unclaimed money to the Consolidated Fund as income. However, claims can be legally lodged for several years after the money is paid into the Fund. These future claims cannot be estimated.

•

The lessee of certain property controlled by Sydney Local Health District (formerly Sydney South West Area Health Service) had been granted compensation on appeal for a matter previously judged in favour of Sydney Local Health District (SLHD) by the Supreme Court. The Court of Appeal ordered the lessee be restored to possession, entitling the lessee to an account of net revenue from the property since termination, or damages for being out of possession, less rental of more than $4m which the lessee has not paid. Taking into account the many issues in the proceedings and overlap between them, SLHD was ordered to pay a portion of the lessee’s court fees. The proceeding to determine the quantum of the claim is not expected to be heard for at least 12 months.

5 - 100	Total State Sector Accounts

Note 32

•

As a condition of the sale of Pacific Power International Pty Ltd the State has an obligation to compensate the trustee of the Electricity Industry Superannuation Fund (EISS) if certain conditions exist at a certain time. The time will be the earlier of:

•	Connell Wagner (the purchaser) ceasing to be an employer in the fund; or

•	the last benefit is paid; or

•	the relevant assets are exhausted.

If the liability arises there would only be one payment. The payment would be the lower of:

•	the actual shortfall between fund assets and fund liabilities; and

•	the potential shortfall, if anticipated investment returns of 4.5 per cent a year (excluding CPI) had not been realised.

At 30 June 2011, the net market value of assets was $5 million less (2010 $6 million) than the estimated value of liabilities due to negative investment returns during 2009-10.

The unfunded liability is different to both the actual fund shortfall and the investment return shortfall. Based on returns to June 2009, the scheme independent actuary estimated the actual fund shortfall to be approximately $7 million (2010 $7 million) and investment return shortfall approximately $2 million (2010 $2 million). The compensation payment is approximately $2 million (2010 $2 million).

•

NSW Department of Health, together with ACT Health have recently conducted a clinical and resource costing audit. The audit assessed the reasonableness of the rapid increases in the number of separations/statistical discharges and same day admissions through ACT emergency departments for NSW patients since 2006-07. The result of the audit may lead to a potential liability owing to ACT Health, the amount of which is not yet quantifiable.

•

Transport Construction Authority (TCA) is currently in litigation with Parramatta City Council over an acquisition of public roads in 2004. Parramatta City Council alleges that TCA infringed the Deed of Release and Settlement. The matter is not expected to be heard until early 2012.

•

There is currently a shortfall in the funding for the defined benefit superannuation of universities within NSW. The State is currently negotiating a funding agreement with the Australian Government to meet this shortfall. At the date of this report the potential liability is not quantifiable.

Total State Sector

•

On 23 January 2008, the Public Transport and Ticketing Corporation (PTTC) terminated the contract with a contractor on the basis of an alleged failure to meet the requirements of the Project Agreement. Subsequently, PTTC lodged a claim against the contractor who has responded by lodging a cross claim against PTTC for breach of contract. PTTC has denied the claim and is defending the action. It is not practical to estimate the potential effect of this cross claim.

Total State Sector Accounts	5 - 101

Note 32

•

State Corporations receive claims by suppliers for additional charges in the normal course of operations. A number of disputed claims are currently being heard in court. The quantum of these claims cannot accurately be determined.

•	There is a claim against Forests NSW in relation to a timber supply contract. The matter is expected to be heard during 2011-12. The potential liability is unable to be determined.

•	The State has a contingent liability arising from contractual obligations to sell coal from the planned Cobbora mine.

In February 2011, Cobbora Holding Company Pty Limited executed coal sales contracts with Origin Energy and two State owned corporations to supply coal to four of the State’s power stations from 2016. The Company intends to establish the Cobbora mine to fulfil its contractual obligations. However, as the contracted prices are below the expected costs of production for the currently contracted volumes, it is possible that a net obligation may arise.

From a Total State Sector perspective, the Origin Energy contract is the only contract with an external third party. The revenues generated by the company from the contracts with the two State owned corporations will eliminate when consolidated into the Total State Sector accounts.

The financial effect cannot be reliably measured pending completion of the business plan.

(C)	Guarantees and Indemnities

Guarantees have been provided to facilitate the provision of certain services and the construction of several infrastructure assets may give rise to contingent liabilities.

Guarantees are reported for the following sectors.

General Government Sector

Unless otherwise stated, the General Government guarantees are also applicable to the Total State Sector.

The major guarantees are:

•

State guarantees given to various organisations under statute. They mainly relate to certain co-operative housing societies which the maximum exposure as at 30 June 2011 is $47 million (2010 $50 million).

•

The State has an agreement with the Commonwealth to provide up to $320 million of Commonwealth/State funding on a 50/50 basis for the Asbestos Injuries Compensation Fund. While James Hardie Industries NV retains full responsibility for repaying any funding provided, the state has a contingent liability to the extent that James Hardie is unable to repay this funding.

5 - 102	Total State Sector Accounts

Note 32

•	With regard to the 2009-10 NSW Lotteries transaction, the State provided minimal warranties, indemnities and other obligations in favour of the operator.

As at 30 June 2011, the State has a contingent liability for unclaimed lottery prizes won on or before 29 March 2010, less an amount of $6 million provided for. This resulted from the sale of NSW Lotteries on 31 March 2010. The provision taken up was based on historical data which showed that annual claims for unclaimed prizes were no more than $1 million. In accordance with the Public Lotteries Regulation 2007, the State is liable for claims made on or before 1 December 2016. The State has therefore conservatively provided $1 million per annum until 2016. However, future claims cannot be reliably measured and could exceed the current provision.

The State is liable for the direct losses incurred by NSW Lotteries if an adverse regulatory event occurs. The State’s aggregate liability is capped. Adverse regulatory events are defined in the transaction documents and include, for example, the introduction by the State of new duties, taxes or other imposts on public lotteries in New South Wales without the agreement of the operator. There are no known adverse regulatory events as at the reporting date.

•

Issued securities, borrowings and derivative liabilities of the NSW Treasury Corporation with a market value of $60.3 billion (2010 $57.3 billion) have been guaranteed by the NSW Government under the Public Authorities (Financial Arrangements) Act 1987.

•

On 28 June 2002 the Commonwealth’s Snowy Mountain Hydro–electric Authority and the electricity trading company, Snowy Hydro Trading Proprietary Limited were formed into a new public company, Snowy Hydro Limited (SHL). This is owned by NSW, Victoria, and the Commonwealth.

NSW owns 58 per cent share in the company and it has entered into guarantees, indemnities and deeds as part of the agreements leading to the corporatisation of the Snowy Scheme. It is not possible to estimate the amount of exposure at this time for the following situations.

If any change to the Snowy Water licence has an adverse financial impact for SHL, the company will receive that corresponding amount in compensation. NSW may recover 42 per cent of this compensation if Victoria and the Commonwealth agree to water licence changes. No major amendments to the Snowy Licence are currently proposed. The licence expires in 2077 or when ended.

If an instruction from the Water Administration Ministerial Corporation to SHL causes spills or a Jindabyne Dam release causes downstream damage, the State will compensate SHL for the proportion of claims it incurs. NSW will pay 58 per cent of the cost if the Commonwealth and Victoria also agreed with the instruction. No claims currently exist. The risk of exposure should be very low for several years after corporatisation while sufficient water savings are found and allocated to the Snowy River. This indemnity lasts while the licence is in place.

SHL currently have the following ongoing matters:

•	Two unresolved claims lodged with the Dust Diseases Tribunal.

•	Bank guarantees in relation to operating within the national electricity market and rental for properties in Sydney and Melbourne to the value of $20 million.

Total State Sector Accounts	5 - 103

Note 32

•

To enable major projects to be undertaken the State has guaranteed the performance of the obligations of various statutory authorities under contracts with private sector parties. The current guarantees outstanding are for the following projects:

•	Bonnyrigg Communities Public Housing

•	Eastern Creek Alternative Waste Treatment Plant

•	Illawarra and Woronora Water Treatment Plants

•	Long Bay Prison and Forensic Hospital

•	Macarthur Water Filtration Plant

•	Mater Hospital

•	Olympic Stadium

•	Olympic Multi-Use Arena

•	Orange Hospital Redevelopment

•	Prospect Water Filtration Plant and Treatment Works

•	Royal North Shore Hospital Redevelopment

•	Suburban Rolling Stock

•	VISY Mill: Tumut Timber Supply Agreement.

These guarantees are considered unlikely to ever be exercised.

•

The Roads and Traffic Authority (RTA) has certain obligations under contracts with private sector parties with the performance of these obligations guaranteed by the State. The current guarantees outstanding are for the:

•	Cross City Tunnel

•	Eastern Distributor

•	Lane Cove Tunnel

•	M2 Motorway

•	Sydney Harbour Tunnel, and

•	Western Sydney Orbital.

There is no reason to believe that these guarantees are ever to be exercised.

•

Note 34 Financial Instruments includes information on the estimated value of financial guarantees. This information is disclosed as a footnote to the table of maturity analysis and interest rate exposure of financial liabilities.

5 - 104	Total State Sector Accounts

Note 32

Total State Sector

•

NSW Treasury Corporation has issued unconditional payment undertakings on behalf of some government authorities in the national wholesale electricity market to pay to the system administrator, the Australian Energy Market Operator (AEMO), on demand in writing any amount up to an aggregate maximum agreed with individual participants.

At the reporting date, the amounts of these undertakings were as follows:

Market Participants:	2011 $ million	2010 $ million
National Electricity Market (NEM)	46	739
Short Term Trading Market (STTM)	8	13

	54	752

•

NSW Treasury Corporation has undertakings for other government authorities for their performance under contracts with third parties. These amounts are recoverable from the State authority participants. At the reporting date they were valued at $121 million (2010: $87 million).

•	RailCorp has certain obligations under the contract for its Rollingstock Public Private Partnership. The State guarantees the performance of those obligations.

•	Ausgrid also provides guarantees to regulatory and statutory authorities to the value of $59 million (2010 $286 million).

•

The State of NSW has provided a Deed of Indemnity to the directors and designated senior management of some State-owned Corporations (SOC). This deed indemnifies them against claims and liabilities in connection with the Energy Industry Reform transactions (Transaction Process).

The SOC covered in this indemnity are:

•	Essential Energy

•	Eraring Energy

•	Ausgrid

•	Macquarie Generation

•	Endeavour Energy

•	Delta Electricity

To the extent permitted by law, the indemnity covers each indemnified party, in their capacity as directors or senior management, against:

•	civil liability arising in respect of the Transaction Process if such liability is or was not due to conduct which involve a lack of good faith on the part of the indemnified party, and

•

costs in defending proceedings, whether civil or criminal, in which judgement is or was given in favour of the indemnified party or in which the indemnified party is or was acquitted or where the proceedings are discontinued or in connection with any application in relation to a proceeding in which a court grants or granted relief to the indemnified party.

Total State Sector Accounts	5 - 105

Note 32

The indemnified parties have a duty to maintain in force comprehensive directors’ and officers’ insurance policy which cover all of the risks indemnified by the State under the indemnities until:

•	the completion of the Transaction Process, and

•	for seven year following the completion of the Transaction Process for any acts or omissions of the Indemnified Party occurring before completion of the Transaction Process

The indemnity does not apply in respect of a liability which arises out of any act or omission on the part of the Indemnified Party that involves, among others as detailed in the Deed of Indemnity, gross negligence, recklessness and conduct contrary to any written direction or instructions to the Indemnified Party made by or on behalf of the State.

It is not possible to estimate the amount of contingent liability exposure at this time. There are no known claims as at the reporting date.

•

The State of NSW has provided a Deed of Indemnity to the director of Cobbora Holding Company Pty Limited against claims and liabilities in connection with the Government’s Cobbora coal mine development project. The indemnity given has the same terms and qualifications as the one provided to the directors involved in the NSW Energy Industry Reform project (refer to above).

It is not possible to estimate the amount of the contingent liability exposure at this time. There are no known claims as at the reporting date

Contingent Assets

General Government

Unless otherwise stated, the General Government contingent assets are also applicable to the Total State Sector.

Contingent assets exist in respect of guarantees received and from pending litigation. These include:

•

As a result of the collapse of HIH Insurance Limited the State assumed liabilities of approximately $650 million. This was in respect of building warranty and third party motor insurance. An independent actuary estimated the discounted present value of the outstanding liability to be $208 million as at 30 June 2011 (2010 $195 million). The liquidators of HIH Insurance Limited currently intend to distribute various percentages up to “more than 50 per cent” depending upon the scheme company. In 2010-11, the State received payments totalling $59 million (2010 $80 million).

•	The State holds guarantees of $47 million (2010 $32 million) as security for contractual performance for bus and freight transport infrastructure contracts.

•

The State has negotiated a Heads of Agreement with the Commonwealth which provides up to $320 million of Commonwealth/State funding on a 50/50 basis for the Asbestos Injuries Compensation Fund. James Hardie Industries NV retains full responsibility for repaying any funding provided.

•	The State holds a corresponding guarantee in respect of the State’s outstanding guarantee for the Eastern Creek Alternative Waste Treatment Plant.

5 - 106	Total State Sector Accounts

Note 32 and Note 33

Total State Sector

•

The State has initiated legal proceedings to recover damages of $17 million associated with an electricity contractor. At this stage it is not possible to form an opinion on the likely outcome of the proceedings.

•	The State holds various performance bonds totalling $112 million (2010 $103 million) relating to contracts for country rail and public transport ticketing.

•

The Public Transport and Ticketing Corporation (PTTC) has lodged a claim against the former Tcard contractor for non performance under the contract. If this claim is successful the PTTC may be awarded damages against the contractor as well as reimbursement of legal costs relating to the dispute. It is not practical to estimate the potential effect of this cross-claim at this stage of the litigation.

•

The State is currently seeking a private tax ruling on the deductibility of capacity charges that retail electricity operators pay electricity generators under the Generation Trading Agreements. A positive ruling will result in an increase in the value of the finance lease receivables.

Note 33:	Events after the Reporting Period

Total State Sector

•

On 10 July 2011, the Australian Government announced the Clean Energy Future scheme, which, if legislated, will effectively put a price on carbon emissions. A carbon pricing scheme may have a significant impact on the valuation and estimated useful lives of State assets, and the profitability of State businesses. Current modelling indicates that if a carbon pricing mechanism is introduced the carrying value of the State’s power generation infrastructure could reduce significantly. Generator profitability and dividends, are also modelled to fall significantly.

The introduction of a carbon pricing scheme will also result in possible increases in the asset value of State owned carbon sinks such as Forests NSW.

At the date of this report, the State can not reliably measure the potential impact arising from the Clean Energy Future Scheme.

•

On 6 September 2011, the State Government announced plans to refinance the Port Botany facility and the Sydney Desalinisation Plant under a long term leasing arrangement. The State Government anticipates the completion of the Water Desalination Plant transaction by mid-2012, and the Port Botany facility transaction in the first half of 2013.

•

On 1 July 2011, State exercised an option, in accordance with a Deed of Lease, to lease a section of rail track from Gap to Boggabilla. The effect of the lease will result in a write-down in the 2011-12 financial year of rail infrastructure assets by $325 million and repayment of public non financial corporation sector borrowings of $57 million, funded by revenue received of $57 million for the transaction.

Total State Sector Accounts	5 - 107

Note 34

Note 34:	Financial Instruments

The principal financial instruments of the New South Wales public sector (hereafter referred to as the ‘State’) are outlined below. These financial instruments arise directly from the State’s operations or are required to finance the State’s operations. The State does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes.

The State’s main risks arising from financial instruments are outlined below, together with the State’s objectives, policies and processes for measuring and managing risk. Further quantitative and qualitative disclosures are included throughout these financial statements.

The NSW Treasury, acting for the Treasurer, has overall responsibility for the establishment and oversight of risk management guidelines for the New South Wales public sector. This includes establishing Treasury Management policy to strengthen the framework for managing risks associated with public sector agencies’ treasury functions, including borrowings, investments, derivatives, debt and investment management.

As part of this framework, NSW Treasury administers the Public Authorities (Financial Arrangements) Act 1987 which is the sole source of legal power for government authorities to enter into financial arrangements. Under this Act, the Treasurer is given responsibility of exercising a central supervisory role in respect of the investment and liability management activities of authorities to ensure that the NSW Public Sector’s financial risks and exposures are properly and prudently managed.

This role is effected through the requirement to have the borrowing, investment and joint venture / joint private- public sector financing activities of each authority approved by the Treasurer or Governor.

NSW Treasury Corporation (TCorp) is the State’s central borrowing and investing authority. TCorp holds a level of investments for liquidity management purposes, and, as the State’s central investing authority it administers the management of the majority of the State’s investments. TCorp, acting as the State’s central borrowing authority, issues bonds to the public. Bondholders include local and overseas individuals and financial institutions.

The State also holds a small component of investments and borrowings which have not been made through TCorp, but were made directly by individual State agencies, under the authority of the Public Authorities (Financial Arrangements) Act 1987.

Management of individual public sector agencies review and agree policies for managing their organisation’s risks. Risk management policies are established to identify and analyse the risks faced by the State, to set risk limits and controls and to monitor risks. Compliance with policies is reviewed by public sector agency audit and risk committees, and/or internal auditors on a regular basis. NSW Treasury monitors agency risks from a financial perspective.

5 - 108	Total State Sector Accounts

Note 34

This note commences with a summary of the major financial instruments, their classification and carrying amounts.

It is followed by information on the valuation of financial instruments.

The note then reports on the main risks as they affect the State’s financial instruments classified into:

•	Credit Risk, which affects financial assets

•	Liquidity Risk, which affects financial liabilities, and

•	Market Risk, which affects financial assets and liabilities because of changes in market prices.

A reference to ‘financial instruments’ in this note excludes prepayments and statutory receivables/payables as accounting standard AASB 7 excludes them from the definition of financial instruments.

The State’s financial instruments are classified as follows:

Financial Instrument Categories

			General
			Government Sector		Total State Sector
			2011 $m	2010 $m	2011 $m	2010 $m
Category		Note
Financial Assets
Cash and cash equivalents		5	8,258	3,071	11,758	6,299
Receivables (a)	Loans and receivables (at amortised cost)	6,9	3,648	4,096	4,510	4,567
Financial assets at fair value
	At fair value through profit and loss - classified as held for trading	8	19	—	499	322
	Designated and effective hedging instruments	8	—	—	141	258
	Designated at fair value through profit and loss	8	7,330	6,620	17,685	19,277
	Finance leases receivable	8	228	204	1,662	352
Equity Investments in Other Public Sector Entities		10	84,232	78,912	—	—
Financial Liabilities
Payables (b)	Financial liabilities measured at amortised cost	18,19	5,216	3,621	8,420	6,498
Advances	Financial liabilities measured at amortised cost	22	770	811	770	805
Borrowings (c)	Financial liabilities measured at amortised cost	21	22,509	19,053	2,721	2,411
	Financial liabilities measured at fair value	20	20	18	58,361	56,283
Derivatives	At fair value through profit and loss - classified as held for trading	20	1	2	446	264
	Designated and effective hedging instruments	20	—	—	464	319

(a)	Excludes statutory receivables and prepayments (i.e. not within the scope of AASB 7).
(b)	Excludes statutory payables and deferred revenue (i.e. not within the scope of AASB 7). Fringe benefits tax and Goods and Services tax payables comprise the difference between the payables and deposits held in the above table and the amounts reported in the statement of financial position.
(c)	Borrowings comprise bank overdraft, loans from the Commonwealth, other domestic and foreign borrowings and finance leases.

Total State Sector Accounts	5 - 109

Note 34

Valuation of Financial Instruments

Financial assets are generally recognised at fair value, with the exception of receivables, which are measured at cost. The value of the Hour-Glass Investments is based on the State’s share of the value of the underlying assets of the facility, based on the market value. All of the Hour-Glass facilities are valued using ‘redemption’ pricing. General Government financial liabilities are generally recognised at amortised cost with the exception of derivatives, which are reported at fair value. Total State Sector financial liabilities, which mainly comprise marketable securities, are generally reported at fair value.

Except where specified below, the amortised cost of financial instruments recognised in the statement of financial position approximates the fair value, because of the short-term nature of many of the financial instruments.

Further information on the recognition and measurement of financial instruments by category is reported in Note 1 ‘Statement of Significant Accounting Policies’.

The State uses the following hierarchy for disclosing the fair value of financial instruments by valuation technique:

•	Level 1 – Derived from quoted prices in active markets for identical assets / liabilities

•	Level 2 – Derived from inputs other than quoted prices that are observable directly or indirectly

•	Level 3 – Derived from valuation techniques that include inputs for the asset / liability not based on observable market data (unobservable inputs)

There were no transfers between levels within the fair value hierarchy during the year.

The table below sets out the State’s financial assets and liabilities measured at fair value according to the fair value hierarchy at reporting date.

Fair Value Hierarchy of Financial Assets and Liabilities		General
		Government Sector				Total State Sector
	Level 1 $m	Level 2 $m	Level 3 $m	Total 2011 $m	Level 1 $m	Level 2 $m	Level 3 $m	Total 2011 $m
Financial Assets at fair value
Fiduciary investments administered by NSW Treasury Corporation
HourGlass Managed Funds	—	6,632	—	6,632	—	7,185	—	7,185
Managed Fixed Interest Portfolio	—	—	—	—	540	—	—	540
Securities and placements held by NSW Treasury Corporation	—	—	—	—	3,037	2,874	—	5,911
Derivatives	—	19	—	19		424	216	640
Other	454	244	—	698	496	3,553	—	4,049

Financial Liabilities at fair value
Borrowings measured at fair value	—	20	—	20	46,768	10,649	944	58,361
Derivatives	—	1	—	1	—	584	326	910

5 - 110	Total State Sector Accounts

Note 34

Fair Value Hierarchy of Financial Assets and Liabilities		General
		Government Sector				Total State Sector
	Level 1 $m	Level 2 $m	Level 3 $m	Total 2010 $m	Level 1 $m	Level 2 $m	Level 3 $m	Total 2010 $m
Financial Assets at fair value
Fiduciary investments adminstered by NSW Treasury Corporation
HourGlass Managed Funds	—	6,044	—	6,044	—	6,044	—	6,044
Managed Fixed Interest Portfolio	—	—	—	—	389	—	—	389
Securities and placements held by NSW Treasury Corporation	—	—	—	—	4,265	2,648	—	6,913
Derivatives	—	—	—	—	—	500	80	580
Other	277	299	—	576	276	5,655	—	5,931

Financial Liabilities at fair value
Borrowings measured at fair value	—	18	—	18	41,357	13,214	1,712	56,283
Derivatives	—	2	—	2	8	501	74	583

Financial instruments classified at level 3 in the hierarchy include Power Reverse Dual Currency Bonds (PRDC’s Callable Notes) and Cross Currency Swaps. PRDC’s are structured callable notes denominated in Japanese Yen and issued into the Japanese market. The cashflows on each bond are hedged by entering into a structured cross currency swap, callable on the same basis as the corresponding bond.

The State forecasts the cashflows on each bond and swap using the original contractual terms, and where known, the Yen cashflows. The fair value of each bond and swap is calculated as the present value of the Australian dollar cashflows using the original issue margin. The State is of the opinion that no secondary market exists for PRDC’s and there are no reasonably possible alternative assumptions that would significantly change the fair value.

	General
	Government Sector		Total State Sector
Annual movement reconciliation of level 3 fair value measurements	2011 $m	2010 $m	2011 $m	2010 $m
Opening balance	—	—	(1,706)	(1,814)
Total gains and (losses) - realised	—	—	(134)	21
Total gains and (losses) - unrealised	—	—	26	(4)
Purchases	—	—	129	(27)
Settlements	—	—	631	118
Transfers in and out of level 3	—	—	—	—

Closing balance	—	—	(1,054)	(1,706)

Financial Instruments with Different Carrying Amounts and Fair Value

There are no material differences between the carrying amounts and the fair value of financial instruments. The amortised cost of financial instruments recognised in the statement of financial position approximates fair value due to the short term nature of many of the financial instruments.

Credit Risk of Financial Assets

Credit risk arises when there is the possibility of the State’s counterparties defaulting on their contractual obligations, resulting in a financial loss to the State. The maximum exposure to credit risk is generally represented by the carrying amount of the financial assets (net of any allowance for impairment).

Total State Sector Accounts	5 - 111

Note 34

Credit risk arises from the financial assets of the State, including cash, deposits, receivables, and financial assets.

The State controls the borrowing and investing powers of its authorities through the Public Authorities (Financial Arrangement) Act. The provision for the Treasurer to schedule authorities under this Act restricts the ability and amount that public authorities can borrow and invest, and directs most authorities to finance only through NSW Treasury Corporation (TCorp). TCorp manages credit risk associated with its financial assets through the selection of counterparties, establishment of minimum credit rating standards, and monitoring of credit utilisation against limits. Agencies with approved investing powers outside of TCorp are restricted to invest in classes of instruments (with varied credit ratings) as scheduled under the Public Authorities (Financial Arrangement) Act.

The State holds various security deposits in the General Government Sector to the value of $1,378 million ($76 million in 2010) and Total State Sector to the value of $1,858 million ($206 million in 2010). At 30 June 2011, $1,286 million is included in security deposits for Eraring Energy and Delta Electricity entering into respective Generation Trading Agreements with Origin and TRUenergy, to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. This deposit is interest bearing.

The State obtains other collateral in relation to securities sold under repurchase agreements and may obtain collateral in relation to securities loaned under its stock lending facility if required by the TCorp Board policy. The terms and conditions of the repurchase agreements are governed by standard industry agreements, reflecting current Australian market practice. In the event of default, the State is immediately entitled to offset the cash collateral against the amounts owed by the defaulting counterparty. Cash collateral received for repurchase agreements outstanding at the reporting date totalled $1,183 million (2010: $1,455 million).

Financial Assets at Fair Value

Financial assets at fair value include fiduciary activities administered by TCorp including Hour-Glass facilities, managed asset portfolios, securities and placements and other investments held directly by public sector agencies.

The investments within the Hour-Glass facilities are unit holdings in a managed investment pool, and as such, do not give rise to direct credit risk. The carrying amount is not reported within the financial assets at fair value in the table of Credit Risk because they generate nil (direct) sensitivity to credit risk. As the Hour-Glass facilities unit price is sensitive to market price risk, they have been included in the sensitivity analysis under the separate section headed ‘Price Risk’. Credit risk within the Hour-Glass facilities is managed through TCorp, as trustee contracting with a spread of managers and requiring in their mandates a series of controls over the concentration and credit quality of assets.

Managed asset portfolios

NSW Treasury Corporation (TCorp) manages risk exposures applicable to specific fixed-interest investments of the State in accordance with an asset portfolio mandate agreed between the two parties. For this service TCorp receives a fee based on the dollar value of the portfolio, and in some cases a fixed component. The various risks are managed by TCorp within limits stipulated in the portfolio mandate.

5 - 112	Total State Sector Accounts

Note 34

Securities and Placements

These include bank bills and certificates of deposit, securities sold under repurchase agreements, and government, semi-government and supranational bonds held by TCorp, mainly to cover the liquidity requirements of the State’s borrowings.

Categorisation of Credit Risk

Fixed-interest holdings are categorised for credit risk by the Standard & Poors (S&P) or Moody’s credit rating applicable to the underlying securities. The amount of securities held must not exceed the State’s limit for the relevant S&P or Moody’s equivalent category. Limits also apply to the amounts that may be held with individual counterparties. To be eligible for investment, counterparties must satisfy minimum credit rating criteria. Monitoring processes ensure that credit rating information is up-to-date and portfolio holdings are maintained within the approved credit limits.

Credit risk applicable to investments is detailed in the tables below.

Concentration of Credit Risk

General Government Sector

2011

Credit Rating (a)	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	4,788	—	—	—	—	—	—	4,788
Securities and Placements	—	—	—	—	—	—	—	—
Derivative Financial Instruments	—	—	—	—	—	—	19	19
Other Financial Assets at Fair Value	4	2	108	4	59	2	519	698
Finance Lease Receivable	—	—	—	—	—	—	228	228

	4,792	2	108	4	59	2	766	5,733

2010

Credit Rating (a)	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	67	—	—	—	—	—	—	67
Securities and Placements	—	—	—	—	—	—	—	—
Derivative Financial Instruments	—	—	—	—	—	—	—	—
Other Financial Assets at Fair Value	35	2	3	8	—	6	522	576
Finance Lease Receivable	—	—	—	—	—	—	204	204

	102	2	3	8	—	6	726	847

(a)	Amounts are assigned to the credit ratings categories based on information provided by individual agencies who use rankings assigned by Standard and Poors (S & P) or Moody’s Investor Services. “AAA”, “AA+”, “AA”, “AA-”, “A+”, “A” displayed in the column headings are ratings categories by S & P that are comparable with “Aaa”, “Aa1”,“Aa2”, “Aa3”, “A1”,“A2” ratings given by Moody’s.
(b)	Short term ratings of A-2 or better, when the counterparty has no long term rating or the long term rating is A or lower. In addition, it includes an amount of $0.5 billion (2010 $0.5 billion) comprising various investments that have no specific rating.
(c)	This table excludes $3,470 million (2010 $3,004 million) of cash and deposits held in Hour-Glass Facility and other financial institutions with various credit ratings.

Total State Sector Accounts	5 - 113

Note 34

Concentration of Credit Risk

Total State Sector

2011

Credit Rating (a)	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	5,415	60	210	—	20	1	—	5,706
Securities and Placements	1,215	1,807	1,524	79	1,146	—	140	5,911
Derivative Financial Instruments	79	—	95	12	58	6	390	640
Other Financial Assets at Fair Value	—	—	3,333	13	150	—	553	4,049
Finance Lease Receivable	1,244	—	—	—	—	—	418	1,662

	7,953	1,867	5,162	104	1,374	7	1,501	17,968

Other Adjustments for Items not on the Statement of Financial Position (d)
Stock Lending	—	—	—	—	—	—	—	—
Additional Potential Exposure to Derivatives	11	8	52	73	61	3	—	208
Additional Potential Exposure to Financial Instruments	—	—	—	—	9	—	2	11

	7,964	1,875	5,214	177	1,444	10	1,503	18,187

2010
Credit Rating (a)	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	587	46	396	—	—	5	—	1,034
Securities and Placements	4,165	154	1,314	—	733	371	176	6,913
Derivative Financial Instruments	29	—	124	75	119	—	233	580
Other Financial Assets at Fair Value	—	—	5,428	—	—	—	503	5,931
Finance Lease Receivable	—	—	—	—	—	—	352	352

	4,781	200	7,262	75	852	376	1,264	14,810

Other Adjustments for Items not on the Statement of Financial Position (d)
Stock Lending	—	—	—	—	—	—	—	—
Additional Potential Exposure to Derivatives	10	—	39	65	59	—	—	173
Additional Potential Exposure to Financial Instruments	60	—	—	—	7	—	3	70

	4,851	200	7,301	140	918	376	1,267	15,053

(a)	Amounts are assigned to the credit ratings categories based on information provided by individual agencies who use rankings assigned by Standard and Poors (S & P) or Moody’s Investor Services. “AAA”, “AA+”, “AA”, “AA-”, “A+”, “A” displayed in the column headings are ratings categories by S & P that are comparable with “Aaa”, “Aa1”,“Aa2”, “Aa3”, “A1”,“A2” ratings given by Moody’s.
(b)	Short term ratings of A-2 or better, when the counterparty has no long term rating or the long term rating is A or lower. In addition, it includes an amount of $0.9 billion (2010 $0.7 billion) comprising various investments that have no specific rating.
(c)	This table excludes $6,592 million (2010 $5,654 million) of cash and deposits held in Hour-Glass Facility and other financial institutions with various credit ratings.
(d)	These items are additional credit exposures not reported on the statement of financial position. These disclosures represent the market value convention for the calculation of credit exposure for derivative financial instruments. This convention is to add to the market value an amount of potential exposure as determined by reference to the length of time to maturity and face value.

Cash

Cash comprises cash on hand, cash invested in the TCorp Hour-Glass Facility, and cash and deposits held at financial institutions. Interest is earned on daily bank balances at published rates. The TCorp Hour-Glass cash facility is discussed in the section headed ‘Price Risk’ as it is affected by market price risk. The credit ratings of the ‘other financial institutions’ holding the non Hour-Glass cash is mainly graded A+ short term and AA long term.

5 - 114	Total State Sector Accounts

Note 34

Receivables

Debtors exist for the settlement of services that the State provides across the broad spectrum of its public services. In addition, the State has issued low interest or interest free loans for policy purposes, which are known as advances. Advances receivable include amounts provided for assistance to farmers and for certain transport infrastructure.

Each State agency is responsible for the management and collection of its debtors.

All debtors are recognised as amounts receivable at reporting date. Sales are made on terms appropriate to the sector providing the public service. Collectability of debtors is reviewed on an ongoing basis. Established procedures are followed to recover outstanding amounts, including letters of demand. Debts which are known to be uncollectible are written off. An allowance for impairment is raised when there is objective evidence that the State will not be able to collect all amounts due. This evidence includes past experience, and current and expected changes in economic conditions and debtor credit ratings.

The annual movement in the allowance for impairment is summarised below.

Movement in Allowance for Impairment

	General Government Sector		Total State Sector
	2011 $m	2010 $m	2011 $m	2010 $m

Opening balance at 1 July	96	87	170	156
Amounts written off during the year	(52)	(44)	(94)	(112)
Amounts recovered during the year	(3)	(3)	(25)	(6)
Increase/(decrease) in allowance recognised in profit or loss	67	56	83	132

Closing balance at 30 June	108	96	134	170

The State provides services to a broad spectrum of the New South Wales economy, for example for water, electricity and public housing. Debtors include individual households and commercial businesses with various credit ratings.

The State is not materially exposed to concentrations of credit risk to a single trade debtor or group of debtors in respect of financial instruments. However, footnote (c) of Note 6 to these financial statements discloses information on exposure to a single debtor in respect of statutory receivables, which are not reported within this financial instruments note as AASB 7 excludes them from its definition of financial instruments.

Based on past experience, debtors that are not past due (GGS 2011: $3.3 billion; 2010: $4.0 billion; TSS 2011: $3.8 billion; 2010: $4.1 billion) represent GGS 90.1%; TSS 85.1% ( GGS 2010: 94.3%; TSS 2010: 86.8%) of the total debtors. On the basis of materiality, information has not been collated for the State on the quantum of debtors which are currently not past due or impaired whose terms have been renegotiated.

The overwhelming majority of amounts past due or impaired relate to the sale of goods and services. Therefore, the following analysis has been prepared for all receivables past due or impaired, and has not been dissected by component receivable.

Total State Sector Accounts	5 - 115

Note 34

Financial Instruments Past due or Impaired

	General Government Sector		Total State Sector
	$m	$m	$m	$m
	Past due but not impaired	Considered impaired	Past due but not impaired	Considered impaired
	$m	$m	$m	$m

June 2011
Less than three months overdue	150	38	339	48
Between three months and six months overdue	53	16	104	27
Greater than six months overdue	54	50	80	76

June 2010
Less than three months overdue	88	24	291	53
Between three months and six months overdue	20	18	75	45
Greater than six months overdue	46	44	76	87

Each column in the table reports ‘gross receivables’. The receivables considered impaired can comprise of amounts that are fully or partially impaired.

The ageing analysis excludes statutory receivables, as these are not within the scope of AASB 7 and excludes receivables that are not past due and not impaired. Therefore, the total will not reconcile to the amount in the receivables note.

Liquidity Risk of Liabilities

Liquidity risk is the risk that the State will be unable to meet its payment obligations when they fall due. The State, through its agencies, continuously manages risk through monitoring future cash flows and maturities planning to ensure adequate holding of high quality liquid assets. The objective is to maintain a balance between continuity of funding and flexibility through the use of overdrafts, borrowings and other advances.

During the current and prior years, there were no defaults or breaches on borrowings payable. Footnote (b) in the following table lists the State’s major financial guarantees. In addition, note 32 to these financial statements outline contingent liabilities in respect of guarantees made to facilitate the provision of certain services, the construction of several infrastructure assets, and guarantees associated with the previous disposal of certain assets. The State’s exposure to liquidity risk is deemed insignificant based on prior periods’ data and current assessment of risk.

Liabilities are recognised for amounts due to be paid in the future for goods or services received, whether or not invoiced. Trade terms vary, depending upon the service performed and the agreement made with the debtor.

Certain benchmark bonds issued by the State, included in Borrowings (note 20) are guaranteed by the Commonwealth of Australia pursuant to the Australian Government Guarantee of State and Territory Borrowing Scheme dated 24 July 2009 (the ‘Scheme’). On 7 February 2010, the Commonwealth announced that the ‘Final Issuance Date’ under the Scheme will be 31 December 2010. All Commonwealth Guaranteed benchmark bonds issued by the State in existence as at the Final Issuance Date will remain guaranteed by the Commonwealth, in accordance with the terms of the Scheme.

5 - 116	Total State Sector Accounts

Note 34

AASB 7 Financial Instrument: Disclosures requires presentation of exposures prepared using contractual undiscounted cash flows. This comprises loan commitments which include both borrowings at face value and future interest commitments. The table below summarises the maturity profile of the State’s financial liabilities, together with the interest rate exposure.

Maturity Analysis and Interest Rate Exposure of Financial Liabilities (a)

General Government Sector

	Notes	Floating interest rate	Fixed interest /Contract maturity:			Non- interest bearing	Nominal Amount
			1 year or less	1 to 5 years	Over 5 years
		2011 $m	2011 $m	2011 $m	2011 $m	2011 $m	2011 $m
Financial Liabilities
Payables	18,19	—	—	—	—	5,216	5,216
Advances	22	—	60	210	985	—	1,255
Bank overdraft	21	—	—	—	—	—	—
Domestic and foreign borrowings	20,21	—	1,818	10,976	19,501	—	32,295
Finance leases	21	—	347	1,384	3,609	—	5,340
Derivative Liabilities	20	—	—	—	—	—	—
Financial Guarantees (b)	20	—	—	—	—	5,370	5,370

Total Financial Liabilities		—	2,225	12,570	24,095	10,586	49,476

(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore, will not reconcile to the statement of financial position which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments. For information on financial guarantees refer to the above narrative on liquidity risk and Note 32 Contingent Liabilities.
(b)	The State has a number of financial guarantees outstanding at 30 June 2011 with an estimated total value of $16 million (2010: $18 million) recognised in the Statement of Financial Position. The value disclosed above differs from the Statement of Financial Position mainly due to guarantees being measured above on a worst case scenario in line with revised disclosure requirements in AASB 7. The estimated value was calculated by an independent valuer based on the remote possibility of any of these guarantees ever being exercised. These guarantees are as follows:

Structured Finance Activities: The State has guaranteed certain payment and performance obligations under cross border leases. The State has a third-party risk for money on deposit with a counterparty. TCorp regularly monitors the risk on behalf of the State. The counterparties have credit standings of from AA+ to AAA. The credit risk for these activities is $7 million (2010: $17 million).

AEMO Guarantees: The State provides a guarantee over electricity related settlement payments made by electricity agencies to the Australian Energy Market Operator (AEMO) and power generators. Settlement payments are normally four weeks in arrears. The stability and financial integrity of the national electricity market is underpinned by the regulatory framework set out in the National Electricity Code and supported by established risk management procedures administered by AEMO including strategies for the management of credit risk. The credit risk for these activities is $175 million (2010: $839 million).

GIO Guarantees: The State provided a guarantee over GIO obligations for insurance policies entered into before its sale in 1992. The State’s guarantee can only be called upon if the existing owners are unable to make payment. This is regarded as extremely unlikely. The credit risk for these guarantees is $236 million (2010: $271 million).

Public Private Partnership Guarantees: The State has guaranteed that five agencies involved in public private partnerships will meet their obligations to pay for finance leases and services provided. These are long term agreements involving significant sums. It is very unlikely that the agencies would cease to pay the finance lease contracts on assets or meet payments for services they require for their operations. The credit risk for these activities is $4,952 million (2010: $5,119 million).

Total State Sector Accounts	5 - 117

Note 34

Maturity Analysis and Interest Rate Exposure of Financial Liabilities (a)

General Government Sector

	Notes	Floating interest rate	Fixed interest / Contract maturity:			Non- interest bearing	Nominal Amount
			1 year or less	1 to 5 years	Over 5 years
		2010 $m	2010 $m	2010 $m	2010 $m	2010 $m	2010 $m
Financial Liabilities
Payables	18,19	—	—	—	—	3,621	3,621
Advances	22	—	58	213	1,033	—	1,304
Bank overdraft	21	—	—	—	—	—	—
Domestic and foreign borrowings	20,21	—	1,672	9,199	16,380	—	27,251
Finance leases	21	—	240	1,082	2,347	—	3,669
Derivative Liabilities	20	—	—	—	—	—	—
Financial Guarantees (b)	20	—	—	—	—	6,246	6,246

Total Financial Liabilities		—	1,970	10,494	19,760	9,867	42,091

(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore, will not reconcile to the statement of financial position which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments. For information on financial guarantees refer to the above narrative on liquidity risk and Note 32 Contingent Liabilities.
(b)	Refer to Note (b) in the 2011 table on the previous page for information on financial guarantees.

Maturity Analysis and Interest Rate Exposure of Financial Liabilities (a)

Total State Sector

	Notes	Floating interest rate	Fixed interest / Contract maturity:			Non- interest bearing	Nominal Amount
			1 year or less	1 to 5 years	Over 5 years
		2011 $m	2011 $m	2011 $m	2011 $m	2011 $m	2011 $m
Financial Liabilities
Payables	18,19	—	—	—	—	8,420	8,420
Advances	22	—	60	210	985	—	1,255
Bank overdraft	21	2	—	—	—	—	2
Domestic and foreign borrowings	20,21	—	15,542	24,074	41,180	—	80,796
Finance leases	21	—	300	1,199	3,741	—	5,240
Derivative Liabilities (b)	20	—	2,652	1,071	1,989	—	5,712
Financial Guarantees (c)	20	—	—	—	—	5,370	5,370

Total Financial Liabilities		2	18,554	26,554	47,895	13,790	106,795

(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore, will not reconcile to the statement of financial position which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments. For information on financial guarantees refer to the above narrative on liquidity risk and Note 32 Contingent Liabilities.
(b)	The contract maturity analysis and liquidity risk of derivative liabilities is the best approximation derived from reasonable estimates that were calculated from information sourced from major NSW entities. These balances include estimated interest payments and exclude the impact of offsetting arrangements.
(c)	Refer to Note (b) in the 2011 General Government table on the previous page for information on financial guarantees.

5 - 118	Total State Sector Accounts

Note 34

Maturity Analysis and Interest Rate Exposure of Financial Liabilities (a)

Total State Sector

	Notes	Floating interest rate 2010	Fixed interest / Contract maturity:			Non- interest bearing 2010	Nominal Amount 2010
			1 year or less 2010	1 to 5 years 2010	Over 5 years 2010
		$m	$m	$m	$m	$m	$m

Financial Liabilities
Payables	18,19	—	—	—	—	6,498	6,498
Advances	22	—	58	213	1,033	—	1,304
Bank overdraft	21	10	—	—	—	—	10
Domestic and foreign borrowings	20,21	—	16,164	24,285	35,757	—	76,206
Finance leases	21	—	229	1,055	2,959	—	4,243
Derivative Liabilities (b)	20	—	2,652	1,071	1,989	—	5,712
Financial Guarantees (c)	20	—	—	—	—	6,246	6,246

Total Financial Liabilities		10	19,103	26,624	41,738	12,744	100,219

(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore, will not reconcile to the statement of financial position which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments. For information on financial guarantees refer to the above narrative on liquidity risk and Note 32 Contingent Liabilities.
(b)	The contract maturity analysis and liquidity risk of derivative liabilities is the best approximation derived from reasonable estimates that were calculated from information sourced from major NSW public sector entities. These balances include estimated interest payments and exclude the impact of offsetting arrangements.
(c)	Refer to Note (b) in the 2011 General Government table on the previous page for information on financial guarantees.

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The State’s exposures to market risk are primarily through

•	interest rate risk on the State’s borrowings and investments,

•	price risks associated with the movement in the unit price of the Hour-Glass Investment Facilities,

•	electricity and other price risks that affect specific revenue and expenses, and

•	foreign exchange risk that could affect borrowings and the value of overseas purchases.

For interest rate risk and Hour-Glass price risk the effect on operating result and equity due to a reasonably possible change in risk variable is outlined in the information below. A reasonably possible change in risk variable has been determined after taking into account the economic environment in which the State operates and the time frame for the assessment (i.e. until the end of the next annual reporting period). The sensitivity analysis is based on risk exposures in existence at the reporting date. The analysis is performed on the same basis for 2010. The analysis assumes that all other variables remain constant.

Total State Sector Accounts	5 - 119

Note 34

Interest Rate Risk

Exposure to interest rate risk arises primarily through the State’s interest bearing assets and liabilities. This risk is minimised by undertaking mainly fixed rate borrowings and entering fixed interest deposits, primarily through NSW Treasury Corporation (TCorp).

TCorp manages the debt portfolio of the Crown, the Roads and Traffic Authority and a majority of the State’s commercial entities. A small number of other commercial entities engage private sector financial institutions to manage or advise on the management of their debt portfolios, or manage their own portfolios.

The Treasury’s Debt Management Policy requires that entities with significant debt portfolios manage the portfolio against a benchmark portfolio. This benchmark portfolio reflects the risk and return preferences of the individual entities. The debt manager must ensure that the average maturity of the actual debt portfolio is within an agreed range of the benchmark portfolio. In order to achieve this, TCorp uses derivatives, primarily interest rate futures, to manage the duration and maturity profile of the managed asset portfolio within specified tolerance limits.

The State’s exposure to interest rate risk is set out in the table below. The Interest Rate Risk Table reports the estimated sensitivity of a one per cent movement in interest rates to the operating result of the State. The value of the State’s ‘available-for-sale’ investments that are adjusted through ‘other economic flows – other comprehensive income’, is negligible.

Therefore, for the financial instruments in the table, a change in interest rates would affect the operating result, and not be adjusted through ‘other economic flows – other comprehensive income’.

A reasonably possible change of +/- 1% is used, consistent with current trends in interest rates. The basis will be reviewed annually and amended where there is a structural change in the level of interest rate volatility.

TCorp’s borrowing and investment activities are disclosed in the following tables of Interest Rate Risk – Sensitivity Analysis. However, instead of applying the plus (or minus) one percent sensitivity, a Value at Risk (VaR) model is used to measure the market risk exposures of the TCorp borrowings and investments in the statement of financial position. VaR is calculated daily and represents an estimate of the loss that can be expected over a 10-day period, with a one percent probability that this amount may be exceeded. Given TCorp’s balance sheet positions at 30 June 2011, the maximum potential loss expected over a 10-day period is $8 million (2010: $19 million), with a 1 per cent probability that this maximum may be exceeded. The average VaR over the year ended 30 June 2011 was $11 million (2010: $16 million).

The Hour-Glass Cash and Investment facilities are managed funds, and are affected by market price risk and not by interest risk. A separate sensitivity analysis is provided in the ‘Price Risk’ disclosures of this note.

5 - 120	Total State Sector Accounts

Note 34

Interest Rate Risk – Sensitivity Analysis

General Government Sector

		-1%		1%
	Carrying Amount	Operating Result(a)	Equity(b)	Operating Result(a)	Equity(b)
	$m	$m	$m	$m	$m
2011
Financial Assets
Cash and cash equivalents(c)	8,258	(68)	—	68	—
Receivables	3,648	—	—	—	—
Financial assets at fair value
Administered by T Corp(d)	6,632	—	—	—	—
Other Financial Assets(e)	698	(3)	—	3	—
Derivative assets	—	—	—	—	—
Finance Leases Receivable	228	—	—	—	—
Financial Liabilities
Bank overdraft	—	—	—	—	—
Payables	5,216	—	—	—	—
Advances	770	—	—	—	—
Borrowings - from T Corp(f)	19,961	6	—	(6)	—
Borrowings - other(e)	2,548	5	—	(5)	—
Derivative Liabilities	1	—	—	—	—
2010
Financial Assets
Cash and cash equivalents(c)	3,071	(20)	—	20	—
Receivables	4,096	—	—	—	—
Financial assets at fair value
Administered by T Corp(d)	6,044	—	—	—	—
Other Financial Assets(e)	576	(3)	—	3	—
Derivative assets	—	—	—	—	—
Finance Leases Receivable	204	—	—	—	—
Financial Liabilities
Bank overdraft	—	—	—	—	—
Payables	3,621	—	—	—	—
Advances	811	—	—	—	—
Borrowings - from T Corp(f)	16,913	6	—	(6)	—
Borrowings - other(e)	2,158	—	—	—	—
Derivative Liabilities	2	—	—	—	—

(a)	A decrease (increase) of one percentage point in interest rates on variable financial instruments at reporting date would have increased (decreased) the operating result by the amounts shown. This analysis assumes that fixed rate instruments held at 30 June will be reinvested upon maturity in fixed (and not floating) rate instruments, and all other variables remain constant. Where the carrying amount is impacted, this amount is multiplied by +/- 1%.
(b)	Financial instruments are not considered available for sale or held for sale items as they are not held for speculative purposes. Financial assets at fair value are classified as held for trading, or, designated and effective hedging instruments. Financial liabilities measured at amortised cost are classified as held for trading, or, designated and effective hedging instruments. Therefore, the potential impact of interest rate fluctuations for these financial instruments will be taken directly to the operating result and not through ‘other economic flows – other comprehensive income’.
(c)	Excludes interest rate sensitivity of the cash and cash equivalents that are held in the TCorp Hour-Glass portfolio. The cash and cash equivalents of the Hour-Glass portfolio are subject to the overall risks of that facility and are reported in a separate table.
(d)	These balances comprise short term securities and placements held with TCorp at fixed interest rates and Hour-Glass investments managed by TCorp. The risks associated with the Hour-Glass are reported separately under the ‘Price Risk’ section of this note.
(e)	These balances represent items that are subject to floating or fixed interest rates that are not held with TCorp. Where the underlying financial instrument has a fixed interest rate, it is considered that there will be no impact from interest rate changes until such time as the instrument matures and the terms and conditions of its lodgement are renegotiated. Therefore, for these financial instruments, a change in interest rate would not affect the operating result, or ‘other economic flows – other comprehensive income’. reported at 30 June.
(f)	Borrowings issued by TCorp include variable and fixed rate instruments. The overall risks associated with these TCorp administered holdings of financial liabilities are disclosed in the narrative on ‘Market Risk’.

Total State Sector Accounts	5 - 121

Note 34

Total State Sector

		-1%		1%
	Carrying Amount	Operating Result(a)	Equity(b)	Operating Result(a)	Equity(b)
	$m	$m	$m	$m	$m
2011
Financial Assets
Cash and cash equivalents(c)	11,758	(85)	—	85	—
Receivables	4,510	—	—	—	—
Financial assets at fair value
Held or administered by T Corp(d)	13,636	(7)	—	7	—
Other Financial Assets(e)	4,049	(3)	—	3	—
Derivative assets	640	—	—	—	—
Finance Leases Receivable	1,662	—	—	—	—
Financial Liabilities
Bank overdraft	2	—	—	—	—
Payables	8,420	—	—	—	—
Advances	770	—	—	—	—
Borrowings - issued by T Corp(f)	58,341	9	—	(9)	—
Borrowings - other(e)	2,721	9	—	(9)	—
Derivative Liabilities(g)	910	—	—	—	—
2010
Financial Assets
Cash and cash equivalents(c)	6,299	(37)	—	37	—
Receivables	4,567	—	—	—	—
Financial assets at fair value
Held or administered by T Corp(d)	13,346	(4)	—	4	—
Other Financial Assets(e)	5,931	(9)	—	9	—
Derivative assets	580	—	—	—	—
Finance Leases Receivable	352	—	—	—	—
Financial Liabilities
Bank overdraft	10	—	—	—	—
Payables	6,498	—	—	—	—
Advances	805	—	—	—	—
Borrowings - issued by T Corp(f)	56,265	17	—	(17)	—
Borrowings - other(e)	2,419	3	—	(3)	—
Derivative Liabilities(g)	583	—	—	—	—

(a)	A decrease (increase) of one percentage point in interest rates on variable financial instruments at reporting date would have increased (decreased) the operating result by the amounts shown. This analysis assumes that fixed rate instruments held at 30 June will be reinvested upon maturity in fixed (and not floating) rate instruments, and all other variables remain constant. Where the carrying amount is impacted, this amount is multiplied by +/- 1%.
(b)	Financial instruments are not considered available for sale or held for sale items as they are not held for speculative purposes. Financial assets at fair value are classified as held for trading, or, designated and effective hedging instruments. Financial liabilities measured at amortised cost are classified as held for trading, or, designated and effective hedging instruments. Therefore, the potential impact of interest rate fluctuations for these financial instruments will be taken directly to the operating result and not through ‘other economic flows – other comprehensive income’.
(c)	Excludes interest rate sensitivity of the cash and cash equivalents that are held in the TCorp Hour-Glass portfolio. The cash and cash equivalents of the Hour-Glass portfolio are subject to the overall risks of that facility and are reported in a separate table.
(d)	These balances comprise short term securities and placements held with TCorp at fixed interest rates and Hour-Glass investments managed by TCorp. The risks associated with the Hour-Glass are reported separately under the ‘Price Risk’ section of this note.
(e)	These balances represent items that are subject to floating or fixed interest rates that are not held with TCorp. Where the underlying financial instrument has a fixed interest rate, it is considered that there will be no impact from interest rate changes until such time as the instrument matures and the terms and conditions of its lodgement are renegotiated. Therefore, for these financial instruments, a change in interest rate would not affect the operating result, or ‘other economic flows – other comprehensive income’ reported at 30 June.
(f)	Borrowings issued by TCorp include variable and fixed rate instruments. The overall risks associated with these TCorp administered holdings of financial liabilities are disclosed in the narrative on ‘Market Risk’.
(g)	Derivative liabilities are considered non-interest bearing due to their nature. Therefore, changes in interest rates at reporting date would not affect profit or loss.

5 - 122	Total State Sector Accounts

Note 34

The above tables have been prepared using the assumption that only floating rate instruments directly affect the operating result, due to a change in interest rate.

The tables show that interest rate risk at 30 June 2011 would not significantly and directly affect the operating result in an immediate sense, as the majority of financial instruments were at a fixed interest rate. However, interest rate changes could affect operating results to a greater extent as time progresses, and existing fixed rate instruments also mature or are rolled over into replacement instruments (fixed or floating rate), which can be affected by future changes to interest rates.

Price Risk

The State’s main exposures to price risk result from changes in market prices of its Hour-Glass managed fund facilities, and through changes in the spot price for electricity purchases and sales, within the National Electricity Market.

The State has no significant direct equity marketable investments. So, aside from Hour-Glass managed funds, there are no other significant financial instruments that are affected by changes in share prices. However, refer to note 24 Superannuation Provisions for information on superannuation liabilities which can be affected by changes in share and other prices, but do not meet the definition of ‘financial instruments’ for the purposes of this Note, and so are excluded from the following analysis.

NSW Treasury Corporation (TCorp) Hour-Glass Facilities

The State holds units in the following Hour-Glass investment trusts, which are held for strategic rather than trading purposes. The facilities comprise a series of managed funds which are subject to volatility in their unit prices.

Each facility comprises a different underlying type of investment, with associated risks and investment horizons.

Total State Sector Accounts	5 - 123

Note 34

Hour-Glass Facilities

			General Government Sector		Total State Sector
Facility	Investment Sectors	Investment Horizon	2011 $m	2010 $m	2011 $m	2010 $m

Cash	Cash, money market instruments	Up to 1.5 years	1,421	1,059	3,238	2,559

Strategic cash	Cash, money market instruments	1.5 years to 3 years	193	173	193	173

Medium Term growth	Cash, money market instruments, Australian and International bonds, listed property, Australian shares	3 years to 7 years	219	359	219	359

Long Term growth	Cash, money market instruments, Australian and international bonds, listed property, Australian shares	7 years and over	1,289	897	1,842	897

Treasury Managed Fund (Hour Glass facility)	Cash, money market instruments, Australian bonds, listed and unlisted property, Australian, international and emerging market shares	Long Term	4,931	4,615	4,931	4,615

The State’s Hour Glass Facilities			8,053	7,103	10,423	8,603

The unit price of each facility is equal to the total fair value of the net assets held by the facility divided by the number of units on issue for that facility. Unit prices are calculated and published daily.

TCorp is trustee for each of the above facilities and is required to act in the best interest of the unitholders and to administer the trusts in accordance with the trust deeds. As trustee, TCorp has appointed external managers to manage the performance and risks of each facility in accordance with a mandate agreed by the parties. However, TCorp acts as manager for part of the Cash Facility and for the Strategic Cash Facility. A significant portion of the administration of the facilities is outsourced to an external custodian.

Investment in the Hour-Glass facilities limits the State’s exposure to risk, as it allows diversification across a pool of funds with different investment horizons and a mix of investments.

The following table provides sensitivity analysis information for each of the Hour-Glass facilities, using historically based volatility information collected over a ten year period, quoted at two standard deviations (i.e. 95% probability). The TCorp Hour-Glass Investment facilities are designated at fair value through profit or loss and therefore any change in unit price impacts directly on the operating result (rather than ‘other economic flows – other comprehensive income’.)

A reasonably possible change is based on the percentage change in unit price (as advised by TCorp) multiplied by the redemption value at 30 June each year for each facility.

5 - 124	Total State Sector Accounts

Note 34

Price Risk Sensitivity Analysis of the Hour-Glass Investment Facilities

	Change in Unit Price	Change in Unit Price	General Government Sector		Total State Sector
Facility	2011	2010	2011	2010	2011	2010
			$m	$m	$m	$m
Cash	+/ -1.0%	+/ -1.0%	14	11	32	26
Strategic Cash	+/ -1.0%	+/ -1.0%	2	2	2	2
Medium Term Growth	+/ -6.0%	+/ -7.0%	13	25	13	25
Long Term Growth	+/ -15.0%	+/ -15.0%	193	135	276	135
Treasury Managed Fund Facility	+/ -21.1%	+/ -22.2%	1,040	1,024	1,040	1,024

The table above shows that the State’s dollar exposure to Hour-Glass unit price risk can be significant, particularly for its holdings in the Long-Term and Treasury Managed Fund Facilities. Both of these facilities are underpinned by heavier weightings in share and property growth assets. It should be expected that while there can short term volatility in annual returns, they will return higher long term returns than the Cash or Strategic Cash facilities. In particular, the Treasury Managed Fund investments are held beyond the short term to reflect the payment horizon for insurance claims, which can extend beyond a few years.

Electricity Price Risk

The State is exposed to electricity price and revenue risk through purchases and sales within the National Electricity Market (NEM). State owned generators sell electricity through the NEM to meet customer load requirements. Price risk arises from the sale of electricity at variable pool prices through the NEM. It is the responsibility of management, in accordance with board approved mandates to use a combination of risk management tools such as swaps, options and futures contracts transacted with market participants and energy trading operators to hedge the customer load and control exposure to NEM pool prices.

Trading is performed under board approved mandates which permit active portfolio management within regularly monitored risk limits. The limits consider measurements of ‘cashflow at risk’ and ‘earnings at risk’, accompanied by volumetrics position analysis. As the energy sales are managed on a daily basis under board approved mandates by management, and each participant operates on its own forward price curve estimate, information has not been collated to enable an estimate of the overall impact of price volatility on the net position of the State. However, information will be published on the impact of price volatility as it affects each of the State’s generators in notes to their individual financial statements.

Total State Sector Accounts	5 - 125

Note 34

Foreign Exchange Risk

The State, through its consolidated entities, has policies and procedures in place and utilises foreign exchange derivatives to ensure that it has no material exposure to changes in foreign exchange rates.

Borrowings

In order to achieve the most cost effective funding of the State’s debt, TCorp conducts a number of debt issues in foreign currencies in foreign capital markets.

Foreign exchange risk, arising from offshore borrowings undertaken in foreign currencies to fund Australian dollar assets, is covered by entering into Australian dollar cross-currency swaps and forward foreign exchange contracts.

Forward foreign exchange contracts with clients are covered by corresponding forward exchange contracts with market counterparties. In the majority of these arrangements the clients indemnify TCorp for any credit exposure arising from the corresponding transaction with the market counterparty.

Managed asset portfolios

During the year some investments in the managed fixed asset facility may be denominated in currencies other than Australian Dollars. TCorp is required to effectively hedge that currency exposure as and when it arises. It fully hedges all foreign currency exposure for international fixed interest and listed property unit trust investments and foreign currency denominated bond investments. As at 30 June 2011, the State had no transactional or structural currency exposures associated with these portfolios (2010 $nil).

Other Purchase and Sale Commitments

In addition, a number of entities in the NSW Public Sector enter into forward foreign exchange contracts to hedge certain purchase and sale commitments entered into in the normal course of business. These contracts cover the purchase of capital equipment and supplies for state electricity and transport authorities and arts agencies.

The following table list the value of these forward foreign exchange contracts as denominated in their foreign currency.

5 - 126	Total State Sector Accounts

Note 34 and Note 35

Purchase and Sale Commitment Contracts Denominated in their Foreign Currency

	General Government Sector		Total State Sector
Buy Currency	2011 In Foreign Currency Millions	2010 In Foreign Currency Millions	2011 In Foreign Currency Millions	2010 In Foreign Currency Millions
Euro	—	—	62	44
Japanese Yen	—	—	2,154	2,789
Korean Won	—	—	3,805	21,849
Swedish Krona	—	—	9	20
Swiss Franc	—	—	—	2
United Kingdom Pound	—	—	1	—
United States Dollar	—	—	57	99

The foreign currency risk is not considered material in terms of a possible impact on the operating result and total equity and, as such, a sensitivity analysis has not been completed. The total exposure in Australian dollars is estimated at $173 million (2010 $239 million).

Note 35:	Discontinuing Operations

In 2010-11 the State sold its retail electricity operations and WSN Environmental Solutions. In 2009-10 the State sold NSW Lotteries Corporation.

Summary of Discontinuing Operations as Reported in the Statement of Comprehensive Income

	General Government Sector		Total State Sector
	2010-11 $m	2009-10 $m	2010-11 $m	2009-10 $m
Net Operating Result of the Discontinuing Operation

Retail electricity operations	—	—	349	684
WSN Environmental Solutions	—	—	46	72
NSW Lotteries Corporation	—	—	—	288

	—	—	395	1,044

Other Economic Flows of the Discontinuing Operation

Retail electricity operations	—	—	6	(69)
WSN Environmental Solutions	—	—	—	(16)
NSW Lotteries Corporation	—	—	—	—

	—	—	6	(85)

Details of the specific discontinuing operations follow.

Total State Sector Accounts	5 - 127

Note 35

Retail Electricity Operations

On 14 December 2010, the State entered into sale transactions for the retail businesses of Country Energy, Energy Australia and Integral Energy (public non-financial corporations). 1 March 2011 was the completion date of the sales contract to Origin Energy and TRUenergy.

The retail business activities sold include:

•	retail business contracts

•	gas inventory

•	surplus green rights

•	former customer debtors

•	retail business intellectual property and materials

•	goodwill

Nil cash assets were included in the $458 million net assets transferred to the purchaser.

The State will retain ownership of the network business comprising the electricity transmission and distribution network (poles and wires) and metering functions through its renamed corporations, Essential Energy, AusGrid, and Endeavour Energy. After the completion date of the sale, these corporations will provide certain retail business services to the purchasers for a fee under the Transition Services Agreements (TSAs) for up to 43 months. This includes providing services such as billing, collections, debtor management, call centres customer services, and business information services.

The Total State Sector accounting gain from the sale transactions was $3,249 million in 2010-11.

A summary of the sale transactions follows:

Retail business	Purchaser	TSA	Proceeds $ million
Country Energy	Origin Energy	43 months	1,300
EnergyAustralia	TRUenergy	36 months	1,480
Integral Energy	Origin Energy	25 months	1,000
Total			3,780	*

*	Excludes any purchase price adjustments relating to unbilled income and working capital

5 - 128	Total State Sector Accounts

Note 35

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Net Operating Result of the Discontinuing Operation

Revenues from Transactions
Sale of goods and services	—	—	2,925	4,450
Other	—	—	14	7

	—	—	2,939	4,457

Expenses from Transactions
Electricity purchases and network charges	—	—	2,256	3,382
Depreciation	—	—	15	20
Other operating expenses	—	—	319	371

	—	—	2,590	3,773

Net Operating Balance from Discontinuing Operations	—	—	349	684

Other Economic Flows of the Discontinuing Operations	—	—	6	(69)

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
The gain from the retail electricity transaction comprises:
The consideration received
Proceeds from sale	—	—	3,780	—
Less:
Book value of net assets disposed	—	—	(458)	—

Change in value of equity investment in PTE sector, from net assets disposed	3,285	—	—	—
Costs of transaction	(36)	(49)	(73)	(49)

Gain on the retail electricity operations recognised in the comprehensive result	3,249	(49)	3,249	(49)

The cost of the transaction does not include a 2010-11 restructure provision recognised in continuing operations of $123 million, subsequent to the sale.

Cash Flows of the retail electricity operations discontined:
Operating activities	—	—	364	704
Investing activities	—	—	—	—
Financing activities	—	—	—	—

In the determining the above disclosures, management has applied estimates and judgements to allocate the expenses of the discontinued retail electricity operations across classes of expense, and to derive values for cash flows.

Total State Sector Accounts	5 - 129

Note 35

Waste Recycling and Processing Corporation

In 2010-11, the State sold the public trading enterprise business, Waste Recycling and Processing Corporation trading as WSN Environmental Solutions (WSN) to SembSita Australia Pty Ltd.

The sale took place on 31 January 2011.

A summary of the WSN’s transaction follows;

•	The purchaser paid the state $234 million for WSN Environmental Solutions.

•	As part of the transaction the state sold WSN Environmental Solutions’ assets, rights and liabilities, except for the assets, rights and liabilities vested to Waste Assets Management Corporation.

•

The State established the Waste Assets Management Corporation, a public trading enterprise to manage certain assets, rights and liabilities of WSN that were not sold, including the landfill sites at Belrose and Eastern Creek. $49 million of the sale proceeds were set aside for future landfill remediation.

•

The general government sector incurred costs in 2010-11 of $9 million (2009-10 $4 million) associated with the sale of WSN. $13 million of cash assets relating to employee entitlements, were included in the $245 million of net assets transferred to the purchaser.

•	The loss from the sale transaction was $20 million in 2010-11.

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Net Operating Result of the Discontinuing Operation

Revenues from Transactions
Sale of goods and services	—	—	178	275
Other	—	—	4	9

	—	—	182	284

Expenses from Transactions
Employee related	—	—	37	60
Depreciation	—	—	14	23
Finance costs	—	—	1	3
Other operating expenses	—	—	84	126

	—	—	136	212

Net Operating Balance from Discontinuing Operations	—	—	46	72

Other Economic Flows of the Discontinuing Operations	—	—	—	(16)

5 - 130	Total State Sector Accounts

Note 35

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
The loss from the sale comprises:
The consideration received

Proceeds from sale of shares in Waste Recycling and Processing Corporation	234	—	234	—
Less:
Book value of net assets disposed (a)	(245)	—	(245)	—
Costs of transaction	(9)	(4)	(9)	(4)

Loss recognised in the comprehensive result	(20)	(4)	(20)	(4)

Cash Flows of the operations discontined:
Operating activities	—	—	52	84
Investing activities	—	—	(49)	(25)
Financing activities	—	—	—	—

(a)	The book value is based on unaudited financial statements of the former WSN.

NSW Lotteries Corporation

In 2009-10, the State granted a 40 year lotteries licence and sold the shares of a public trading enterprise, the NSW Lotteries Corporation, to Tattersall’s Holding Pty Ltd. The sale took place on 31 March 2010. In addition various assets and liabilities were transferred from NSW Lotteries to the State as part of the pre-transaction restructuring. The discontinuing operation relates to the Total State Sector only, however the gain associated with the sale is recognised in the general government sector.

A summary of the Lotteries transaction follows:

•

The State granted a 40 year licence to the purchaser for $250 million. The prepaid licence revenue, which does not form part of the discontinuing operations disclosure, is recognised as a deferred income liability in the general government and total state sector statement of financial positions. The liability will be amortised and recognised as revenue across the 40 year licence period.

•	The purchaser paid the State $600 million for the shares of NSW Lotteries Corporation.

•

Prior to the sale Ministerial vesting orders, determinations and directions resulted in the NSW Lotteries Corporation returning to the general government sector surplus cash of $123 million, investments of $31 million, and a property with a fair value of $10 million. These assets were partly offset by an assumption of prize fund liabilities in respect of unclaimed prizes whose fair value is estimated at $6 million. These assets and liabilities, transferred from the former NSW Lotteries Corporation have been eliminated on consolidation of the total state sector.

•	The general government sector incurred costs in 2009-10 of $5 million associated with the overall transaction. In addition, a $4 million working capital adjustment was reimbursed to the purchaser.

•	Note 32(B) Contingent Liabilities – Guarantees, includes information on a contingent liability for unclaimed lottery prizes outstanding at 29 March 2010.

Total State Sector Accounts	5 - 131

Note 35

Details follow of the net result from the NSW Lotteries Corporation discontinuing operations. This disclosure, which affects the total state sector results, is after elimination of lotteries and income taxes paid to the general government sector:

	Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Net Operating Result of the Discontinuing Operation

Revenues from Transactions
Sale of goods and services - lottery sales	—	—	—	1,005
Other	—	—	—	12

	—	—	—	1,017

Expenses from Transactions
Employee related	—	—	—	19
Depreciation	—	—	—	5
Other operating expenses - lottery prizes and commissions	—	—	—	673
Other operating expenses - other	—	—	—	32

	—	—	—	729

Net Operating Balance from Discontinuing Operations	—	—	—	288

Other Economic Flows of the Discontinuing Operations	—	—	—	—

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
The gain from the Lotteries transaction comprises:
The consideration received from the Lotteries transaction:
Pre Sale
Return of capital - cash and investments	—	154	—	—
Property at fair value transferred to Sydney Olympic Park	—	10	—	—
Sale
Net proceeds from the sale of shares in NSW Lotteries Corporation after settlement adjustments	—	596	—	596
Proceeds from granting a 40 year lottery licence	—	250	—	250

Consideration received	—	1,010	—	846

Less:
Capitalisation of lottery license sale proceeds	—	(250)	—	(250)
Provision for lotteries prizes accrued	—	(6)	—	—
Costs of lotteries transaction	—	(5)	—	(5)
Book value of lotteries net liabilities disposed	—	43	—	43

Gain on the Lotteries transaction recognised in the comprehensive result	—	792	—	634

5 - 132	Total State Sector Accounts

Note 36

Note 36:	Disaggregated Financial Statements

The Total State Sector comprises a consolidation of three sectors

•	General government

•	Public non-financial corporations, and

•	Public financial corporations.

The broad sectors have been determined in accordance with the Government Finance Statistics Standards of the Australian Bureau of Statistics. A brief definition of each sector is described in Note 1 of these financial statements under the sub-heading ‘Scope’.

This note presents statements of

•	comprehensive income

•	financial position

•	cash flows

•	and changes in equity

for each sector, including the total state sector.

For the purpose of this disclosure, effects of transactions and balances between sectors have not been eliminated, but those between entities within each sector have been eliminated.

Pursuant to National Competition Policy, the State has implemented a National Tax Equivalents Regime (NTER) for Public Corporations, and some General Government agencies.

Tax effect accounting principles have therefore been adopted by all agencies, which are part of the National Tax Equivalents Regime. On consolidation, all NTER related income tax entries are eliminated for the Total State Sector.

The 2009-10 comparative year columns in the following tables have been restated for any corrections of errors and changes in accounting policies, for consistency with the 2010-11 presentation.

In addition this note also presents information on total expenses and total assets by function for the General Government and Total State Sectors. ‘Functions’ are broad policy areas, which the ABS refers to as General Purpose Classifications.

Total State Sector Accounts	5 - 133

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2011

	General Government		Public Non-financial Corporations
	2010-11	2009-10	2010-11	2009-10
FROM CONTINUING OPERATIONS	$m	$m	$m	$m

Revenue from Transactions
Taxation	20,395	19,129	—	—
Grants and Subsidies
Commonwealth General Purpose	13,900	13,419	—	—
Commonwealth National Agreements	6,860	6,554	—	—
Commonwealth National Partnership Payments	4,215	6,367	—	1,436
Other Grants and Subsidies	642	643	4,284	4,285
Sale of Goods and Services	4,658	4,316	13,710	12,034
Interest	468	322	192	137
Dividend and Income Tax Equivalents from Other Sectors	1,982	2,037	—	—
Other Dividends and Distributions	430	285	—	—
Fines, Regulatory Fees and Other	3,594	3,256	685	638

	57,144	56,328	18,871	18,530

Expenses from Transactions
Employee	24,434	23,073	3,703	3,618
Superannuation
Superannuation Interest Cost	835	951	(62)	(48)
Other Superannuation	2,210	2,120	412	398
Depreciation and Amortisation	2,818	2,769	3,134	2,807
Interest	1,826	1,653	1,787	1,516
Income Tax Equivalents			681	546
Other Property	1	1	—	—
Other Operating	12,281	11,588	7,184	5,754
Grants and Subsidies
Current Grants and Subsidies	8,905	7,987	372	435
Capital Grants	2,494	5,197	1,038	16

	55,804	55,339	18,249	15,042

TRANSACTIONS FROM DISCONTINUING OPERATIONS	—	—	198	547

NET RESULT FROM TRANSACTIONS -
NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)	1,340	989	820	4,035

5 - 134	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2011

Public Financial Corporations		Eliminations		Total State Sector
2010-11	2009-10	2010-11	2009-10	2010-11	2009-10
$m	$m	$m	$m	$m	$m

—	—	(1,077)	(1,101)	19,318	18,028

—	—	—	—	13,900	13,419
—	—	—	—	6,860	6,554
—	—	—	(1,458)	4,215	6,345
6	6	(4,493)	(4,453)	439	481
432	389	(991)	(1,083)	17,809	15,656
3,423	2,945	(2,606)	(2,319)	1,477	1,085
		—	—
—	—	(1,982)	(2,037)	—	—
16	—	—	—	446	285
—	2	(99)	(18)	4,180	3,878

3,877	3,342	(11,248)	(12,469)	68,644	65,731

19	17	(14)	(42)	28,142	26,666

—	—	—	—	773	903
1	1	—	(1)	2,623	2,518
6	4	—	—	5,958	5,580
3,179	2,708	(2,643)	(2,368)	4,149	3,509
45	17	(726)	(563)	—	—
—	—	—	—	1	1
482	485	(2,053)	(1,826)	17,894	16,001

2	1	(2,645)	(2,479)	6,634	5,944
—	—	(1,916)	(3,468)	1,616	1,745

3,734	3,233	(9,997)	(10,747)	67,790	62,867

—	—	197	497	395	1,044

143	109	(1,054)	(1,225)	1,249	3,908

Total State Sector Accounts	5 - 135

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2011

	General Government		Public Non-financial Corporations
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m

NET OPERATING BALANCE	1,340	989	820	4,035

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	86	(238)	3	(4)
Other Net Gains/(Losses)	72	874	3,448	(402)
Share of Earnings from Associates (excluding Dividends)	153	173	—	—
Dividends from Asset Sale Proceeds	3,406	—	—	—
Deferred Income Tax in the Operating Result	(174)	925
Other	(304)	(90)	134	(335)
Discontinuing Operations - Other Economic Flows	—	—	6	(83)

Other Economic Flows - included in Operating Result	3,239	1,644	3,591	(824)

OPERATING RESULT	4,579	2,633	4,411	3,211

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Revaluations	976	5,476	4,013	5,738
Deferred Tax Direct to Equity	—	—	40	(602)
Actuarial Gain/(Loss) from Superannuation	447	(3,156)	(21)	(393)
Net Gain/(loss) on equity investments in other sectors	4,347	5,709		—
Net Gain/(loss) on financial instruments at fair value	—	—	71	(31)
Other	46	88	117	105

Other Economic Flows - Other Comprehensive Income	5,816	8,117	4,220	4,817

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	10,395	10,750	8,631	8,028

KEY FISCAL AGGREGATES

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	10,395	10,750	8,631	8,028

Less: Net Other Economic Flows	(9,055)	(9,761)	(7,811)	(3,993)

NET OPERATING BALANCE	1,340	989	820	4,035

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	6,537	7,033	7,781	8,811
Sales of Non-financial Assets	(283)	(671)	(494)	(370)
Less: Depreciation	(2,818)	(2,769)	(3,134)	(2,807)
Plus: Change in inventories	5	(11)	13	96
Plus: Other Movements in Non-financial Assets
- assets aquired using finance leases	510	244	38	219
- other	299	(109)	(856)	162
Equals Total Net Acquisition of Non-Financial Assets	4,250	3,717	3,348	6,111

EQUALS: NET LENDING/(BORROWING)	(2,910)	(2,728)	(2,528)	(2,076)

5 - 136	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2011

Public Financial Corporations		Eliminations		Total State Sector
2010-11	2009-10	2010-11	2009-10	2010-11	2009-10
$m	$m	$m	$m	$m	$m

143	109	(1,054)	(1,225)	1,249	3,908

—	—	(3)	—	86	(242)
63	(1,171)	(39)	(54)	3,544	(753)
—	—	—	—	153	173
—	—	(3,406)	—	—	—
—	—	174	(925)	—	—
(1)	(4)	(134)	325	(305)	(104)

—	—	—	(2)	6	(85)

62	(1,175)	(3,408)	(656)	3,484	(1,011)

205	(1,066)	(4,462)	(1,881)	4,733	2,897

—	—	—	—	4,989	11,214
—	—	(40)	602	—	—
—	—	(1)	11	425	(3,538)
—	—	(4,347)	(5,709)	—	—
—	—	—	—	71	(31)
1	—	13	15	177	208

1	—	(4,375)	(5,081)	5,662	7,853

206	(1,066)	(8,837)	(6,962)	10,395	10,750

206	(1,066)	(8,837)	(6,962)	10,395	10,750

(63)	1,175	7,783	5,737	(9,146)	(6,842)

143	109	(1,054)	(1,225)	1,249	3,908

14	7	(11)	12	14,321	15,863
—	—	1	76	(776)	(965)
(6)	(4)	—	—	(5,958)	(5,580)
—	—	(1)	—	17	85
—	—	(1)	—	547	463
—	—	1	(2)	(556)	51
8	3	(11)	86	7,595	9,917

135	106	(1,043)	(1,311)	(6,346)	(6,009)

Total State Sector Accounts	5 - 137

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF FINANCIAL POSITION BY SECTOR

AS AT 30 JUNE

	General Government		Public Non-financial Corporations
	2011	2010	2011	2010
	$m	$m	$m	$m

ASSETS
Financial Assets
Cash and Cash Equivalent Assets	8,258	3,071	2,396	2,549
Receivables	5,785	6,176	2,291	2,331
Tax Equivalents Receivable	408	286	47	19
Financial Assets at Fair Value	7,577	6,824	2,504	1,233
Advances paid	891	905	34	31
Deferred Tax Equivalents	5,363	5,734	660	793
Equity
Investments in Other Public Sector Entities	84,232	78,912	—	—
Investments in Associates	1,336	1,219	—	85
Other	—	—	7	—
Total Financial Assets	113,850	103,127	7,939	7,041

Non-Financial Assets
Inventories	276	276	1,064	1,073
Forestry Stock and Other Biological Assets	9	7	750	662
Assets Classified as Held for Sale	248	133	46	134
Investment Properties	236	269	546	555
Property, Plant and Equipment
Land and Buildings	58,388	56,430	50,003	47,649
Plant and Equipment	8,837	7,983	4,284	4,135
Infrastructure Systems	60,490	58,690	63,150	60,060
Intangibles	1,425	1,245	1,527	1,375
Other	1,235	1,116	446	508

Total Non-financial Assets	131,144	126,149	121,816	116,151

TOTAL ASSETS	244,994	229,276	129,755	123,192

LIABILITIES
Deposits Held	1,378	76	90	121
Payables	3,937	3,739	3,419	3,862
Tax Equivalents Payable	47	19	395	279
Liabilities Directly Associated with Assets Held for Sale	—	—	—	—
Borrowings and Derivatives at Fair Value	21	20	489	241
Borrowings at Amortised Cost	22,509	19,053	28,314	26,459
Advances Received	770	811	478	497
Employee Provisions	11,627	10,910	2,141	2,064
Superannuation Provision	32,333	32,722	1,720	1,807
Deferred Tax Equivalent Provision	660	796	5,363	5,732
Other Provisions	5,878	5,717	1,774	1,888
Other	2,547	2,521	450	325

TOTAL LIABILITIES	81,707	76,384	44,633	43,275

NET WORTH	163,287	152,892	85,122	79,917

OTHER FISCAL AGGREGATES
Net Debt	7,952	9,160	24,437	23,505
Net Financial Liabilities	52,089	52,169	36,694	36,234

1 - 138	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF FINANCIAL POSITION BY SECTOR

AS AT 30 JUNE

Public Financial Corporations		Eliminations		Total State Sector
2011	2010	2011	2010	2011	2010
$m	$m	$m	$m	$m	$m

1,428	1,095	(324)	(416)	11,758	6,299
1,268	816	(2,581)	(2,548)	6,763	6,775
—	—	(455)	(305)	—	—
58,144	55,360	(48,238)	(43,208)	19,987	20,209
—	1	(478)	(503)	447	434
—	—	(6,023)	(6,527)	—	—

—	—	(84,232)	(78,912)	—	—
—	1	—	—	1,336	1,305
—	—	—	—	7	—
60,840	57,273	(142,331)	(132,419)	40,298	35,022

—	—	—	—	1,340	1,349
—	—	—	—	759	669
—	—	(1)	—	293	267
—	1	—	—	782	825

10	4	(1)	—	108,400	104,083
5	4	1	—	13,127	12,122
—	—	—	—	123,640	118,750
9	8	—	—	2,961	2,628
1	1	(150)	(128)	1,532	1,497
25	18	(151)	(128)	252,834	242,190

60,865	57,291	(142,482)	(132,547)	293,132	277,212

1,099	1,004	(709)	(995)	1,858	206
572	62	(1,218)	(1,122)	6,710	6,541
13	8	(455)	(306)	—	—
—	—	—	—	—	—
58,495	56,109	266	496	59,271	56,866
24	27	(48,126)	(43,128)	2,721	2,411
—	—	(478)	(503)	770	805
5	5	(36)	(35)	13,737	12,944
1	—	—	1	34,054	34,530
—	—	(6,023)	(6,528)	—	—
1,542	1,081	(1,255)	(1,360)	7,939	7,326
4	—	(216)	(155)	2,785	2,691

61,755	58,296	(58,250)	(53,635)	129,845	124,320

(890)	(1,005)	(84,232)	(78,912)	163,287	152,892

46	684	(7)	(3)	32,428	33,346
915	1,023	(151)	(128)	89,547	89,298

Total State Sector Accounts	5 - 139

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF CASH FLOWS BY SECTOR

FOR THE YEAR ENDED 30 JUNE 2011

	General Government		Public Non-financial Corporations
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation	20,523	18,899	—	—
Sale of Goods and Services	5,378	4,570	15,775	14,924
Grants and Subsidies	25,429	26,976	4,407	5,722
Interest	464	325	191	124
Dividends and Income Tax Equivalents from Other Sectors	2,058	1,854	—	—
Other	5,294	5,073	1,507	2,527

Total Receipts	59,146	57,697	21,880	23,297

Payments
Employee Related	(23,541)	(22,278)	(3,933)	(3,820)
Superannuation	(2,988)	(2,939)	(457)	(502)
Payments for Goods and Services	(13,508)	(12,693)	(8,437)	(7,256)
Grants and Subsidies	(9,620)	(11,032)	(376)	(448)
Interest	(1,230)	(1,105)	(1,680)	(1,450)
Income Tax Equivalents		—	(744)	(745)
Other	(3,076)	(3,264)	(1,115)	(2,082)

Total Payments	(53,963)	(53,311)	(16,742)	(16,303)

NET CASH FLOWS FROM OPERATING ACTIVITIES	5,183	4,386	5,138	6,994

CASH FLOWS FROM INVESTING ACTIVITIES
Non-financial Assets
Proceeds from Sale of Non-financial Assets	271	698	492	466
Purchases	(6,489)	(7,071)	(8,173)	(8,692)

Net Cash Flows from Investments in Non-financial Assets	(6,218)	(6,373)	(7,681)	(8,226)

Financial Assets (Policy Purposes)
Receipts	3,773	785	3,789	—
Payments	(158)	(301)	(30)	(13)

Net Cash Flows from Investments in Financial Assets (Policy Purposes)	3,615	484	3,759	(13)

Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments	739	331	604	40
Purchase of Investments	(964)	(1,243)	(275)	(426)

Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)	(225)	(912)	329	(386)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,828)	(6,801)	(3,593)	(8,625)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances received	—	—	—	—
Advances repaid	(53)	(53)	(3,495)	(171)
Proceeds from borrowings	3,375	3,015	8,147	14,296
Repayments of Borrowings	(1,820)	(1,015)	(5,042)	(11,035)
Dividends Paid		—	(1,262)	(1,058)

Deposits received (net)	1,362	52	(30)	22
Other (net)	(36)	137	—	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	2,828	2,136	(1,682)	2,054

NET INCREASE/(DECREASE) IN CASH HELD	5,183	(279)	(137)	423

1 - 140	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF CASH FLOWS BY SECTOR

FOR THE YEAR ENDED 30 JUNE 2011

Public Financial Corporations		Eliminations		Total State Sector
2010-11	2009-10	2010-11	2009-10	2010-11	2009-10
$m	$m	$m	$m	$m	$m

(3)	—	(1,128)	(937)	19,392	17,962
434	381	(601)	(782)	20,986	19,093
6	6	(4,473)	(5,983)	25,369	26,721
2,963	2,623	(2,157)	(1,972)	1,461	1,100
—	—	(2,058)	(1,854)	—	—
13	—	(28)	62	6,786	7,662

3,413	3,010	(10,445)	(11,466)	73,994	72,538

(18)	(16)	221	246	(27,271)	(25,868)
—	(2)	1	—	(3,444)	(3,443)
(76)	(70)	1,730	1,729	(20,291)	(18,290)
(2)	(1)	4,246	5,637	(5,752)	(5,844)
(2,926)	(2,573)	2,366	2,180	(3,470)	(2,948)
(40)	(12)	784	757		—
(2)	(5)	(213)	(13)	(4,406)	(5,364)

(3,064)	(2,679)	9,135	10,536	(64,634)	(61,757)

349	331	(1,310)	(930)	9,360	10,781

—	—	—	(162)	763	1,002
(14)	(7)	10	75	(14,666)	(15,695)

(14)	(7)	10	(87)	(13,903)	(14,693)

—	—	(3,497)	(152)	4,065	633
—	—	—	—	(188)	(314)

—	—	(3,497)	(152)	3,877	319

7,876	12,099	(4,147)	(11,893)	5,072	577
(10,407)	(20,016)	11,384	17,393	(262)	(4,292)

(2,531)	(7,917)	7,237	5,500	4,810	(3,715)

(2,545)	(7,924)	3,750	5,261	(5,216)	(18,089)

—	—	—	—	—	—
—	—	3,497	173	(51)	(51)
49,846	68,456	(11,375)	(17,342)	49,993	68,425
(47,183)	(59,637)	4,222	11,616	(49,823)	(60,071)
(39)	(92)	1,301	1,150		—
—	—	(1)	1	1,331	75
—	—	—	(135)	(36)	2

2,624	8,727	(2,356)	(4,537)	1,414	8,380

428	1,134	84	(206)	5,558	1,072

Total State Sector Accounts	5 - 141

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF CASH FLOWS BY SECTOR

FOR THE YEAR ENDED 30 JUNE 2011

	General Government		Public Non-financial Corporations
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m

Opening Cash and Cash Equivalents	3,071	3,350	2,539	2,116
Reclassification of Cash Equivalents	4	—	—	—

CLOSING CASH BALANCE	8,258	3,071	2,402	2,539

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities	5,183	4,386	5,138	6,994
Net Cash Flows from Investments in Non-Financial Assets	(6,218)	(6,373)	(7,681)	(8,226)
Dividend Distributions	—	—	(1,262)	(1,058)

CASH SURPLUS/(DEFICIT)	(1,035)	(1,987)	(3,805)	(2,290)

1 - 142	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF CASH FLOWS BY SECTOR

FOR THE YEAR ENDED 30 JUNE 2011

Public Financial Corporations		Eliminations		Total State Sector
2010-11	2009-10	2010-11	2009-10	2010-11	2009-10
$m	$m	$m	$m	$m	$m

1,000	(134)	(416)	(210)	6,194	5,122
—	—	—	—	4	—

1,428	1,000	(332)	(416)	11,756	6,194

349	331	(1,310)	(930)	9,360	10,781
(14)	(7)	10	(87)	(13,903)	(14,693)
(39)	(92)	1,301	1,150	—	—

296	232	1	133	(4,543)	(3,912)

Total State Sector Accounts	5 - 143

Note 36

The NSW Total State Sector Accounts Statement of Changes in Equity for the Whole of Government by Sector for the Year Ended 30 June 2011

2010-11	Equity at 1 July 2010 $m	Comprehensive Result $m	Transfers between equity classes $m	Transactions with owners as owners $m	Equity at 30 June 2011 $m

General Government Sector
Accumulated funds	24,329	4,220	1,888	—	30,437
Asset revaluation reserve	49,569	814	(1,824)	—	48,559
Equity investment revaluation reserve	58	41	(52)	—	47
Hedging reserve	—	—	—	—	—
Available for sale reserve	78,912	5,320	—	—	84,232
Equity relating to assets held for sale	24	—	(12)	—	12

	152,892	10,395	—	—	163,287

Public Non-Financial Corporation Sector
Accumulated funds	42,581	4,495	696	(3,426)	44,346
Asset revaluation reserve	37,359	4,088	(696)	—	40,751
Equity investment revaluation reserve	—	—	—	—	—
Hedging reserve	(37)	46	3	—	12
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	14	2	(3)	—	13

	79,917	8,631	—	(3,426)	85,122

Public Financial Corporation Sector					—
Accumulated funds	(1,005)	206	—	(91)	(890)
Asset revaluation reserve	—	—	—	—	—
Equity investment revaluation reserve	—	—	—	—	—
Hedging reserve	—	—	—	—	—
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	—	—	—	—	—

	(1,005)	206	—	(91)	(890)

Eliminations	(78,912)	(8,837)	—	3,517	(84,232)

Total State Sector	152,892	10,395	—	—	163,287

1 - 144	Total State Sector Accounts

Note 36

The NSW Total State Sector Accounts Statement of Changes in Equity for the Whole of Government by Sector for the Year Ended 30 June 2010

2009-10	Equity at 1 July 2009 $m	Changes in Accounting Policy and Corrections of Error $m	Restated Equity at 1 July 2009 $m	Comprehensive Result $m	Transfers between equity classes $m	Transactions with owners as owners $m	Equity at 30 June 2010 $m
General Government Sector
Accumulated funds	23,605	1,096	24,701	(782)	410	—	24,329
Asset revaluation reserve	44,175	—	44,175	5,827	(433)	—	49,569
Equity investment revaluation reserve	178	—	178	(4)	(116)	—	58
Hedging reserve	—	—	—	—	—	—	—
Available for sale reserve	72,646	432	73,078	5,709	125	—	78,912
Equity relating to assets held for sale	10	—	10	—	14	—	24

	140,614	1,528	142,142	10,750	—	—	152,892

Public Non-Financial Corporation Sector
Accumulated funds	40,059	432	40,491	2,985	194	(1,089)	42,581
Asset revaluation reserve	32,495	—	32,495	5,065	(201)	—	37,359
Equity investment revaluation reserve	—	—	—	—	—	—	—
Hedging reserve	(19)	—	(19)	(22)	4	—	(37)
Available for sale reserve	—	—	—	—	—	—	—
Equity relating to assets held for sale	11	—	11	—	3	—	14

	72,546	432	72,978	8,028	—	(1,089)	79,917

Public Financial Corporation Sector							—
Accumulated funds	100	—	100	(1,066)	—	(39)	(1,005)
Asset revaluation reserve	—	—	—	—	—	—	—
Equity investment revaluation reserve	—	—	—	—	—	—	—
Hedging reserve	—	—	—	—	—	—	—
Available for sale reserve	—	—	—	—	—	—	—
Equity relating to assets held for sale	—	—	—	—	—	—	—

	100	—	100	(1,066)	—	(39)	(1,005)

Eliminations	(72,646)	(432)	(73,078)	(6,962)	—	1,128	(78,912)

Total State Sector	140,614	1,528	142,142	10,750	—	—	152,892

Total State Sector Accounts	5 - 145

Note 36

Information on Expenses and Assets by Function

	General Government Sector		Total State Sector
	2010-11	2009-10	2010-11	2009-10
	$m	$m	$m	$m
Total Expenses (excluding losses) by Function (Policy Area) (a)
General Public Services	2,041	1,755	2,136	1,846
Public Order and Safety	6,113	5,695	6,098	5,671
Education	12,162	11,967	12,018	11,759
Health	15,225	14,250	15,147	14,158
Social Security and Welfare	4,837	4,611	4,606	4,244
Housing and Community Amenities	2,719	3,782	5,269	4,533
Recreation and Culture	1,292	1,264	1,537	1,577
Fuel and Energy	28	76	5,448	4,471
Agriculture, Forestry, Fishing and Hunting	871	963	1,069	1,164
Mining and Mineral Resources	171	144	170	144
Transport and Communications	5,894	6,841	7,127	7,249
Other Economic Affairs	1,263	961	1,701	1,413
Other Purposes	3,188	3,030	5,464	4,638

Total Expenses (excluding losses) from Continuing Operations	55,804	55,339	67,790	62,867

Total Assets by Function (Policy Area) (a)
General Public Services	24,193	16,262	6,300	2,835
Public Order and Safety	6,391	5,656	6,221	5,508
Education	21,678	19,913	21,678	19,913
Health	12,487	11,942	11,947	11,657
Social Security and Welfare	1,023	1,337	860	1,219
Housing and Community Amenities	4,295	4,216	57,686	56,927
Recreation and Culture	9,382	13,648	14,007	18,062
Fuel and Energy	294	108	34,999	35,272
Agriculture, Forestry, Fishing and Hunting	8,192	7,372	10,056	9,140
Mining and Mineral Resources	616	550	6	9
Transport and Communications	66,943	64,767	97,464	90,207
Other Economic Affairs	3,302	3,084	2,671	2,401
Other Purposes (b)	86,198	80,421	29,237	24,062

Total Assets	244,994	229,276	293,132	277,212

(a)	The aggregate expenses and assets for the general government sector can be greater than the total state sector aggregates due to the elimination of inter sector expenses and asset balances from the total state aggregates.
(b)	Other Purposes for the general government sector, includes the State’s equity investment in the PNFC/PFC sectors which is eliminated in Total State Sector assets.

The aggregate amount of the comprehensive result attributable to the GGS from the PNFC and PFC sector entities in 2010-11 is $8,837 million net income (2009-10 $6,962 million net income). It comprises the sum of GGS revenues (dividends, income and other tax revenues, revenues from sale of goods and services, interest from inter-sector loans, and gains on the equity investment in the PNFC/PFC sectors), less the sum of inter-sector GGS inter-sector expenses (grants, interest on borrowings, and purchases).

1 - 146	Total State Sector Accounts

Note 37

Note 37:	Key Fiscal Aggregates and Reconciliations to Government Finance Statistics

	Footnote	General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
		2010-11	2010-11	2010-11	2010-11
		$m	$m	$m	$m

Reconciliation to GFS Net Operating Balance

Net result from Transactions - Net Operating Balance		1,340	820	143	1,249
Convergence differences
PNFC/PFC dividends accrued	b	—	(1,005)	(91)	—

Total Convergence differences		—	(1,005)	(91)	—

GFS Net Operating Balance		1,340	(185)	52	1,249

Reconciliation to GFS Net Lending/(Borrowing)

Net Lending/(Borrowing)		(2,910)	(2,528)	135	(6,346)
Convergence differences
Relating to net operating balance		—	(1,005)	(91)	—

Total Convergence differences		—	(1,005)	(91)	—

GFS Net Lending/(Borrowing)		(2,910)	(3,533)	44	(6,346)

Reconciliation to GFS Total Change in Net Worth

Comprehensive result - total change in net worth		10,395	8,631	206	10,395
Convergence differences
In AASB 1049 Comprehensive Result, but not in GFS Change in Net Worth
Allowance for doubtful debts	c	158	(43)	(1)	114
Low interest loans	d	2	—	—	2
Prepaid Licence Income	e	(6)	—	—	(6)
Provisions for remediation	f	—	—	—	—
Deferred tax assets/liabilities	g	236	(236)	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	h	(280)	—	—	—
In GFS Change in Net Worth, but not in AASB 1049 Comprehensive Result
Transactions with Owners as Owners	i	—	—	—	—
Classification of GFS PNFC/PFC net worth as a liability	j	—	(4,925)	(114)	—

Total Convergence differences		110	(5,204)	(115)	110

GFS Total Change in Net Worth		10,505	3,427	91	10,505

Reconciliation to GFS Cash Surplus/(Deficit)

Cash Surplus/(Deficit)		(1,035)	(3,805)	296	(4,543)
Convergence differences
Finance leases and similar arrangements	k	(501)	364	—	(142)

Total Convergence differences		(501)	364	—	(142)

GFS Cash Surplus/(Deficit)		(1,536)	(3,441)	296	(4,685)

Total State Sector Accounts	5 - 147

Note 37

	Footnote	General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
		Jun-11	Jun-11	Jun-11	Jun-11
		$m	$m	$m	$m

Reconciliation to GFS Net Worth

Net worth		163,287	85,122	(890)	163,287
Convergence differences
In AASB 1049 Net Worth, but not in GFS
Allowance for doubtful debts	c	313	33	1	348
Low interest loans	d	(72)	(370)	—	(442)
Prepaid Licence Income	e	242	—	—	242
Provision liabilities for remediation	f	319	230	—	549
Assets associated with provisions for remediation	f	(319)	(230)	—	(549)
Deferred tax assets/liabilities	g	(4,703)	4,703	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	h	4,368	—	—	—
In GFS Net Worth, but not in AASB 1049
Classification of GFS PNFC/PFC net worth as a liability	i	—	(89,488)	889	—

Total Convergence differences		148	(85,122)	890	148

GFS Net Worth		163,435	—	—	163,435

1 - 148	Total State Sector Accounts

Note 37

	Footnote	General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
		2009-10	2009-10	2009-10	2009-10
		$m	$m	$m	$m

Reconciliation to GFS Net Operating Balance

Net result from Transactions - Net Operating Balance		989	4,035	109	3,908
Convergence differences
Australian Government Land Development Road Grant of 2006	a	117	—	—	117
PNFC/PFC dividends accrued	b	—	(1,231)	(39)	—

Total Convergence differences		117	(1,231)	(39)	117

GFS Net Operating Balance		1,106	2,804	70	4,025

Reconciliation to GFS Net Lending/(Borrowing)

Net Lending/(Borrowing)		(2,728)	(2,076)	106	(6,009)
Convergence differences
Relating to net operating balance		117	(1,231)	(39)	117

Total Convergence differences		117	(1,231)	(39)	117

GFS Net Lending/(Borrowing)		(2,611)	(3,307)	67	(5,892)

Reconciliation to GFS Total Change in Net Worth

Comprehensive result - total change in net worth		10,750	8,028	(1,066)	10,750
Convergence differences
In AASB 1049 Comprehensive Result, but not in GFS Change in Net Worth
Allowance for doubtful debts	c	8	6	(1)	13
Low interest loans	d	53	14	—	67
Prepaid Licence Income	e	248	—	—	248
Provisions for remediation	f	—	—	—	—
Deferred tax assets/liabilities	g	(944)	944	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	h	963	—	—	—
In GFS Change in Net Worth, but not in AASB 1049 Comprehensive Result
Australian Government Land Development Road Grant of 2006	a	117	—	—	117
Transactions with Owners as Owners	i	—	—	—	—
Classification of GFS PNFC/PFC net worth as a liability	j	—	(8,335)	1,106	—

Total Convergence differences		445	(7,371)	1,105	445

GFS Total Change in Net Worth		11,195	657	39	11,195

Reconciliation to GFS Cash Surplus/(Deficit)

Cash Surplus/(Deficit)		(1,987)	(2,290)	232	(3,912)
Convergence differences
Finance leases and similar arrangements	k	(213)	(449)	—	(656)

Total Convergence differences		(213)	(449)	—	(656)

GFS Cash Surplus/(Deficit)		(2,200)	(2,739)	232	(4,568)

Total State Sector Accounts	5 - 149

Note 37

	Footnote	General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
		Jun-10 $m	Jun-10 $m	Jun-10 $m	Jun-10 $m

Reconciliation to GFS Net Worth

Net worth		152,892	79,917	(1,005)	152,892
Convergence differences
In AASB 1049 Net Worth, but not in GFS
Allowance for doubtful debts	c	156	76	2	234
Low interest loans	d	(74)	(369)	—	(443)
Prepaid Licence Income	e	248	—	—	248
Provision liabilities for remediation	f	333	199	—	532
Assets associated with provisions for remediation	f	(333)	(199)	—	(532)
Deferred tax assets/liabilities	g	(4,938)	4,938	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	h	4,647	—	—	—
In GFS Net Worth, but not in AASB 1049
Classification of GFS PNFC/PFC net worth as a liability	j	—	(84,562)	1,003	—

Total Convergence differences		39	(79,917)	1,005	39

GFS Net Worth		152,931	—	—	152,931

(a)	Grants are recognised when the State gains control over the asset, which is normally upon receipt of cash. In 2006 New South Wales receipted a grant of $960 million from the Australian Government for the Australian Road Transport Program. The grant was recognised in 2006 for AGAAP purposes. However, the Australian Bureau of Statistics has determined that this specific grant be deferred and spread for GFS purposes, to match the timing of the spending by the states on the specific road program. 2009-10 is the final year that this treatment will occur.
(b)	GFS recognises dividends to owners by the PNFC and PFC sectors as a GFS expense, whereas under AGAAP they are treated as a distribution to owners and therefore a direct reduction of accumulated funds. This difference does not flow through to the total state sector as dividends are eliminated on consolidation.
(c)	GFS does not recognise an allowance for doubtful debts as it is not a mutually agreed transaction, whereas under AGAAP an allowance for doubtful debts is recognised in the statement of financial position and doubtful debts are recognised in the statement of comprehensive income as other economic flows.
(d)	Under GFS, interest free or low interest loans are recognised based on the original amount lent, and interest is recognised based on any cash interest paid. In contrast, under AGAAP, loans are recognised initially at fair value and thereafter at amortised cost. Any difference between the original amount lent and the fair value is initially recognised to the operating result and subsequently amortised over the life of the loan. This results in the value of GFS advances being higher than AGAAP advances.
(e)	AGAAP recognises the prepaid income liability for unamortised prepaid licences in the statement of financial position. This liability is excluded from the GFS balance sheet as the prepaid income is treated as an upfront sale of a non-produced intangible asset for GFS purposes.
(f)	GFS does not recognise provisions for restoration and remediation as there is no present counterparty to the transaction. The provision liabilities (and any related capitalised asset values) are therefore lower under GFS as a result of the exclusion.
(g)	AGAAP adopts tax effect accounting whereby timing differences between accounting profit and tax profit are deferred as future income tax benefit assets or provisions for deferred tax liabilities. GFS does not recognise deferred tax. As the State’s PNFCs revalue their infrastructure, this can create large provisions for deferred tax liabilities and result in significant differences between the GFS and the AASB 1049 sector aggregates. This convergence difference also flows through to the GGS, as the GGS is the counterparty to the tax effect accounting entries recognised by the PNFC/PFC entities. However, this difference does not flow through to the total state sector as income tax equivalents are eliminated on consolidation.
(h)	In the absence of a market value for PNFC/PFCs, the value of net assets is applied as a surrogate for the general government’s equity investment in other sectors. GFS net assets do not equal AGAAP net assets because GFS balance sheets exclude certain items such as deferred taxes, allowance for doubtful debts and restoration provisions. This results in differences between the GFS and the AGAAP values for the general government’s equity investment in other sectors.
(i)	Transactions with owners as owners are excluded for the comprehensive result, however are included in the movement in GFS net worth. These type of transactions result in a convergence difference as the total change in net worth under AGAAP is disclosed before transactions with owners as owners, while under GFS, transactions with owners as owners is included in the movement in GFS net worth.
(j)	The PFNC/PFC sectors report zero net worth for GFS purposes as GFS treats the ownership interest (contributed equity) as a liability.
(k)	The Australian Bureau of Statistics requires that for the calculation of the GFS cash surplus/deficit an adjustment is made to deduct the value of assets acquired using finance leases to recognise a notional cash outflow relating to new finance leases. Under AGAAP the cash flow statement does not recognise notional cash flows, as these are non-cash transactions.

1 - 150	Total State Sector Accounts

Note 37

Reclassifications

The following classification differences exist, between lines presented in this AASB 1049 report and GFS line presentations. While these classification differences do not affect the net operating results nor net worth aggregates, they result in different line presentations between GFS and the AASB1049 (ie AGAAP) reports.

2010-11		General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
Items Grossed up in GFS Operating Statements - Not in AGAAP
Statements of Comprehensive Income
Transfer Payments	a	3,675	—	—	3,675
Environmental Levies	b	6	—	—	6
Transport and energy subsidies	c	—	—	—	440

Other Reclassifications on the Statements of Comprehensive Income
Dividends accrued in GFS results, but a direct movement in AGAAP equity	d	—	1,005	91	—

Statements of Financial Position
Deferred income - payables in GFS, other liabilities in AGAAP	e	1,386	266	—	1,503
Prepaid expenses - receivables in GFS, other Non-financial assets in AGAAP	e	270	294	1	415
Rental bond assets and liabilities in GFS, but off balance sheet (trust funds) in AGAAP	f	909	—	—	909
AGAAP Equity investments in multi jurisdictional general government agencies are advance assets for GFS	g	200	—	—	200
Salaries accrued & employee on costs are provision liabilities in GFS, but payables for AGAAP	h	496	112	—	587

2009-10		General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
Items Grossed up in GFS Operating Statements - Not in AGAAP
Statements of Comprehensive Income
Transfer Payments	a	3,850	—	—	3,850
Environmental Levies	b	6	—	—	6
Transport and energy subsidies	c	—	—	—	486

Other Reclassifications on the Statements of Comprehensive Income
Dividends accrued in GFS results, but a direct movement in AGAAP equity	d	—	1,231	39	—

Statements of Financial Position
Deferred income - payables in GFS, other liabilities in AGAAP	e	1,123	244	—	1,245
Prepaid expenses - receivables in GFS, other Non-financial assets in AGAAP	e	352	239	1	465
Rental bond assets and liabilities in GFS, but off balance sheet (trust funds) in AGAAP	f	847	—	—	847
AGAAP Equity investments in multi jurisdictional general government agencies are advance assets for GFS	g	158	—	—	244
Salaries accrued & employee on costs are provision liabilities in GFS, but payables for AGAAP	h	498	158	—	635

Total State Sector Accounts	5 - 151

Note 37

(a)	New South Wales receives certain transfer payments from the Australian Government which are required to be on-passed to recipients as determined by the Australian Government. Most of these transfer payments relate to grants from the Australian Government for specific non-government schools or for local government authorities. As New South Wales has no control over the transfer payments, they are not recognised as State revenues and expenses. However, the ABS has determined that for GFS purposes the transfer payments be recognised as GFS revenues and expenses of the States and Territories. New South Wales publishes information on these excluded transfer payments as a footnote to the grants revenue and expense notes to assist users understand the full value of the amounts on-passed.

(b)	GFS requires that certain environmental levies reported by PNFCs be also recognised and grossed up in the GG sector as tax revenue and as an equivalent subsidy expense paid back to the PNFC sector, for GFS purposes only.

(c)	For Total State reporting purposes only, transport and energy subsidies paid from GGs to PNFCs for students and pensioners are eliminated from AGAAP statements. However, GFS treats the payment by the State as a gross expense, relating to a benefit paid to the household sector, and as gross revenue from the household sector for electricity sales and travel fares.

(d)	Under AGAAP, dividends accrued are a direct adjustment to equity, whereas under GFS they are reported as an expense for the PNFC and PFC sectors.

(e)	GFS requires that deferred income and deferred expenses be classified as payables and receivables. However, they are reported as other assets and other liabilities under AASB 1049 and not as receivables/payables, as there is no present obligation to repay the deferred items.

(f)	NSW excludes rental bond assets and an equal value of deposit liabilities from the AGAAP statements of financial position as they are considered to be trust monies. However, the Australian Bureau of Statistics has advised that rental bond monies are to be recognised on balance sheet for GFS purposes, and not treated off balance sheet as trust monies. This difference does not impact key fiscal aggregates, however it results in the GFS total assets and total liabilities being grossed up compared to the AGAAP aggregates.

(g)	Certain investments in associates (to multi-jurisdictional general government entities) are not recognised in GFS as equity investments, but are treated in GFS as advances. This reclassification creates a difference between GFS and AGAAP net debt, but does not affect net financial liabilities nor net worth aggregates.

(h)	Salaries accruals and certain employee on-costs reported as payables under AGAAP are required to be classified as provision liabilities for GFS reporting purposes.

1 - 152	Total State Sector Accounts

Note 38

Note 38:	Budgetary Information on 2010-11 General Government Sector Financial Statements

THE NSW GENERAL GOVERNMENT

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2011

	Budget	Actual	Variance
FROM CONTINUING OPERATIONS	$m	$m	$m
Revenue from Transactions
Taxation	20,194	20,395	201
Grants and Subsidies
Commonwealth General Purpose	14,827	13,900	(927)
Commonwealth National Agreements	6,817	6,860	43
Commonwealth National Partnership Payments	4,456	4,215	(241)
Other Grants and Subsidies	641	642	1
Sale of Goods and Services	4,584	4,658	74
Interest	325	468	143
Dividend and Income Tax Equivalents from Other Sectors	1,705	1,982	277
Other Dividends and Distributions	347	430	83
Fines, Regulatory Fees and Other	3,773	3,594	(179)

	57,669	57,144	(525)

Expenses from Transactions
Employee	24,693	24,434	(259)
Superannuation
Superannuation Interest Cost	867	835	(32)
Other Superannuation	2,206	2,210	4
Depreciation and Amortisation	3,045	2,818	(227)
Interest	1,953	1,826	(127)
Other Property	1	1	—
Other Operating	12,481	12,281	(200)
Grants and Subsidies
Current Grants and Subsidies	8,605	8,905	300
Capital Grants	3,045	2,494	(551)

	56,896	55,804	(1,092)

TRANSACTIONS FROM DISCONTINUING OPERATIONS	—	—	—

NET RESULT FROM TRANSACTIONS
NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)	773	1,340	567

Total State Sector Accounts	5 - 153

Note 38

	Budget	Actual	Variance
	$m	$m	$m

NET OPERATING BALANCE	773	1,340	567

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from superannuation	—	—	—
Gain/(Loss) from other Liabilities	69	86	17
Other Net Gains/(Losses)	493	72	(421)
Share of Earnings from Associates (excluding Dividends)	47	153	106
Dividends from Asset Sale Proceeds	188	3,406	3,218
Deferred Income Tax from Other Sectors	169	(174)	(343)
Other	—	(304)	(304)
Discontinuing Operations - Other Economic Flows	—	—	—

Other Economic Flows - included in Operating Result	966	3,239	2,273

OPERATING RESULT	1,739	4,579	2,840

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Revaluations	2,170	976	(1,194)
Actuarial Gain/(Loss) from Superannuation	1,400	447	(953)
Net Gain/(loss) on equity investments in other sectors	1,045	4,347	3,302
Net Gain/(loss) on financial instruments at fair value	—	—	—
Other	—	46	46

Other Economic Flows - other comprehensive income	4,615	5,816	1,201

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	6,354	10,395	4,041

KEY FISCAL AGGREGATES

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	6,354	10,395	4,041

Less: Net Other Economic Flows	(5,581)	(9,055)	(3,474)

NET OPERATING BALANCE	773	1,340	567

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	7,138	6,537	(601)
Sales of Non-financial Assets	(560)	(283)	277
Less: Depreciation	(3,045)	(2,818)	227
Plus: Change in inventories	1	5	4
Plus: Other Movements in Non-financial Assets assets aquired using finance leases	539	510	(29)
other	(33)	299	332
Equals Total Net Acquisition of Non-Financial Assets	4,040	4,250	210

EQUALS: NET LENDING/(BORROWING)	(3,267)	(2,910)	357

1 - 154	Total State Sector Accounts

Note 38

Analysis of the General Government Sector Results

Budget Result

	Budget	Actual	Variation
	$m	$m	$m

Total Revenues	57,669	57,144	(525)
Total Expenses	56,896	55,804	(1,092)

Budget Result	773	1,340	567

The Budget result for the financial year ended 30 June 2011 was a surplus of $1,340 million. This represented a $567 million increase on the original 2010-11 estimate of a surplus of $773 million. An analysis of the result compared to the original Budget (as presented in the 2010-11 Budget Papers) is outlined below.

Total Revenues

Total revenues decreased by $525 million against budget as outlined below.

	Budget	Actual	Variation
	$m	$m	$m
Total Revenues
Taxation	20,194	20,395	201
Grants and Subsidies
Commonwealth general purpose	14,827	13,900	(927)
Commonwealth national agreements	6,817	6,860	43
Commonwealth national partnership payments	4,456	4,215	(241)
Other grants and subsidies	641	642	1
Sale of goods and services	4,584	4,658	74
Interest	325	468	143
Dividend and income tax equivalents from other sectors	1,705	1,982	277
Other dividends and distributions	347	430	83
Fines, regulatory fees and other	3,774	3,594	(180)

Total Revenues	57,669	57,144	(525)

Total State Sector Accounts	5 - 155

Note 38

Taxation

In total, taxation was $201 million over the Budget estimate.

Government guarantee fees charged to government businesses were $100 million lower than the Budget estimate. This is due to a change in policy that more closely replicates private sector interest rates, partly offset by lower borrowings.

Motor vehicle weight tax was $53 million higher than the Budget estimate as a result of higher than expected revenue from the tax rate increase funding the Metropolitan Transport Blueprint.

The Electricity Tariff Equalisation Ministerial Corporation reported a net increase in funds received from retailers ($177 million) due to national wholesale market prices being lower overall than the regulated cost component retailers charge their customers.

Payroll tax was $57 million higher than the Budget estimate reflecting slightly higher employment growth. Land tax fell short of the 2010-11 Budget estimate due to minor differences in the timing of assessments issued.

The Workers’ Compensation (Dust Diseases) Board contributions were higher than expected at Budget time ($75 million). This outcome was largely due to an increase in outstanding future claims liabilities as estimated by the actuary. This is offset by an increase in revenue.

Grants and Subsidies

Grants and subsidies in total were $1,124 million lower than Budgeted. Commonwealth general purpose payments were $927 million lower than expected mainly due to GST revenue ($881 million) which reflects lower Australian GST collections as a result of weaker consumption growth.

Commonwealth national agreements and Commonwealth national partnership payments were $198 million below the Budget estimate due to delays in payments from the Commonwealth under the Elective Surgery Waiting List Reduction Plan and the Health and Hospitals Fund together with funding for the Holbrook Bypass and other Nation Building funding being received in 2009-10 rather than 2010-11.

Sale of Goods and Services

Sale of goods and services includes revenue from the use of government assets as well as revenue generated by agencies in their normal trading activities.

Sales of goods and services exceeded the Budget estimate by $74 million mainly due to the Department of Transport receiving contract work for RailCorp for Barangaroo and an actuarial adjustment for personnel services of the Department of Family and Community Services.

1 - 156	Total State Sector Accounts

Note 38

Interest

Interest income includes returns on advances to public trading enterprises, returns on NSW Treasury Corporation deposits and on deposits with financial institutions.

Investment revenue improved by $143 million over the Budget estimate largely because of higher cash balances within the Crown Finance Entity from proceeds of the electricity transaction.

Financial Distributions (Dividends and Income Tax Equivalents)

Dividends and income tax equivalent payments are paid by commercial Government businesses to ensure competitive neutrality with the private sector and encourage the businesses to make commercial investment decisions.

Dividends and taxes increased by $277 million in 2010-11 largely due to higher profitability (and therefore dividends and income tax equivalents) in the energy sector along with an increase in income tax equivalent payments driven by gains on sale of the retail arms of the electricity distribution businesses.

Other dividends and distributions

Other dividends and distributions were $83 million above the Budget estimate. This was mainly due to higher than expected dividends from Snowy Hydro Limited and higher returns on investments held by NSW Self Insurance Corporation and the Long Service Leave Corporation.

Fines, Regulatory Fees and Other

Revenues from fines, regulatory fees and other revenues were $179 million lower than Budget estimates. Mining royalties were $528 million less than expected, largely driven by higher exchange rates and motor vehicle fines were $98 million less than budget reflecting a slower than expected roll-out of mobile speed cameras and revised placement of warning signs.

This was offset by

•	an increase in the transfer of council roads to the Roads and Traffic Authority of NSW following implementation of the NSW Road Reclassification Review ($110 million)

•	an increase in the value of of its private sector provided infrastructure assets ($61 million)

•	additional HIH recoveries received from the administrators ($34 million), and

•	an increase in asset sales costs recouped from the electricity retailers and generators ($33 million).

Total State Sector Accounts	5 - 157

Note 38

Expenses

Total expenses fell by $1.1 billion against budget as outlined below.

NSW Police Force expenses were $138 million higher than budget primarily due to increases in death and disability expenses following a further update of actuarial assessment.

NSW Rural Assistance Authority expenses were $88 million higher than the budget estimate. A total of $101 million of payments to be made in 2011-12 were expensed in 2010-11 as applications for Exceptional Circumstances and Natural Disaster Relief and Recovery grants were received in late 2010-11. This was offset by an under expenditure in Exceptional Circumstances grants in 2010-11 of $13 million.

Workers’ Compensation (Dust Diseases) Board expenses were $73 million higher than budget mainly due to an increase in outstanding future liabilities as estimated by the actuary. This is offset by an increase in revenue.

Department of Rural Fire Service expenses were $57 million higher than the budget estimate due to additional expenditure related to Bushfire Hazard Mitigation initiatives and acceleration to the upgrading of the Private Mobile Radio as a result of the Victorian Bushfire Royal Commission.

Department of Transport expenses were $347 million lower than the Budget estimate. This was primary due to a budgeted payment of $350 million for the South West Rail link being brought forward and paid in 2009-10.

Crown Finance Entity expenses were $218 million lower than the Budget estimate. This decrease was driven by a number of factors including lower superannuation costs ($10 million), lower costs associated with the privatisation of government assets ($44 million) and lower natural disaster costs ($64 million). This is offset by higher payments to the Australian Tax Office for GST administration expenses ($27 million).

NSW Self Insurance Corporation expenses were $165 million lower than the budget estimate due to the reduction in outstanding workers’ compensation liabilities following a revision to the assumptions underlying the actuarial model ($135 million) and favourable claims experience on the public liability portfolio ($57 million) and the Home Warranty Insurance Scheme ($19 million). These reductions were partially offset by an increase in workers’ compensation claims in NSW Police as the flow on effect of the NSW Police Death and Disability Scheme ($49 million).

Department of Trade and Investment, Regional Infrastructure & Services expenses were $151 million lower than the Budget estimate mainly due to lower than expected uptake of the Energy Rebate Scheme ($45 million) and the Sustaining the Basin Farm Modernisation Project for Border Rivers-Gwydir ($9 million), carry forward of funding to future years for the Major Investment Attraction Scheme ($19 million), Regional Development Assistance program ($18 million), Country Towns Water Supply and Sewerage Program ($25 million), the Clean Coal Fund ($18 million) and the reclassification of recurrent expenditure for the Hawkesbury Nepean River Package ($12 million).

Minister Administering the Environmental Planning and Assessment Act expenses were lower than the Budget estimate by $89 million. This was due to the transfer of land to other government bodies accounted for as equity transfer rather than expense.

1 - 158	Total State Sector Accounts

Note 38

Department of Health expenses were lower than the budget by $71 million due to savings in employee related costs, depreciation expense and telecommunication costs. These were offset by increased costs for electricity, VMO cost, grants and cross border flows.

Department of Finances and Services expenses were lower than budgeted by $53 million due to lower employee related costs and superannuation contributions.

Department of Planning and Infrastructure expenses were $36 million lower than the Budget estimate. This was mainly due to underspend on the Comprehensive Housing Supply and Priority Infrastructure Fund. Grants were withheld from Local Government awaiting determination by the Independent Pricing and Regulatory Tribunal.

The expense increases detailed above were offset by the use of the Treasurers Advance ($300 million), which is included as a budgeted expense within ‘other operating expenses’.

Operating Result

The operating result was $2,840 million better than the Budget estimate. This was due to the $567 million improvement on the Budget result previously discussed and a number of other gains and losses not recognised in the Budget result. Gains include:

•	$3,207 million profit on the transfer of businesses to the Private sector (mainly New South Wales retail electricity operation)

•	$106 million share of earnings from Associates mainly from Snowy Hydro Ltd.

Offsetting losses includes:-

•	deferred income tax accruals from Public Trading Enterprises of $390 million associated with Delta and Eraring

•	$232 million for impairment of receivables, including a $143 million impairment of a one-off stamp duty assessment, which is subject to appeal in the Supreme Court

•	Gains on asset disposals were $217 million lower than budget, as assets sales previously anticipated in the 2006 Economic Financial Statement did not proceed.

•	$111 million for Roads and Traffic Authority assets written off during the year.

Net Lending

Net lending was $357 million lower than the Budget estimate primarily due to an improvement of $567 million in the Budget result. The additional improvement is due to lower capital expenditures ($601 million), offset by lower asset sales ($277 million), a reversal to depreciation ($227 million) and non-cash grant revenue.

Total State Sector Accounts	5 - 159

Note 38

THE NSW GENERAL GOVERNMENT SECTOR

STATEMENT OF FINANCIAL POSITION

AS AT 30 JUNE 2011

	Budget $m	Actual $m	Variance $m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	2,901	8,258	5,357
Receivables	5,385	5,785	400
Tax Equivalents Receivable	220	408	188
Financial Assets at Fair Value	7,587	7,577	(10)
Advances paid	1,122	891	(231)
Deferred Tax Equivalents	5,655	5,363	(292)
Equity
Investments in Other Public Sector Entities	77,421	84,232	6,811
Investments in Associates	1,133	1,336	203
Other	—	—	—
Total Financial Assets	101,425	113,850	12,425

Non-Financial Assets
Inventories	229	276	47
Forestry Stock and Other Biological Assets	7	9	2
Assets Classified as Held for Sale	68	248	180
Investment Properties	274	236	(38)
Property, Plant and Equipment
Land and Buildings	55,390	58,388	2,998
Plant and Equipment	7,973	8,837	864
Infrastructure Systems	58,028	60,490	2,462
Intangibles	1,126	1,425	299
Other	1,003	1,235	232
Total Non-financial Assets	124,098	131,144	7,046

TOTAL ASSETS	225,523	244,994	19,471

LIABILITIES
Deposits Held	57	1,378	1,321
Payables	3,207	3,937	730
Tax Equivalents Payable	35	47	12
Borrowings and Derivatives at Fair Value	20	21	1
Borrowings at Amortised Cost	22,901	22,509	(392)
Advances Received	861	770	(91)
Employee Provisions	10,839	11,627	788
Superannuation Provision	26,157	32,333	6,176
Deferred Tax Equivalent Provision	748	660	(88)
Other Provisions	5,712	5,878	166
Other	2,688	2,547	(141)

TOTAL LIABILITIES	73,224	81,707	8,483

NET ASSETS	152,299	163,287	10,988

1 - 160	Total State Sector Accounts

Note 38

Analysis of the General Government Sector Statement of Financial Position

	Budget	Actual	Variance
	$m	$m	$m
NET WORTH
Accumulated Funds	26,918	30,437	3,519
Reserves	125,381	132,850	7,469

TOTAL NET WORTH	152,299	163,287	10,988

OTHER FISCAL AGGREGATES
Net Debt	12,228	7,952	(4,276)
Net Financial Liabilities	49,219	52,089	2,870

Net Debt

Net debt was $7,952 million at 30 June 2011. This was $4,276 million lower than the Budget estimate primarily due to the improvement in the budgeted cash result ($750 million), the proceeds from the New South Wales electricity transactions, and the sale of Waste Service and Processing Corporation.

Net Financial Liabilities

Net financial liabilities were $52,089 million at 30 June 2011. This was $2,870 million higher than the Budget estimate due to an increase in the opening balance of superannuation liabilities resulting from a lower than expected investment return and discount rate for 2009-10. This was offset by the improvement in the net lending result and the electricity and WSN transactions referred to above.

Net Worth

Net worth was $163,287 million at 30 June 2011. This was $10,988 million higher than the Budget estimate. The improvement in net worth reflects a stronger operating result, higher equity value of the PTE/PFE sector, higher valuation of non financial assets partly offset by lower than expected superannuation gains compared to the original Budget.

Total State Sector Accounts	5 - 161

Note 38

THE NSW GENERAL GOVERNMENT SECTOR

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2011

	Budget	Actual	Variance
	$m	$m	$m
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation	20,078	20,523	445
Sale of Goods and Services	5,054	5,378	324
Grants and Subsidies	26,769	25,429	(1,340)
Interest	355	464	109
Dividends and Income Tax Equivalents from Other Sectors	1,873	2,058	185
Other	5,760	5,294	(466)

Total Receipts	59,889	59,146	(743)

Payments
Employee Related	(24,150)	(23,541)	609
Superannuation	(3,007)	(2,988)	19
Payments for goods and services	(13,684)	(13,508)	176
Grants and Subsidies	(10,096)	(9,620)	476
Interest	(1,385)	(1,230)	155
Other	(2,804)	(3,076)	(272)

Total Payments	(55,126)	(53,963)	1,163

NET CASH FLOWS FROM OPERATING ACTIVITIES	4,764	5,183	419

CASH FLOWS FROM INVESTING ACTIVITIES

Non-financial Assets
Proceeds from Sale of Non-financial Assets	567	271	(296)
Purchases	(7,116)	(6,489)	627

Net Cash Flows from Investments in Non-financial Assets	(6,549)	(6,218)	331

Financial Assets (Policy Purposes)
Receipts	346	3,773	3,427
Payments	(227)	(158)	69

Net Cash Flows from Investments in Financial Assets (Policy Purposes)	119	3,615	3,496

Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments	24	739	715
Purchase of Investments	(347)	(964)	(617)

Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)	(323)	(225)	98

NET CASH FLOWS FROM INVESTING ACTIVITIES	(6,753)	(2,828)	3,925

1 - 162	Total State Sector Accounts

Note 38

Analysis of the General Government Sector Statement of Cash Flows

	Budget	Actual	Variance
	$m	$m	$m

CASH FLOWS FROM FINANCING ACTIVITIES
Advances received	80	—	(80)
Advances repaid	(52)	(53)	(1)
Proceeds from borrowings	3,697	3,375	(322)
Repayments of Borrowings	(1,685)	(1,820)	(135)
Deposits received (net)	(9)	1,362	1,371
Other (net)	—	(36)	(36)

NET CASH FLOWS FROM FINANCING ACTIVITIES	2,031	2,828	797

NET INCREASE/(DECREASE) IN CASH HELD	42	5,183	5,141

Opening Cash and Cash Equivalents	(a)	3,071	(a)
Reclassification of Cash Equivalents	(a)	4	(a)

CLOSING CASH BALANCE	(a)	8,258	(a)

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities	4,764	5,183	419
Net Cash Flows from Investments in Non-Financial Assets	(6,549)	(6,218)	331

CASH SURPLUS/(DEFICIT)	(1,785)	(1,035)	750

(a)	Not published in 2010-11 Budget Estimates.

Cash Result

The cash deficit of $1,035 million was $750 million lower than the original Budget deficit. The improved cash result is more favourable than the change in the Budget result because:

•	the Budget result includes additional non-cash expenses relating to actuarial valuations of employee and superannuation liabilities

•	there are timing differences between cash and accrued dividends and tax equivalents.

Total State Sector Accounts	5 - 163

Note 39

Note 39:	Details of Consolidated Entities

The Total State Sector comprises the following entities and the entities that they control. Unless stated otherwise (below) the State has a full ownership interest in the controlled entities. Data was not consolidated for a number of small entities controlled by the state government (identified below with an asterisk) as they are not considered material for whole-of-government purposes. For completeness, they have been listed below as part of the State reporting entity.

Only two controlled entities have reporting dates dissimilar to the 30 June Total State Sector Accounts reporting date. The reporting dates for the Sydney Cricket and Sports Ground Trust (28 February) and the Parramatta Stadium Trust (31 December) are different as they are aligned to the sporting year associated with their primary activities. It is considered impracticable and not material to the results and financial position of the Total State Sector Accounts to attempt to align the reporting periods of these Trusts to 30 June. Accordingly the annual financial results of these two trusts for their previous year (ending February and December respectively) have been consolidated into the 30 June based Total State Sector Accounts.

1 - 164	Total State Sector Accounts

Note 39

General Government Sector Agencies

Aboriginal Housing Office	Murrumbidgee Local Health Network (c)
Agricultural Scientific Collections Trust(*)	Nepean Blue Mountains Local Health Network (c)
Art Gallery of New South Wales Trust	Northern NSW Local Health Network (c)
The Australian Institute of Asian Culture and Visual	Northern Sydney Local Health Network (c)
Arts Limited	South Eastern Sydney Local Health Network (c)
Art Gallery of NSW Foundation (*)	Southern NSW Local Health Network (c)
Australian Museum Trust	South Western Sydney Local Health Network (c)
Barangaroo Delivery Authority	Sydney Local Health Network (c)
Office of the Barangaroo Authority	Western NSW Local Health Network (c)
Belgenny Farm Agricultural Heritage Centre Trust(*)	Western Sydney Local Health Network (c)
Border Rivers-Gwydir Catchment Management	The Agency for Clinical Innovation
Authority	Bureau of Health Information
Building Insurers’ Guarantee Corporation (*)	Clinical Education and Training Institute
Cancer Institute (NSW)	Clinical Excellence Commission
Cancer Institute Division	Forensic Mental Health Network (c)
Casino, Liquor and Gaming Control Authority	Health Reform Transitional Organisation Northern (c)
CB Alexander Foundation (*)	Health Reform Transitional Organisation Southern (c)
Centennial Park and Moore Park Trust	Health Reform Transitional Organisation Western (c)
Centennial Parklands Foundation (*)	The Sydney Children’s Hospital Network (Randwick
Centennial Parklands Foundation Limited (*)	and Westmead) (incorporating The Royal Alexandra
Central Coast Regional Development Corporation(*), (e)	Hospital for Children) (c)
Central West Catchment Management Authority	Health Administration Corporation
Chief Investigator of the Office of Transport Safety	Justice Health
Investigations	Department of Planning and Infrastructure(b)
Chipping Norton Lake Authority (*)	Department of Premier and Cabinet
Combat Sports Authority of New South Wales (*)	Department of Primary Industries (b)
Commission for Children and Young People	Department of Rural Fire Service
Community Relations Commission	Department of Trade and Investment, Regional
Office of the Community Relations Commission	Infrastructure and Services(b)
Communities NSW (a)	Department of Transport(b)
Compensation Authorities Staff Division	Transport Special Services Group
Corporation Sole ‘Minister Administering	Roads and Traffic Authority of New South Wales(m)
Environmental Planning and Assessment Act, 1979’	Roads and Traffic Authority Division
Corporation Sole ‘Minister Administering the Heritage	Election Funding Authority of New South Wales (*)
Act, 1977’ (*)	Electricity Tariff Equalisation Ministerial Corporation
Crown Entity, including the Consolidated Fund and	Energy Corporation of New South Wales
Crown Finance Entity	Energy Corporation Division
Dams Safety Committee (*)	Environmental Protection Authority (*)
Department of Attorney General and Justice(b)	Environmental Trust
Department of Education and Communities (b)	Events New South Wales Pty Ltd
New South Wales Technical and Further Education	Fire and Rescue NSW(l)
Commission	Game Council of New South Wales (*)
TAFE Commission Division	Hawkesbury-Nepean Catchment Management
Department of Environment, Climate Change and	Authority
Water (a)	Health Care Complaints Commission
Department of Family and Community Services(b)	Office of the Health Care Complaints Commission
Department of Finance and Services(b)	Health Foundation of NSW (*)
Australian Centre for Advanced Computing and	Historic Houses Trust of New South Wales
Communications Pty Limited	Home Care Service of New South Wales
The New South Wales Government	Home Care Service Division
Telecommunications Authority	Home Purchase Assistance Fund
TELCO Special Purpose Division	Hunter Development Corporation
Department of Health	Hunter-Central Rivers Catchment Management
Central Coast Local Health Network (c)	Authority
Far West Local Health Network (c)	Independent Commission Against Corruption
Hunter New England Local Health Network (c)	Independent Pricing and Regulatory Tribunal
Illawarra Shoalhaven Local Health Network (c)	Independent Pricing and Regulatory Tribunal Division
Mid North Coast Local Health Network (c)

Total State Sector Accounts	5 - 165

Note 39

Independent Transport Safety Regulator (f)	NSW Trustee and Guardian
Independent Transport Safety Regulator Division	Office of the Board of Studies
Information and Privacy Commission	Board of Studies Casual Staff Division
Infrastructure Implementation Corporation (*)	Board of Studies Inspectors Division
Internal Audit Bureau of New South Wales (*)	Office of the Director of Public Prosecutions
Judicial Commission of New South Wales	Office of the Hawkesbury-Nepean
Lachlan Catchment Management Authority	Ombudsman’s Office
Lake Illawarra Authority (*)	Parramatta Park Trust (*)
Lands Administration Ministerial Corporation (*)	Police Integrity Commission
Land and Property Management Authority (a)	Office of the Police Integrity Commission
Legal Aid Commission of New South Wales	Police Integrity Commission Division
Legal Aid Commission Temporary Staff Division	Redfern-Waterloo Authority
Office of the Legal Aid Commission	Office of the Redfern-Waterloo Authority
Liability Management Ministerial Corporation	Rental Bond Board
Library Council of New South Wales	Rental Bond Board Special Purpose Division
Livestock Health and Pest Authorities Division(*)	Royal Botanic Gardens and Domain Trust
Long Service Corporation(k)	Small Business Development Corporation of New
Building and Construction Industry Long Service	South Wales(*)
Payments Corporation Casual Staff Division	Southern Rivers Catchment Management Authority
Lord Howe Island Board (*)	Sporting Injuries Committee (*)
Lower Murray-Darling Catchment Management	State Emergency Service
Authority	State Management Council of Livestock Health and
Luna Park Reserve Trust	Pest Authorities (*)
Marine Parks Authority (*)	State Property Authority
Maritime Authority of NSW	State Records Authority
Maritime Authority of NSW Division	State Rescue Board of New South Wales(*)
Mine Subsidence Board (*)	Superannuation Administration Corporation
Ministerial Corporation for Industry(*)	Sydney Metropolitan Development Authority (h)
Ministry for Police and Emergency Services (b)	Office of the Sydney Metropolitan Development
Motor Accidents Authority of New South Wales	Authority (g))
Murray Catchment Management Authority	Sydney Olympic Park Authority
Murrumbidgee Catchment Management Authority	Sydney Olympic Park Authority Casual Staff Division
Namoi Catchment Management Authority	Parklands Foundation Limited
National Arts School(*)	Technical Education Trust Fund (*)
Natural Resources Commission	The Audit Office of New South Wales
Natural Resources Commission Division	The Legislature
New South Wales Board of Vocational Education and	The Sesquicentenary of Responsible Government
Training(*)	Trust Fund (*)
New South Wales Crime Commission	The Treasury
Office of the New South Wales Crime Commission	Trustees of the Anzac Memorial Building (*)
New South Wales Crime Commission Division	Trustees of the Museum of Applied Arts and Sciences
Office of the New South Wales Electoral Commission	Upper Parramatta River Catchment Trust (*)
New South Wales Film and Television Office	Vocational Education and Training Accreditation
New South Wales Institute of Psychiatry(*)	Board (*)
New South Wales Institute of Sport(*)	Water Administration Ministerial Corporation
New South Wales Rural Assistance Authority	Western Catchment Management Authority
Office of the Rural Assistance Authority	Western Sydney Parklands Trust
Northern Rivers Catchment Management Authority	Wild Dog Destruction Board (*)
NSW Businesslink Pty Ltd	WorkCover Authority
NSW Food Authority	WorkCover Authority Casual Staff Division
Office of the NSW Food Authority	Workers’ Compensation (Dust Diseases) Board
NSW Institute of Teachers(*)
NSW Police Force
NSW Self Insurance Corporation

1 - 166	Total State Sector Accounts

Note 39

Public Non-Financial Corporations

Ausgrid(h)	Residual Business Management Corporation
City West Housing Pty Ltd	Pacific Solar Pty Limited and Pacific Power
Cobar Water Board (*)	(Subsidiary No 1) Pty Limited
Cobbora Holding Company Pty Ltd (p)	State Sporting Venues Authority (*)
Cobbora Coal Mine Pty Limited (p)	State Rail Authority Residual Holding Corporation
Cobbora Rail Company Pty Limited (p)	State Transit Authority of New South Wales(n)
CCP Holdings Pty Limited	State Transit Authority Division
Cobbora Coal Unit Trust	Western Sydney Buses Division
Cobbora Management Company Pty Limited	State Water Corporation
Cobbora Unincorporated Joint Venture	Sydney Catchment Authority
Mid West Primary Pty Ltd (s)	Sydney Catchment Authority Division
Midwest Development Corporation Pty Ltd (s)	Sydney Cricket and Sports Ground Trust
Rocky Point Holdings Pty Ltd (s)	Sydney Cricket and Sports Ground Trust Division
Country Rail Infrastructure Authority(i) (m)	Sydney Ferries(n)
Delta Electricity	Sydney Harbour Foreshore Authority
Delta Electricity Australia Pty Ltd	Cooks Cove Development Corporation
Endeavour Energy(h)	Office of the Sydney Harbour Foreshore Authority
Eraring Energy	Sydney Harbour Authority Casual Staff Division
Essential Energy(h)	Sydney Metro (m)
NorthPower Energy Service Pty Limited	Sydney Metro Division (r)
Forestry Commission of New South Wales	Sydney Opera House Trust
Forestry Commission Division	Sydney Ports Corporation
Hunter Region Sporting Venues Authority	Sydney Water Corporation
Hunter Water Corporation	Australian Water Technologies Pty Ltd
Hunter Water Australia Pty Ltd	AWT International (Thailand Limited)
Illawarra Venues Authority	Sydney Desalination Plant Pty Limited
Jenolan Caves Reserves Trust (*)	Teacher Housing Authority of New South Wales
Landcom	TransGrid
Macquarie Generation	Transport Construction Authority(j) (m)
Newcastle Port Corporation	Waste Assets Management Corporation (o)
New South Wales Land and Housing Corporation	Waste Recycling and Processing Corporation (WSN
Parramatta Stadium Trust	Environmental Solutions) (n)
Port Kembla Port Corporation	Wentworth Park Sporting Complex Trust (*)
Public Transport Ticketing Corporation	Zoological Parks Board of New South Wales
Rail Corporation New South Wales (n)	Zoological Parks Board Division

Public Financial Corporations

Fair Trading Administration Corporation
First Australian Mortgage Acceptance Corporation
(FANMAC) Trusts
Lifetime Care and Support Authority of New South
Wales
New South Wales Treasury Corporation
Treasury Corporation Division
TCorp Nominees Pty Limited

(*)	Data was not consolidated for a number of small entities controlled by the state government as they are not considered material for whole-of-government purposes. For completeness, they have been listed above as part of the State reporting entity.
(a)	The agency was abolished as a result of the Public Sector Employment and Management (Departments) Order 2011
(b)	The agency was established or restructured as a result of the Public Sector Employment and Management (Departments) Order 2011
(c)	The agency was established as a result of amendments to the Health Services Act 1997 effective 1 January 2011.
(d)	The State Sports Centre Trust was dissolved on 30 November 2009, and its residual net assets were transferred to the Sydney Olympic Park Authority.
(e)	Festival Development Corporation renamed Central Coast Regional Development Corporation on 3 September 2010.
(f)	The Independent Transport Safety and Reliability Regulator changed its name to Independent Transport Safety Regulator effective from 1 July 2010.

Total State Sector Accounts	5 - 167

Note 39

(g)	Sydney Metropolitan Development Authority was established 17 December 2010.
(h)	On the 1 March 2011 EnergyAustralia Network changed its name to Ausgrid, Integral Energy Network changed its name to Endeavour Energy, Country Energy Network changed its name to Essential Energy due to the electricity retailers transaction.
(i)	Rail Infrastructure Corporation changed its name to Country Rail Infrastructure Authority effective 1 July 2010
(j)	Transport Infrastructure Development Corporation changed its name to Transport Construction Authority effective 1 July 2010
(k)	Building and Construction Industry Long Service Payments Corporation reconstituted as Long Service Corporation effective 1 January 2011.
(l)	NSW Fire Brigades changed its name to Fire and Rescue NSW effective 1 January 2011
(m)	Controlled entities of Department of Transport
(n)	In 2010-11, the State sold the public trading enterprise business, Waste Recycling and Processing Corporation trading as WSN Environmental Solutions (WSN) to SembSita Australia Pty Ltd.
(o)	The State established the Waste Assets Management Corporation, a public trading enterprise to manage certain assets, rights and liabilities of WSN that were not sold, including the landfill sites at Belrose and Eastern Creek.
(p)	The company was incorporated effective 13 January 2011.
(q)	The Office of the Sydney Harbour Foreshore Authority was abolished in June 2010.
(r)	The Sydney Metro Division was abolished effective 1 July 2010.
(s)	Effective 28 February 2011, ownership of Rocky Point Holdings Pty Ltd, Mid West Primary Pty Ltd and Midwest Development Corporation Pty Ltd was transferred to Cobbora Holding Company Pty Ltd from Eraring Energy, Delta Electricity and Macquarie Generation respectively.

1 - 168	Total State Sector Accounts

Note 40

Note 40:	Key Technical Terms used in the Financial Statements

ABS GFS Manual: The Australian Bureau of Statistics (ABS) publication Australian System of Government Finance Statistics: Concepts, Sources and Methods as updated from time to time.

advances: loans acquired or made for policy purposes rather than liquidity management purposes.

cash surplus/(deficit): net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid.

comprehensive result (total change in net worth before transactions with owners as owners): net result of all items of income and expense recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

convergence difference: the difference between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement, classification and consolidation principles and rules.

financial asset is any asset that is:

(a)	cash;

(b)	an equity instrument of another entity;

(c)	a contractual right:

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

(d)	a contract that will or may be settled in the entity’s own equity instruments and is:

(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

General Government Sector (GGS): an ABS classification of agencies that provide public services (such as health, education and police) or perform a regulatory function. Agencies in the GGS are funded in the main by taxation (directly or indirectly).

Government Finance Statistics (GFS): system of financial reporting developed by the International Monetary Fund and used by the Australian Bureau of Statistics to classify the financial transactions of governments and measure their impact on the rest of the economy.

key fiscal aggregates: balances useful for macro-economic analysis purposes, including assessing the impact of a government and its sectors on the economy. AASB 1049 prescribes: net worth, net operating balance, net lending/(borrowing), total change in net worth, and cash surplus/(deficit).

net cash flows from investments in financial assets (liquidity management purposes): cash receipts from liquidation or repayment of investments in financial assets for liquidity management purposes less cash payments for such investments. Investment for liquidity management purposes means making funds available to others with no policy intent and with the aim of earning a commercial rate of return.

Total State Sector Accounts	5 - 169

Note 40

net cash flows from investments in financial assets (policy purposes): cash receipts from the repayment and liquidation of investments in financial assets for policy purposes less cash payments for acquiring financial assets for policy purposes. Acquisition of financial assets for policy purposes is distinguished from investments in financial assets (liquidity management purposes) by the underlying government motivation for acquiring the assets. Acquisition of financial assets for policy purposes is motivated by government policies such as encouraging the development of certain industries or assisting citizens affected by natural disaster.

net debt: calculated as the sum of the following financial liabilities (deposits held, borrowings and derivatives and advances received) less the sum of the following financial assets (cash and deposits, advances paid and investments loans and placements).

net financial liabilities: calculated as total liabilities, less financial assets, other than equity in PNFCs and PFCs. This measure is broader than net debt as it includes significant liabilities other than borrowings such as superannuation and employee provisions, and insurance claim obligations.

net gain on equity investments in other sectors: comprises the net gains relating to the equity held by the GGS in other sector entities. It arises from a change in the carrying amount of net assets of the subsidiaries. The net gains are measured (in the absence of market values) based on the carrying amount of net assets/(liabilities) before elimination of intersector balances.

net lending/(borrowing): the financing requirement of government, calculated as the net operating balance less the net acquisition of non-financial assets. A positive result reflects a net lending position and a negative result reflects a net borrowing position.

net operating balance (net result from transactions): calculated as revenue from transactions minus expenses from transactions. It excludes gains and losses resulting from changes in price levels and other changes in the volume of assets.

net worth: an economic measure of wealth and is equal to total assets less total liabilities.

operating result: a measure of financial performance from the operations for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as ‘other comprehensive income’.

other economic flows: changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets).

Public Financial Corporations (PFC) sector: an ABS sector classification of government controlled agencies that have one or more of the following functions:

•	That of a central bank

•	The acceptance of demand, time or savings deposits, or

•	The authority to incur liabilities (such as insurance) and acquire financial assets in the market on their own account.

The sector is also commonly referred to as the Public Financial Enterprise (PFE) sector.

1 - 170	Total State Sector Accounts

Note 40

Public Non-Financial Corporations (PNFC) sector: an ABS sector classification of government controlled agencies where user charges represent a significant proportion of revenue, and the agencies operate within a broadly commercial orientation. The sector is also commonly referred to as the Public Trading Enterprise (PTE) sector.

transactions: interactions between two institutional units by mutual agreement or actions within a unit that it is analytically useful to treat as transactions, such as depreciation expense. Unlike revaluations, transactions generally reflect economic events that impact the economy.

End of Audited Financial Statements

Total State Sector Accounts	5 - 171

Outcomes Report

2010 - 2011

Outcomes Report	6 - 1

Uniform Presentation Framework: Outcomes Report

Purpose

The Outcomes Report presents financial aggregates according to the revised Uniform Presentation Framework (UPF) agreed by the Australian Loan Council in March 2008.

The Australian Loan Council includes each state and territory Treasurer and the Australian Treasurer. It monitors public sector finances, particularly the forecast cash surplus/deficit of governments and their future financing/investing requirements. Accordingly, the objective of the UPF is to “facilitate a better understanding of individual government’s budget papers and provide for more meaningful comparisons of each government’s financial results and projections”.

The UPF financial aggregates serve a number of purposes including:

•	allowing comparisons between the financial position of Australian governments on a consistent basis

•	facilitating time series comparisons since they are relatively unaffected by changes in public sector administrative structures and

•	permitting an assessment of the impact of NSW public sector transactions on the economy by providing data classified by economic type.

Relationship with other reporting

Information in the Outcomes Report is not audited, however it has been prepared consistent with the audited Total State Sector Accounts.

The format of the aggregates is based on a reporting standard set out by the Australian Accounting Standards Board – AASB1049 Whole of Government and General Government Sector Financial Reporting.

Several tables in the Outcomes Report are consistent with those reported in the Total State Sector Accounts but are repeated here for completeness.

This Outcomes Report compares for 2010-11 the published NSW Budget with the outcome for the year. Financial aggregates are published for the following government sectors:

•	general government sector

•	public non-financial corporation (PNFC) sector

•	non financial public sector

•	public financial corporation (PFC) sector.

Budget estimates for the NSW Public Financial Corporations Sector are not provided as budget data is not available. In addition to the reporting requirements, a consolidated NSW Total State Public Sector Statement of Financial Position by sector (Table 1) has been included. This assists in analysis of the Statement of Financial Position for the Total State Sector.

6 - 2	Outcomes Report

Since the time the budget was prepared, some disclosures have been refined to provide further information. Where appropriate, budget amounts have been reclassified to report information consistent with the outcome presentation as well as to correct for any misclassifications.

Loan Council Reporting

Table 19 compares the NSW Loan Council Allocation (LCA) estimate at the time of the Budget with the result for 2010-11.

As confirmed at the 1997 Loan Council meeting, governments are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the Government’s termination liabilities and disclosed as a footnote to, rather than as a component of LCAs

Table 19 shows a LCA outcome for 2010-11 of $0.7 billion compared with the Budget-time estimate of $7.4 billion. The result exceeds the tolerance limit of $1.5 billion.

The main reason for the change between the budget time estimate and the outcome is the recognition of the $4 billion proceeds from sale of the retail electricity businesses and the sale of WSN Environmental Solutions. It is not customary to present these transactions in budget estimates for commerciality reasons.

The memorandum items included in the LCA were impacted by an increase in superannuation reserves. This was because benefit payments were lower than expected and investment earnings were slightly higher than expected. The actual superannuation earning rate was 10.1 per cent, 1.5 per cent higher than the 8.6 per cent estimate at budget time.

Outcomes Report	6 - 3

Table 1:	NSW Public Sector Statement of Financial Position at 30 June 2011 (a)

	General Government $m	Public Non-financial Corporation $m	Total Non-financial Sector $m	Public Financial Corporations $m	Total State Sector $m

Assets
Financial Assets
Cash and Cash Equivalent Assets	8,258	2,396	10,653	1,428	11,758
Receivables	5,785	2,291	6,354	1,268	6,763
Tax Equivalents Receivable	408	47	—	—	—
Financial Assets at Fair Value	7,577	2,504	9,660	58,144	19,987
Advances paid	891	34	447	—	447
Deferred Tax Equivalents	5,363	660	—	—	—
Equity
Investments in Other Public Sector Entities	84,232	—	(890)	—	—
Investments in Associates	1,336	—	1,336	—	1,336
Other	—	7	7	—	7
Total Financial Assets	113,850	7,939	27,567	60,840	40,298
Non-Financial Assets
Inventories	276	1,064	1,340	—	1,340
Forestry Stock and Other Biological Assets	9	750	759	—	759
Assets Classified as Held for Sale	248	46	293	—	293
Investment Properties	236	546	782	—	782
Property, Plant and Equipment
Land and Buildings	58,388	50,003	108,390	10	108,400
Plant and Equipment	8,837	4,284	13,122	5	13,127
Infrastructure Systems	60,490	63,150	123,640	—	123,640
Intangibles	1,425	1,527	2,952	9	2,961
Other	1,235	446	1,531	1	1,532
Total Non-financial Assets	131,144	121,816	252,809	25	252,834

Total Assets	244,994	129,755	280,376	60,865	293,132

Liabilities
Deposits Held	1,378	90	1,469	1,099	1,858
Payables	3,937	3,419	6,885	572	6,710
Tax Equivalents Payable	47	395	—	13	—
Borrowings and Derivatives at Fair Value	21	489	509	58,495	59,271
Borrowings at Amortised Cost	22,509	28,314	50,402	24	2,721
Advances Received	770	478	770	—	770
Employee Provisions	11,627	2,141	13,731	5	13,737
Superannuation Provision (b)	32,333	1,720	34,053	1	34,054
Deferred Tax Equivalent Provision	660	5,363	—	—	—
Other Provisions	5,878	1,774	6,489	1,542	7,939
Other	2,547	450	2,781	4	2,785

Total Liabilities	81,707	44,633	117,089	61,755	129,845

NET ASSETS	163,287	85,122	163,287	(890)	163,287

6 - 4	Outcomes Report

Table 1:	NSW Public Sector Statement of Financial Position at 30 June 2011 (cont)

	General Government $m	Public Non-financial Corporation $m	Total Non-financial Sector $m	Public Financial Corporations $m	Total State Sector $m
Net Worth
Accumulated Funds	30,437	44,346	70,847	(890)	69,957
Reserves	132,850	40,776	92,440	—	93,330

TOTAL NET WORTH	163,287	85,122	163,287	(890)	163,287

OTHER FISCAL AGGREGATES
Net Financial Worth (c)	32,143	(36,694)	(89,522)	(915)	(89,547)
Net Financial Liabilities (d)	52,089	36,694	88,632	915	89,547
Net Debt (e)	7,952	24,437	32,390	46	32,428

(a)	This table has been presented on a liquidity basis as per AASB 1049. Amounts may not add across due to inter sector eliminations.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.
(e)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.

Outcomes Report	6 - 5

Table 2:	NSW General Government Sector Statement of Comprehensive Income

	2010-11 $m (Budget)	2010-11 $m (Actual)
Revenue from transactions
Taxation	20,194	20,395
Grant and Subsidies
Commonwealth - general purpose	14,827	13,900
Commonwealth - national agreements	6,817	6,860
Commonwealth - national partnership payments	4,456	4,215
Other grants and subsidies	641	642
Sale of goods and services	4,584	4,658
Interest	325	468
Dividend and income tax equivalent income from other sectors	1,705	1,982
Other dividends and distributions	347	430
Fines, regulatory fees and other	3,774	3,594
Total Revenue from transactions	57,669	57,144

less Expenses from transactions
Employee	24,693	24,434
Superannuation
Superannuation interest cost	867	835
Other superannuation	2,206	2,210
Depreciation and amortisation	3,045	2,818
Interest	1,953	1,826
Other property	1	1
Other operating	12,481	12,281
Grants and Transfers
Current grants and transfers	8,605	8,905
Capital grants and transfers	3,045	2,494
Total Expenses from transactions	56,896	55,804

BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Balance]	773	1,340

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	69	86
Other net gains/(losses)	493	72
Share of earnings from associates (excluding dividends)	47	153
Dividends from asset sale proceeds	188	3,406
Deferred Income Tax from Other Sectors	—	(174)
Other	169	(304)
Operating result (accounting basis)	1,739	4,579

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)	1,401	447
Revaluations	2,170	976
Net gain/(loss) on equity investments in other sectors	1,045	4,347
Net gain/(loss) on financial instruments at fair value	—	—
Other	—	46

Comprehensive result - total change in net worth	6,354	10,395

6 - 6	Outcomes Report

Table 2:	NSW General Government Sector Statement of Comprehensive Income (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)
KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth	6,354	10,395
Less: Net other economic flows	(5,581)	(9,055)
equals: Budget Result - net operating balance	773	1,340
less Net acquisition of non-financial assets
Purchases of non-financial assets	7,138	6,537
Sales of non-financial assets	(560)	(283)
less Depreciation	(3,045)	(2,818)
plus Change in inventories	1	5
plus Other movements in non-financial assets
- assets acquired utilising finance leases	539	510
- other	(33)	299
equals Total Net acquisition of non-financial assets	4,040	4,250
equals Net Lending/(Borrowing) [Fiscal Balance]	(3,267)	(2,910)

Outcomes Report	6 - 7

Table 3:	NSW General Government Sector Statement of Financial Position at 30 June(a)

	2011 $m (Budget)	2011 $m (Actual)

Assets
Financial Assets
Cash and cash equivalent assets	2,901	8,258
Receivables	5,385	5,785
Tax Equivalents Receivable	220	408
Financial Assets at Fair Value	7,587	7,577
Advances paid	1,122	891
Deferred Tax Equivalents	5,655	5,363
Equity
Investments in Other Public Sector Entities	77,421	84,232
Investments in Associates	1,133	1,336
Other financial assets	—	—
Total Financial Assets	101,425	113,850

Non-Financial Assets
Inventories	229	276
Forestry Stock and Other Biological Assets	7	9
Assets Classified as Held for Sale	68	248
Investment Properties	274	236
Property, Plant and Equipment
Land and Buildings	55,390	58,388
Plant and Equipment	7,973	8,837
Infrastructure Systems	58,028	60,490
Intangibles	1,126	1,425
Other non-financial assets	1,003	1,235
Total Non-financial Assets	124,098	131,144

Total Assets	225,523	244,994

Liabilities
Deposits Held	57	1,378
Payables	3,207	3,937
Tax Equivalents Payable	35	47
Borrowings and Derivatives at Fair Value	20	21
Borrowings at Amortised Cost	22,901	22,509
Advances Received	861	770
Employee Provisions	10,839	11,627
Superannuation provisions (b)	26,157	32,333
Deferred Tax Equivalent Provision	748	660
Other Provisions	5,712	5,878
Other	2,688	2,547

Total Liabilities	73,224	81,707

NET ASSETS	152,299	163,287

6 - 8	Outcomes Report

Table 3:	NSW General Government Sector Statement of Financial Position at 30 June (cont)

	2011 $m (Budget)	2011 $m (Actual)
Net Worth
Accumulated Funds	26,918	30,437
Reserves	125,381	132,850

TOTAL NET WORTH	152,299	163,287

OTHER FISCAL AGGREGATES
Net Financial Worth (c)	28,201	32,143
Net Debt (d)	12,228	7,952
Net Financial Liabilities (e)	49,219	52,089

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.
(e)	Net financial liabilities equals net financial worth excluding equity investments in other public sector entities.

Outcomes Report	6 - 9

Table 4:	NSW General Government Sector Statement of Cash Flows

	2010-11 $m (Budget)	2010-11 $m (Actual)
Receipts from operating activities
Receipts
Taxes received	20,078	20,523
Receipts from sales of goods and services	5,054	5,378
Grants and subsidies received	26,769	25,429
Interest receipts	355	464
Dividends and income tax equivalents	1,873	2,058
Other receipts	5,760	5,294
Total operating receipts	59,889	59,146

Cash payments for operating activities
Payments for employees	(24,150)	(23,541)
Payments for superannuation	(3,007)	(2,988)
Payments for goods and services	(13,684)	(13,508)
Grants and Subsidies paid	(10,096)	(9,620)
Interest paid	(1,385)	(1,230)
Other payments	(2,804)	(3,076)
Total cash operating payments	(55,125)	(53,963)

Net cash flows from operating activities	4,764	5,183

Cash flows from investing activities
Cash flows from investments in non-financial assets
Sales of non-financial assets	567	271
purchases of non-financial assets	(7,116)	(6,489)
Net Cash flows from investments in non-financial assets	(6,549)	(6,218)

Cash flows from investments in financial assets for policy purposes
Receipts	346	3,773
payments	(227)	(158)
Net Cash flows from investments in financial assets for policy purposes	119	3,615

Cash flows from investments in financial assets for liquidity purposes
proceeds from sale of investments	24	739
purchase of investments	(347)	(964)
Net Cash flows from investments in financial assets for liquidity purposes	(323)	(225)

Net Cash flows from investing activities	(6,753)	(2,828)

Cash flows from financing activities
Advances received (net)	28	(53)
Proceeds from borrowings	3,697	3,375
Repayments of borrowings	(1,685)	(1,820)
Deposits received (net)	(9)	1,362
Other (net)	—	(36)

Net cash flows from financing activities	2,031	2,828

Net increase/(decrease) in cash held	42	5,183

6 - 10	Outcomes Report

Table 4:	NSW General Government Sector Statement of Cash Flows (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)
Derivation of cash result
Net Cash Flows from Operating Activities	4,764	5,183
Net Cash Flows from Investments in Non-Financial Assets	(6,549)	(6,218)

Cash surplus/(deficit)	(1,785)	(1,035)

Derivation of ABS GFS General Government Cash Surplus/(Deficit)
Cash surplus/(deficit)	(1,785)	(1,035)
Assets acquired under finance leases	(539)	(510)
Other financing arrangements (a)	(29)	(36)

ABS GFS Cash Surplus/(Deficit)	(2,353)	(1,581)

(a)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 11

Table 5:	NSW General Government Sector Taxes

	2010-11 $m (Budget)	2010-11 $m (Actual)
Taxes on employers’ payroll and labour force	6,324	6,382
Taxes on property
Land taxes	2,328	2,289
Stamp duties on financial and capital transactions	4,772	4,675
Financial institutions’ transaction taxes	—	—
Other	118	105

Total taxes on property	7,218	7,069

Taxes on the provision of goods and services
Excises and levies	—	—
Taxes on gambling	1,804	1,757
Taxes on insurance	1,912	2,035

Total taxes on the provision of goods and services	3,717	3,792

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,393	2,444
Franchise taxes	3	1
Other	539	706

Total taxes on use of goods and performance of activities	2,935	3,151

Total Taxation Revenue	20,194	20,395

6 - 12	Outcomes Report

Table 6:	NSW General Government Sector Dividend and Income Tax Equivalent Income

	2010-11 $m (Budget)	2010-11 $m (Actual)
Dividend and income tax revenue from the PNFC sector	1,636	1,846
Dividend and income tax revenue from the PFC sector	69	136
Other dividend income	347	430

Total dividend and income tax equivalent income	2,052	2,412

Outcomes Report	6 - 13

Table 7:	NSW General Government Sector Grant Revenue and Expense

	2010-11 $m (Budget)	2010-11 $m (Actual)
Current grants and subsidies
Current grants from the Commonwealth (a)
General purpose grants	14,827	13,900
National agreements	6,578	6,633
National partnership payments	1,417	1,188
Total	22,822	21,721
Other grants and subsidies	617	618

Total current grants and subsidies revenue	23,439	22,339

Capital grants and subsidies
Capital grants from the Commonwealth (a)
General purpose grants	—	—
National agreements	239	227
National partnership payments	3,039	3,027
Total	3,278	3,254
Other grants and subsidies	24	24

Total capital grants and subsidies revenue	3,302	3,278

Total grant revenue	26,741	25,617

Current grants, subsidies, and transfer payments to:
State/Territory Government	—	—
Local Government (a)	339	462
Private and not-for-profit sector (a)	5,827	5,934
Other sectors of government	2,439	2,508

Total current grants, subsidies, and transfer payments expense	8,605	8,905

Capital grants, subsidies, and transfer payments to:
State/Territory Government	—	—
Local Government (a)	241	213
Private and not-for-profit sector (a)	586	453
Other sectors of government	2,218	1,827

Total capital grants, subsidies, and transfer payments expense	3,045	2,494

Total grant expense	11,650	11,399

Note:

(a)	Grant revenue and expenses above exclude the following transfer payments from the Commonwealth government that New South Wales on-passes to third parties. They are not recorded as New South Wales revenue and expense as the State has not control over the amounts that it on-passes.

Transfer Receipts
Current transfer receipts for specific purposes	3,194	3,640
Capital transfer receipts for specific purposes	1	34

Total Receipts	3,195	3,674

Current transfer payments to
Local government	487	664
Private and not-for profit sector	2,706	2,976
Capital transfer payments to
Local government	—	—
Private and not-for profit sector	1	34

Total Payments	3,195	3,674

6 - 14	Outcomes Report

Table 8:	NSW General Government Sector Expenses by Function

	2010-11 $m (Budget)	2010-11 $m (Actual)
General Public Services
Government superannuation benefits	99	107
Other general public services	2,342	1,934

Total Other General Public Services	2,441	2,041

Public Order and Safety
Police and fire protection services
Police services	2,553	2,808
Fire protection services	774	847
Law courts and legal services	1,089	1,177
Prisons and corrective services	1,059	1,189
Other public order and safety	88	92

Total Public Order and Safety	5,563	6,113

Education
Primary and secondary education
Primary education	4,095	4,135
Secondary education	4,382	4,375
Primary and secondary education n.e.c.	133	135
Tertiary education	—
University education	10	—
Technical and further education	1,723	1,709
Tertiary education n.e.c.	—	—
Pre-school education and education not definable by level
Pre-school education	28	45
Special education	1,022	1,042
Other education not definable by level	—	—
Transportation of students
Transportation of non-urban school children	476	465
Transportation of other students	319	256
Education n.e.c.	—	—

Total Education	12,188	12,162

Health
Acute care institutions
Admitted patient services in acute care institutions	9,474	9,426
Non-admitted patient services in acute care institutions	1,978	2,027
Mental health institutions	62	47
Nursing homes for the aged	104	100
Community health services
Community health services (excluding community mental health)	1,562	1,541
Community mental health	476	498
Patient transport	609	627
Public health services	601	596
Pharmaceuticals, medical aids and appliances	233	204
Health research	92	128
Health administration n.e.c.	43	31

Total Health	15,234	15,225

Outcomes Report	6 - 15

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)

Social Security
Social Security	366	308
Welfare services
Family and children services	1,351	1,313
Welfare services for the aged	411	448
Welfare services for people with a disability	2,224	2,193
Welfare services n.e.c.	344	387
Social security and welfare n.e.c.	181	188

Total Social Security	4,877	4,837

Housing and Community Amenities
Housing and community development
Housing	1,580	1,512
Community Development	138	124
Water supply	111	85
Sanitation and protection of the environment	1,004	998
Other community amenities	—	—

Total Housing and Community Amenities	2,833	2,719

Recreation and Culture
Recreation facilities and services
National parks and wildlife	353	357
Recreation facilities and services n.e.c.	465	459
Cultural facilities and services	499	439
Broadcasting and film production	7	12
Recreation and culture n.e.c.	25	25

Total Recreation and Culture	1,349	1,292

Fuel and Energy
Fuel affairs and services
Coal/Petroleum/Nuclear affairs, Fuel affairs and services n.e.c.	—	2
Gas	2	—
Electricity and other energy
Electricity	29	26
Other energy	—	—
Fuel and Energy n.e.c.	—	—

Total Fuel and Energy	31	28

6 - 16	Outcomes Report

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)
Agriculture, Forestry, Fishing and Hunting
Agriculture	806	746
Forestry, fishing and hunting	115	125

Total Agriculture, Forestry, Fishing and Hunting	921	871

Mining and Mineral Resources other than Fossil Fuels; Manufacturing and Construction
Mining and mineral resources other than fuels	80	72
Manufacturing	—	—
Construction	96	99

Total Mining and Mineral Resources other than Fossil Fuels;
Manufacturing and Construction	176	171

Transport and Communications Road transport
Road rehabilitation, and Aboriginal community road transport services	4	—
Road maintenance	2,212	1,844
Road transport n.e.c.	951	1,091
Water transport
Other water transport services	1	1
Urban water transport services	160	180
Rail transport
Urban rail transport services	2,685	2,313
Non-urban rail transport freight services	224	172
Non-urban rail transport passenger services	110	116
Air transport	—	—
Pipelines	—	—
Other transport
Multi-mode urban transport	86	163
Other transport n.e.c.	13	14
Communications	—	—

Total Transport and Communications	6,446	5,894

Other Economic Affairs
Storage, saleyards and markets	—	—
Tourism and area promotion	134	137
Labour and employment affairs
Vocational training	282	287
Other labour and employment affairs	380	455
Other economic affairs	404	384

Total Other Economic Affairs	1,200	1,263

Outcomes Report	6 - 17

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)
Other Purposes
Public debt transactions	2,821	2,667
General purpose inter-government transactions	100	333
Natural disaster relief	164	67
Other purposes n.e.c. (a)	552	121

Total Other Purposes	3,637	3,188

Total Expenses	56,896	55,804

Notes:

n.e.c. not elsewhere classified

Budget expenditure may be reclassified to be consistent with actual expenditure.

(a)	The original budget included $300 million Advance to the Treasurer which was allocated across functions as the funds were spent in the actual year.

6 - 18	Outcomes Report

Table 9:	NSW General Government Sector Capital Expenditure by Function (a)

	2010-11 $m (Budget)	2010-11 $m (Actual)
Purchases of Non-Financial Assets
General public services	337	381
Public order and safety	486	441
Education	2,029	1,905
Health	713	611
Social security and welfare	123	106
Housing and community amenities	160	98
Recreation and culture	144	140
Fuel and energy	—	—
Agriculture, forestry, fishing and hunting	54	123
Mining, manufacturing and construction	15	6
Transport and communications	2,872	2,682
Other economic affairs	35	19
Other purposes (b)	172	25

Total Purchases of Non Financial Assets	7,138	6,537

Assets Acquired under Finance Leases

Education	—	212
Health	208	—
Transport and communications	331	298

Total Assets Acquired under Finance Leases	539	510

Total Capital Expenditure	7,677	7,047

(a)	This table comprises purchases of non-financial assets as required by the UPF, effectively excluding assets acquired under finance leases. The following table provides details of the assets acquired under finance leases, sorted by policy areas, for reconciliation to the general government sector capital expenditure program.
(b)	The original budget included $140 million Advance to the Treasurer which was allocated across functions as the funds were spent in the actual year.

Outcomes Report	6 - 19

Table 10:	NSW Public Non-Financial Corporation Sector Statement of Comprehensive Income

	2010-11 $m (Budget)	2010-11 $m (Actual)
Revenue from Transactions
Grant and Subsidies
Commonwealth - national agreements	—	—
Commonwealth - national partnership payments	—	—
Other grants and subsidies	4,454	4,284
Sale of goods and services	14,880	13,710
Interest	112	192
Other dividends and distributions	4	—
Other	632	685
Total Revenue from transactions	20,082	18,871

Expenses from Transactions
Employee	4,080	3,703
Superannuation
Superannuation interest cost	(32)	(62)
Other superannuation	366	412
Depreciation and amortisation	3,146	3,134
Interest	2,005	1,787
Income tax expense	617	681
Other operating	7,631	7,184
Grants and Transfers
Current grants and transfers	371	372
Capital grants and transfers	1,408	1,038
Total Expenses from transactions	19,593	18,249
Transactions from discontinuing operations	—	198

Net Operating Balance - Surplus After Tax	489	820

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	—	3
Other net gains/(losses)	(56)	3,448
Dividends from asset sale proceeds	—	—
Other	(49)	134
Discontinuing operations	—	6
Operating result (accounting basis)	384	4,411

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)	284	(21)
Revaluations	1,604	4,013
Deferred tax direct to equity	—	40
Net gain/(loss) on financial instruments at fair value	(27)	71
Other	—	117
Comprehensive result - total change in net worth before transactions with owners (a)	2,244	8,631

6 - 20	Outcomes Report

Table 10:	NSW Public Non-Financial Corporation Sector Statement of Comprehensive Income (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)
KEY FISCAL AGGREGATES
Comprehensive result - total change in net worth before transactions with owners (a)	2,244	8,631
Less: Net other economic flows	(1,756)	(7,811)
equals: Net operating balance	488	820
less Net acquisition of non-financial assets
Purchases of non-financial assets	8,710	7,781
Sales of non-financial assets	(467)	(494)
less Depreciation	(3,146)	(3,134)
plus Change in inventories	109	13
plus Other movements in non-financial assets
- assets acquired utilising finance leases	191	38
- other	(1,179)	(855)
equals Total Net acquisition of non-financial assets	4,218	3,348
equals Net Lending/(Borrowing) [Fiscal Balance]	(3,730)	(2,528)

(a)	‘Total change in net worth’ is before transactions with owners as owners. Therefore, it may not equal the movement in Statement of Financial Position net worth.

Outcomes Report	6 - 21

Table 11:	NSW Public Non-Financial Corporation Sector Statement of Financial Position at 30 June(a)

	2011 $m (Budget) $m	2011 $m (Actual) $m
Assets
Financial Assets
Cash and Cash Equivalent Assets	1,288	2,396
Receivables	2,447	2,291
Tax Equivalents Receivable	35	47
Financial Assets at Fair Value	990	2,504
Advances paid	80	34
Deferred Tax Equivalents	748	660
Equity
Investments in Other Public Sector Entities	—	—
Investments in Associates	—	—
Other	—	7
Total Financial Assets	5,587	7,939

Non-Financial Assets
Inventories	1,239	1,064
Forestry Stock and Other Biological Assets	670	750
Assets Classified as Held for Sale	43	46
Investment Properties	1,416	546
Property, Plant and Equipment
Land and Buildings	45,245	50,003
Plant and Equipment	4,498	4,284
Infrastructure Systems	63,911	63,150
Intangibles	1,564	1,527
Other	399	446
Total Non-financial Assets	118,985	121,816

Total Assets	124,572	129,755

Liabilities
Deposits Held	103	90
Payables	3,383	3,419
Tax Equivalents Payable	181	395
Borrowings and Derivatives at Fair Value	248	489
Borrowings at Amortised Cost	31,842	28,314
Advances Received	482	478
Employee Provisions	2,034	2,141
Superannuation Provision (b)	817	1,720
Deferred Tax Equivalent Provision	5,655	5,363
Other Provisions	1,572	1,774
Other	949	450

Total Liabilities	47,267	44,633

NET ASSETS	77,305	85,122

6 - 22	Outcomes Report

Table 11:	NSW Public Non-Financial Corporation Sector Statement of Financial Position at 30 June (cont)

	2011 $m (Budget)	2011 $m (Actual)
Net Worth
Accumulated Funds	41,420	44,346
Reserves	35,885	40,776

TOTAL NET WORTH	77,305	85,122

OTHER FISCAL AGGREGATES
Net Financial Worth (c)	(41,680)	(36,694)
Net Debt (d)	30,316	24,437
Net Financial Liabilities (e)	41,680	36,694

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowing, minus the sum of cash, advances paid, and financial assets at fair value.
(e)	Net financial liabilities equals total liabilities minus total financial assets.

Outcomes Report	6 - 23

Table 12:	NSW Public Non-Financial Corporation Statement of Cash Flows

	2010-11 $m (Budget)	2010-11 $m (Actual)
Receipts from operating activities
Receipts
Receipts from sales of goods and services	15,041	15,775
Grants and subsidies received	4,454	4,407
Interest receipts	111	191
Other receipts	2,769	1,507
Total operating receipts	22,375	21,880

Cash payments for operating activities
Payments for employees	(4,293)	(3,933)
Payments for superannuation	(359)	(457)
Payments for goods and services	(7,554)	(8,437)
Grants and Subsidies paid	(371)	(376)
Interest paid	(1,919)	(1,680)
Income tax equivalents paid	(753)	(744)
Other payments	(2,271)	(1,115)
Total cash operating payments	(17,519)	(16,742)

Net cash flows from operating activities	4,856	5,138

Cash flows from investing activities
Cash flows from investments in non-financial assets
Sales of non-financial assets	467	492
Purchases of non-financial assets	(8,770)	(8,173)
Net cash flows from investments in non-financial assets	(8,303)	(7,681)

Cash flows from investments in financial assets for policy purposes
Receipts	4	3,789
Payments	(20)	(30)
Net cash flows from investments in financial assets for policy purposes	(16)	3,759

Cash Flows from Investments in financial assets for liquidity purposes
Proceeds from sale of investments	31	604
Purchase of investments	(150)	(275)
Net cash flows from investments in financial assets for liquidity purposes	(119)	329

Net cash flows from investing activities	(8,438)	(3,593)

Cash flows from financing activities
Advances repaid	(284)	(3,495)
Proceeds from borrowings	5,095	8,147
Repayments of borrowings	(653)	(5,042)
Dividends paid	(1,169)	(1,262)
Deposits received (net)	(1)	(30)
Other financing (net)	—	—

Net cash flows from financing activities	2,987	(1,682)

Net increase/ (decrease) in cash held	(595)	(137)

6 - 24	Outcomes Report

Table 12:	NSW Public Non-Financial Corporation Statement of Cash Flows (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)
Derivation of cash result
Net Cash Flows from Operating Activities	4,856	5,138
Net Cash Flows from Investments in Non-Financial Assets	(8,303)	(7,681)
Dividends paid	(1,169)	(1,262)

Cash surplus/(deficit)	(4,616)	(3,805)

Derivation of ABS GFS Public Non-financial Sector Cash Surplus/(Deficit)
Cash surplus/(deficit)	(4,616)	(3,805)
Assets acquired under finance leases	(191)	(38)
Other financing arrangements (a)	60	395

ABS GFS Cash Surplus/(Deficit)	(4,747)	(3,448)

(a)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 25

Table 13:	NSW Non-Financial Public Sector Statement of Comprehensive Income

	2010-11 $m (Budget)	2010-11 $m (Actual)
Revenue from Transactions
Taxation	19,258	19,319
Grant and Subsidies
Commonwealth - general purpose	14,827	13,900
Commonwealth - national agreements	6,818	6,861
Commonwealth - national partnership payments	4,456	4,215
Other grants and subsidies	474	439
Sale of goods and services	18,309	17,384
Interest	374	595
Dividend and income tax from other sectors	69	136
Other dividends and distributions	352	430
Fines, regulatory fees and other	4,226	4,180
Total Revenue from transactions	69,162	67,458

Expenses from Transactions
Employee	28,777	28,121
Superannuation
Superannuation interest cost	835	773
Other superannuation	2,572	2,623
Depreciation and amortisation	6,191	5,952
Interest	3,895	3,550
Other property	1	1
Other operating	18,014	17,422
Grants and Transfers
Current grants and transfers	6,467	6,638
Capital grants and transfers	2,166	1,615
Total Expenses from transactions	68,919	66,694
Transactions from discontinuing operations	—	392

Net Operating Balance - Surplus	243	1,156

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	3
Gain/(Loss) from other liabilities	69	87
Other net gains/(losses)	437	3,519
Share of earnings from associates (excluding dividends)	47	153
Other	(69)	(304)
Discontinuing operations	—	6
Operating result (accounting basis)	726	4,619

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)	1,685	425
Revaluations	3,975	4,989
Net gain/(loss) on equity investments in other sectors	9	115
Net gain/(loss) on financial instruments at fair value	(40)	71
Other	—	173

Comprehensive result - total change in net worth	6,354	10,393

6 - 26	Outcomes Report

Table 13:	NSW Non-Financial Public Sector Statement of Comprehensive Income (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)
KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth	6,354	10,393
Less: Net other economic flows	(6,113)	(9,237)
equals: Budget Result - net operating balance	241	1,156
less Net acquisition of non-financial assets
Purchases of non-financial assets	15,839	14,309
Sales of non-financial assets	(1,027)	(776)
less Depreciation	(6,191)	(5,952)
plus Change in inventories	111	17
plus Other movements in non-financial assets
- assets acquired utilising finance leases	729	547
- other	(1,212)	(557)
equals Total Net acquisition of non-financial assets	8,249	7,589
equals Net Lending/(Borrowing) [Fiscal Balance]	(8,008)	(6,433)

Outcomes Report	6 - 27

Table 14:	NSW Non-Financial Public Sector Statement of Financial Position at 30 June(a)

	2011 $m (Budget) $m	2011 $m (Actual) $m
Assets
Financial Assets
Cash and Cash Equivalent Assets	4,190	10,653
Receivables	6,129	6,354
Financial Assets at Fair Value	8,117	9,660
Advances paid	720	447
Equity
Investments in Other Public Sector Entities	115	(890)
Investments in Associates	1,133	1,336
Other	—	7
Total Financial Assets	20,404	27,567

Non-Financial Assets
Inventories	1,468	1,340
Forestry Stock and Other Biological Assets	677	759
Assets Classified as Held for Sale	111	293
Investment Properties	1,690	782
Property, Plant and Equipment
Land and Buildings	100,635	108,390
Plant and Equipment	12,471	13,122
Infrastructure Systems	121,940	123,640
Intangibles	2,690	2,952
Other	1,356	1,531
Total Non-financial Assets	243,037	252,809

Total Assets	263,441	280,376

Liabilities
Deposits Held	160	1,469
Payables	6,032	6,885
Borrowings and Derivatives at Fair Value	267	509
Borrowings at Amortised Cost	54,282	50,402
Advances Received	861	770
Employee Provisions	12,837	13,731
Superannuation Provision (b)	26,974	34,053
Other Provisions	6,145	6,489
Other	3,583	2,781

Total Liabilities	111,142	117,089

NET ASSETS	152,299	163,287

6 - 28	Outcomes Report

Table 14:	NSW Non-Financial Public Sector Statement of Financial Position at 30 June (cont)

	2011 $m (Budget)	2011 $m (Actual)
Net Worth
Accumulated Funds	64,575	70,847
Reserves	87,724	92,440

TOTAL NET WORTH	152,299	163,287

OTHER FISCAL AGGREGATES
Net Financial Worth (c)	(90,738)	(89,522)
Net Debt (d)	42,545	32,389
Net Financial Liabilities (e)	90,853	88,632

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.
(e)	Net financial liabilities equals total liabilities less total financial assets excluding equity investments in other public sector entities.

Outcomes Report	6 - 29

Table 15:	NSW Non-Financial Public Sector Statement of Cash Flows

	2010-11 $m (Budget)	2010-11 $m (Actual)
Receipts from operating activities
Receipts
Taxes Received	19,217	19,396
Receipts from sales of goods and services	19,444	20,560
Grants and subsidies received	26,511	25,369
Interest receipts	400	592
Dividends and income tax equivalents	56	78
Other receipts	8,597	6,769
Total operating receipts	74,225	72,764

Cash payments for operating activities
Payments for employees	(28,206)	(27,254)
Payments for superannuation	(3,366)	(3,444)
Payments for goods and services	(19,853)	(20,222)
Grants and Subsidies paid	(6,008)	(5,755)
Interest paid	(3,238)	(2,846)
Other payments	(5,113)	(4,192)
Total cash operating payments	(65,783)	(63,713)

Net cash flows from operating activities	8,442	9,051

Cash flows from investing activities
Cash flows from investments in non-financial assets
Sales of non-financial assets	1,034	763
Purchases of non-financial assets	(15,877)	(14,654)
Net cash flows from investments in non-financial assets	(14,843)	(13,891)

Cash flows from investments in financial assets for policy purposes
Receipts	49	4,067
Payments	(235)	(188)
Net cash flows from investments in financial assets for policy purposes	(186)	3,879

Cash flows from investments in financial assets for liquidity purposes
Proceeds from sale of investments	54	1,058
Purchase of investments	(496)	(1,225)
Net cash flows from investments in financial assets for liquidity purposes	(442)	(168)

Net cash flows from investing activities	(15,471)	(10,180)

Cash flows from financing activities
Advances received (net)	28	(53)
Proceeds from borrowings	8,778	11,522
Repayments of Borrowings	(2,320)	(6,844)
Deposits received (net)	(10)	1,331
Other (net)	—	(36)

Net cash flows from financing activities	6,476	5,920

Net increase/(decrease) in cash held	(553)	4,791

6 - 30	Outcomes Report

Table 15:	NSW Non-Financial Public Sector Statement of Cash Flows (cont)

	2010-11 $m (Budget)	2010-11 $m (Actual)
Derivation of cash result
Net Cash Flows from Operating Activities	8,442	9,051
Net Cash Flows from Investments in Non-Financial Assets	(14,843)	(13,891)

Cash surplus/ (deficit)	(6,401)	(4,841)

Derivation of ABS GFS Total Non-financial Public Sector Cash Surplus/(Deficit)
Cash surplus/ (deficit)	(6,401)	(4,841)
Assets acquired under finance leases	(729)	(547)
Other financing arrangements (a)	31	359

ABS GFS Cash Surplus/(Deficit)	(7,100)	(5,029)

(a)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 31

Table 16:	NSW Public Financial Corporations Statement of Comprehensive Income(a)

2010-11 $m (Actual)
Revenue from Transactions
Grant and Subsidies	6
Sale of goods and services	432
Interest	3,423
Other dividends and distributions	16
Other	—
Total Revenue from transactions	3,877

Expenses from Transactions
Employee	19
Superannuation	1
Depreciation and amortisation	6
Interest	3,179
Income tax expense	45
Other property	—
Other operating	482
Current grants and subsidies	2
Total Expenses from transactions	3,734

Net Operating Balance	143

Other economic flows included in the operating result
Other net gains/(losses)	62
Other	1
Operating result (accounting basis)	206
Comprehensive result - total change in net worth before transactions with owners	206

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth before transactions with owners	206
Less: Net other economic flows	(63)
equals: net operating balance	143
less Net acquisition of non-financial assets
Purchases of non-financial assets	14
Sales of non-financial assets	—
less Depreciation	(6)
plus Change in inventories	—
plus Other movements in non-financial assets
- assets acquired utilising finance leases	—
- other	—
equals Total Net acquisition of non-financial assets	8
equals Net Lending/(Borrowing) [Fiscal Balance]	135

(a)	The Uniform Presentation Framework does not require the publishing of the results of the Public Financial Corporation Sector at budget time and mid-year; therefore a Budget column is not available.

6 - 32	Outcomes Report

Table 17:	NSW Public Financial Corporations Sector Statement of Financial Position at 30 June(a)(b)

2011 $m (Actual) $m
Assets
Financial Assets
Cash and Cash Equivalent Assets	1,428
Receivables	1,268
Financial Assets at Fair Value	58,144
Advances paid	—
Equity	—
Investments in associates	—
Other	—
Total Financial Assets	60,840

Non-Financial Assets
Inventories	—
Investments	—
Property, Plant and Equipment
Land and Buildings	10
Plant and Equipment	5
Infrastructure Systems	—
Intangibles	9
Other	1
Total Non-financial Assets	25

Total Assets	60,865

Liabilities
Deposits Held	1,099
Payables	572
Tax Equivalents Payable	13
Borrowings and Derivatives at Fair Value	58,495
Borrowings at Amortised Cost	24
Advances Received	—
Employee Provisions	5
Superannuation Provision (c)	1
Other Provisions	1,542
Other	4

Total Liabilities	61,755

NET ASSETS	(890)

Outcomes Report	6 - 33

Table 17:	NSW Public Financial Corporations Sector Statement of Financial Position at 30 June (cont)

2011 $m (Actual)
Net Worth
Accumulated Funds	(890)
Reserves	—

TOTAL NET WORTH	(890)

OTHER FISCAL AGGREGATES
Net Financial Worth (d)	(915)
Net Debt (e)	46
Net Financial Liabilities (f)	915

(a)	The Uniform Presentation Framework does not require the publishing of the results of the Public Financial Corporation Sector at budget time and mid-year; therefore a Budget column is not available.
(b)	This table has been presented on a liquidity basis as per AASB 1049.
(c)	Superannuation liabilities are reported net of prepaid contribution assets.
(d)	Net financial worth equals total financial assets minus total liabilities.
(e)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash advances paid on financial assets of fair value.
(f)	Net financial liabilities equals total liabilities minus financial assets.

6 - 34	Outcomes Report

Table 18:	NSW Public Financial Corporations Sector Statement of Cash Flows(a)

2010-11 $m (Actual)
Receipts from operating activities
Receipts
Taxation	(3)
Receipts from sales of goods and services	434
Grants and subsidies received	6
Interest receipts	2,963
Other receipts	13
Total operating receipts	3,413

Cash payments for operating activities
Payments for employees	(18)
Payments for superannuation	—
Payments for goods and services	(76)
Grants and subsidies	(2)
Interest paid	(2,926)
Income tax equivalents paid	(40)
Other payments	(2)
Total cash operating payments	(3,064)

Net cash flows from operating activities	349

Cash flows from investing activities
Cash flows from investments in non-financial assets
Sales of non-financial assets	—
Purchases of non-financial assets	(14)
Net cash flows from investments in non-financial assets	(14)
Net cash flows from investments in financial assets for policy purposes	—
Cash flows from investments in financial assets for liquidity purposes
Proceeds from sale of investments	7,876
Purchase of investments	(10,407)
Net cash flows from investments in financial assets for liquidity purposes	(2,531)

Net cash flows from investing activities	(2,545)

Cash flows from financing activities
Advances received (net)	—
Proceeds from borrowings	49,846
Repayments of borrowings	(47,183)
Dividends paid	—
Deposits received (net)	—
Other (net)	(39)

Net cash flows from financing activities	2,624

Net increase/ (decrease) in cash held	428

Outcomes Report	6 - 35

Table 18:	NSW Public Financial Corporations Sector Statement of Cash Flows (cont)

2010-11 $m (Actual)
Derivation of cash result
Net Cash Flows from Operating Activities	349
Net Cash Flows from Investments in Non-Financial Assets	(14)
Dividends Paid	(39)

Cash surplus/ (deficit)	296

Derivation of ABS GFS Public Financial Corporation Sector Cash Surplus/(Deficit)
Cash surplus/ (deficit)	296
Assets acquired under finance leases	—
Other financing arrangements (b)	—

ABS GFS Cash Surplus/(Deficit)	296

(a)	The Uniform Presentation Framework does not require the publishing of the results of the Public Financial Corporation Sector at budget time and mid-year; therefore a Budget column is not available.
(b)	Comprises of movements in payables and receivables of a capital nature.

6 - 36	Outcomes Report

Table 19:	2010-11 Loan Council Allocation Estimates for NSW

	Budget-time Estimate 2010-11 $m	Actual 2010-11 $m
General government sector cash (surplus) / deficit	1,785	1,035
PNFC sector cash (surplus) / deficit (a)	4,616	3,805
Non-financial public sector cash (surplus) / deficit (b)	6,401	4,841
Acquisitions under finance leases and similar arrangements (c)	698	188
Equals ABS GFS cash (surplus) / deficit	7,100	5,029
Minus Net cash flows from investments in financial asset for policy purposes (d)	(186)	3,879
Plus Memorandum items (e)	96	(496)

Loan Council Allocation (LCA)	7,382	654

Notes:

(a)	Public Non-financial Corporation (PNFC) Sector.
(b)	Does not directly equate to the sum of the General Government and PNFC cash deficits due to intersectoral transfers which are netted out.
(c)	Finance leases and similar arrangements are shown separately as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus/deficit.
(d)	This item is the negative of net advances paid under a cash accounting framework.
(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases, that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that Loan Council has agreed should not be included in LCAs - for example, the funding of more than employers' emerging costs under public sector superannuation schemes, or borrowings by entities such as statutory marketing authorities.

Private Sector Infrastructure

As confirmed at the 1997 Loan Council meeting, governments are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the government’s termination liabilities in a case of private sector default and disclosed as a footnote to, rather than a component of, Loan Council Allocations.

Contracts entered into in 2010-11.

None to be reported.

Outcomes Report	6 - 37